As filed with the Securities and Exchange Commission on October 2, 2017

File No.

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
TCG BDC II, INC.
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation or registration)	81-5320146 (IRS Employer Identification No.)

520 Madison Avenue, 40th Floor, New York, NY (Address of principal executive offices)	10022 (Zip Code)

(212) 813-4900
(Registrant’s telephone number, including area code)
with copies to:

Michael A. Hart Chief Executive Officer TCG BDC II, Inc. 520 Madison Avenue, 40th Floor New York, NY 10022 (212) 813-4900	William G. Farrar Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

TABLE OF CONTENTS

EXPLANATORY NOTE
TCG BDC II, Inc. is filing this registration statement on Form 10 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis prior to its election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”), and to provide current information to the investment community while conducting a private offering of its securities.
In this Registration Statement, except where the context suggests otherwise:

•	the terms “we,” “us,” “our,” “Company” and “BDC II” refer to TCG BDC II, Inc.;

•	the term “Carlyle” refers to The Carlyle Group L.P. (NASDAQ: CG) and its affiliates and its consolidated subsidiaries (other than portfolio companies of its affiliated funds);

•	the terms “CGMSIM,” and “Investment Adviser” refer to Carlyle GMS Investment Management L.L.C., our investment adviser, a wholly owned and consolidated subsidiary of Carlyle;

•	the terms “CGMSFA” and “Administrator” refer to Carlyle GMS Finance Administration L.L.C., our administrator, a wholly owned and consolidated subsidiary of Carlyle; and

•
the term “CPC” refers to the Carlyle Private Credit platform, which is Carlyle’s direct lending business unit that operates within the broader Carlyle Global Credit platform. Carlyle Global Credit operates within Carlyle’s Global Market Strategies (“GMS”) segment.

Once this Registration Statement is effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.
Shortly after the initial filing of this Registration Statement, we intend to elect to be regulated as a BDC under the Investment Company Act and will become subject to the Investment Company Act requirements applicable to BDCs. In addition, we intend to elect to be treated, and expect to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”).
FORWARD-LOOKING STATEMENTS
This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include information in this Registration Statement regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio companies. In particular, there are forward-looking statements under “Item 1. Business.” There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Item 1A. Risk Factors,” as well as any cautionary language in this Registration Statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this Registration Statement could have a material adverse effect on our business, results of operation and financial position. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Under Section 21E(b)(2) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in the Registration Statements or periodic reports we file under the Exchange Act.
The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our, or our portfolio companies’, future business, operations, operating results or prospects;

•	the return or impact of current and future investments;

•	the impact of any protracted decline in the liquidity of credit markets on our business;

•	the impact of fluctuations in interest rates on our business;

•
currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

•	our future operating results;

•	the impact of changes in laws, policies or regulations (including the interpretation thereof) affecting our operations or the operations of our portfolio companies;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•	our ability to recover unrealized losses;

•	market conditions and our ability to access alternative debt markets and additional debt and equity capital;

•	our contractual arrangements and relationships with third parties;

•	the general economy and its impact on the industries in which we invest;

•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•	competition with other entities and our affiliates for investment opportunities;

•	the speculative and illiquid nature of our investments;

•	the use of borrowed money to finance a portion of our investments;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the costs associated with being a public entity;

•	the loss of key personnel;

•	the timing, form and amount of any dividend distributions;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments;

•
the ability of The Carlyle Group Employee Co., L.L.C. (“Carlyle Employee Co.”) and CELF Advisors LLP (“CELF”) to attract and retain highly talented professionals that can provide services to our Investment Adviser and Administrator;

•	our ability to maintain our status as a BDC;

•	an inability to replicate the historical success of Carlyle; and

•	our intent to satisfy the requirements of a RIC under Subchapter M of the Code.
Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors we identify under “Item 1A. Risk Factors” and elsewhere in this Registration Statement.

Item 1.	BUSINESS
BDC II
We are an externally managed, non-diversified closed-end investment company focused on lending to middle market companies. We are managed by our Investment Adviser, a wholly owned subsidiary of The Carlyle Group L.P. Our investment objective is to generate attractive risk adjusted returns and current income primarily by investing in senior secured term loans to U.S. middle market companies supported by private equity sponsors. In describing our business, we generally use the term “middle market” to refer to companies with approximately $10 million to $100 million of earnings before interest, taxes, depreciation and amortization (“EBITDA”), which we believe is a useful proxy for cash flow. We seek to achieve our investment objective through direct originations of secured debt, including first lien senior secured loans, “unitranche” loans and second lien senior secured loans (“Middle Market Senior Loans”), with the balance of our assets invested in higher yielding investments (which may include unsecured debt, mezzanine debt and investments in equities), although we may make investments in issuers with EBITDA outside of such range.
We generate revenues primarily in the form of interest income from the investments we hold. In addition, we generate income from dividends on direct equity investments, capital gains on the sales of loans and debt and equity securities and various loan origination and other fees.
In conducting our investment activities, we believe that we benefit from the significant scale and resources of Carlyle, including our Investment Adviser and its affiliates. Our Investment Adviser is served by an origination, capital markets, underwriting and portfolio management team comprised of experienced investment professionals in the CPC platform, which is Carlyle’s direct lending business unit that operates within the broader Carlyle Global Credit platform. Carlyle Global Credit operates within Carlyle’s GMS segment. Our investment approach is focused on long-term credit performance and principal preservation. Our Investment Adviser’s investment team utilizes a rigorous, systematic, and consistent investment process, refined over Carlyle’s 30-year history investing in private markets across multiple cycles, designed to achieve enhanced risk-adjusted returns.
We seek to leverage the strong investment platform and existing origination and underwriting capabilities of CPC. We believe we will be able to offer attractive risk adjusted returns with a proven Investment Adviser and a prudent investment strategy. Specifically:

•
Directly originated, middle market senior secured term loans are an attractive asset class that have the potential to deliver superior absolute returns, taking advantage of a favorable market environment, while distributing current income, even in a low or no growth economy. See “—Market Opportunity.”

•
Our Investment Adviser has a strong track record demonstrating that it is well situated to take advantage of the middle market senior secured debt opportunity. See “—Our Investment Adviser,” “—Carlyle” and “—Competitive Strengths.”

•
We seek to distribute a substantial portion of our current income in quarterly cash distributions. There will be no management fee on unused capital commitments, and we intend to use leverage up to the maximum amount permitted by the Investment Company Act (currently limited to a debt-to-equity ratio of 1:1) to seek to enhance returns. In addition to utilizing leverage from traditional credit facilities, we expected to pursue a subscription facility. See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Distributions” and “Item 2. Financial Information—Credit Facilities.”

Formation Transactions
We were formed on February 10, 2017 as a Maryland corporation with the name Carlyle Private Credit, Inc., and our name was changed to TCG BDC II, Inc. on March 3, 2017. We are structured as an externally managed, non-diversified closed-end investment company. Shortly after the initial filing of this Registration Statement, we intend to elect to be regulated as a BDC under the Investment Company Act. We also intend to elect to be treated, and to comply with the requirements to qualify annually, as a RIC under Subchapter M of the Code.
We are conducting a private offering (the “Private Offering”) of our shares of common stock to investors in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). At each closing during the Private Offering, each investor participating in that closing will make a capital commitment to purchase shares of our common stock pursuant to a subscription agreement entered into with us. Investors will be required to fund drawdowns to purchase shares of our common stock up to the amount of their respective capital commitments on an as-needed basis with a minimum of eight business days’ prior notice to the investors.
We expect to commence our loan origination and investment activities shortly after our initial capital drawdown from our investors in the Private Offering (the “Initial Drawdown” and the date on which the Initial Drawdown occurs, the “Initial Drawdown Date”), which was called on September 22, 2017, and is expected to be settled on or about October 4, 2017. We expect the proceeds from the Initial Drawdown and, if entered into, the Credit Facilities (as defined below in “—Credit Facilities”) will provide us with the necessary seed capital to commence operations. See “—Credit Facilities.” We anticipate raising additional equity capital for investment purposes through additional closings under the Private Offering.
Our Investment Adviser
Our investment activities are managed by our Investment Adviser, a wholly owned subsidiary of The Carlyle Group L.P. The principal executive offices of our Investment Adviser are located at 520 Madison Avenue, 40th Floor, New York, NY 10022, with additional offices in Chicago and Los Angeles. Our Investment Adviser is responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments on an ongoing basis.
Our Investment Adviser is served by an origination, capital markets, underwriting and portfolio management team comprised of experienced investment professionals in the CPC platform.
Our Investment Adviser’s seven-person investment committee is responsible for reviewing and approving our investment opportunities. The members of the investment committee have experience investing through different credit cycles. The investment committee is led by Michael A. Hart, Managing Director of Carlyle, Head of CPC and our Chief Executive Officer, and also includes Jeffrey S. Levin, Managing Director of Carlyle and our President. See “Item 5. Directors and Executive Officers—Portfolio Management—Investment Committee Members” for biographical information of members of our Investment Adviser’s investment committee.
Our Investment Adviser entered into a personnel agreement with Carlyle Employee Co., an affiliate of our Investment Adviser, pursuant to which Carlyle Employee Co. provides our Investment Adviser with access to investment professionals that comprise our Investment Adviser’s investment team. As of June 30, 2017, our Investment Adviser’s investment team includes a team of 28 dedicated investment professionals. The seven members of our Investment Adviser’s investment committee have an average of 21 years of industry experience. In addition, our Investment Adviser and its investment team are supported by a team of finance, operations and administrative professionals currently employed by Carlyle Employee Co. and CELF, both wholly owned subsidiaries of Carlyle. See “Item 7. Certain Relationships and Related Transactions, and Directors Independence.”
We pay our Investment Adviser a management fee equal to 1.25% of our Capital Under Management (as defined below in “—Investment Advisory Agreement.” There will be no management fee on unused capital commitments, which we believe significantly mitigates the “J‑curve” effect, and in this regard, we seek to generate material cash distributions to our stockholders significantly sooner than funds with commitment-based fee structures. See “—Investment Advisory Agreement.”
Our Investment Adviser, its investment professionals, our executive officers and directors, and other current and future principals of our Investment Adviser serve or may serve as investment advisers, officers, directors or principals of entities or investment funds that operate in the same or a related line of business as we do and/or investment funds, accounts and other similar arrangements advised by Carlyle. An affiliated investment fund, account or other similar arrangement currently formed or formed in the future and managed by our Investment Adviser or its affiliates may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. As a result, our Investment Adviser and/or its affiliates may face conflicts of interest arising out of the investment advisory activities of our Investment Adviser and other operations of Carlyle. See “—Allocation of Investment Opportunities and Potential Conflicts of Interest” and “Item 1A. Risk Factors—Risks Related to Our Business and Structure—There are significant potential conflicts of interest, including the management of certain other investment funds and accounts by our Investment Adviser, which could impact our investment returns.”
Our Administrator
CGMSFA, a Delaware limited liability company and a wholly owned subsidiary of The Carlyle Group L.P., serves as our Administrator. The principal executive offices of CGMSFA are located at 520 Madison Avenue, 40th Floor, New York, New York 10022. Pursuant to an Administration Agreement between us and our Administrator (the “Administration Agreement”), our Administrator provides services to us, and we reimburse our Administrator for its costs and expenses and our allocable portion of overhead incurred by our Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the compensation of certain of our officers and staff.
In addition, our Administrator entered into sub-administration agreements with Carlyle Employee Co. and CELF (the “Carlyle Sub-Administration Agreements”), which provide our Administrator with access to personnel. Our Administrator entered into a separate sub-administration agreement with State Street (the “State Street Sub-Administration Agreement” and, together with the Carlyle Sub-Administration Agreements, the “Sub-Administration Agreements”), pursuant to which State Street provides for certain administrative and professional services.
Carlyle
Our Investment Adviser and Administrator are affiliates of Carlyle. Carlyle is one of the world’s largest and most diversified multi-product global alternative asset management firms. Carlyle and its affiliates advise an array of specialized investment funds and other investment vehicles that invest across a range of industries, geographies, asset classes and investment strategies. Since its founding in Washington, D.C. in 1987, Carlyle has grown to become a leading global alternative asset manager with approximately $170 billion in assets under management across 299 investment vehicles as of June 30, 2017.
Carlyle Global Credit is one of the largest integrated credit platforms in the industry with approximately $31 billion in assets under management and nearly 130 employees with multiple offices, including New York, Chicago and Los Angeles, as of June 30, 2017. Carlyle Global Credit operates within Carlyle’s GMS platform. GMS’ investment strategies include loans and structured credit, distressed credit, private credit (through CPC) and energy credit.
Primary areas of focus for the GMS teams include:

•
Loans and Structured Credit. The structured credit funds invest primarily in performing senior secured bank loans through structured vehicles and other investment vehicles. As of June 30, 2017, Carlyle’s loans and structured credit team advised 50 structured credit funds and two carry funds in the United States, Europe and Asia totaling, in the aggregate, approximately $20.0 billion in assets under management.

•
Distressed Credit. The distressed credit funds generally invest in liquid and illiquid securities and obligations, including secured debt, senior and subordinated unsecured debt, convertible debt obligations, preferred stock and public and private equity of financially distressed companies in defensive and asset-rich industries. In certain investments, these funds may seek to restructure pre-reorganization debt claims into controlling positions in the equity of reorganized companies. As of June 30, 2017, Carlyle’s distressed credit team advised three funds totaling, in the aggregate, approximately $3.7 billion in assets under management.

•
Private Credit. Carlyle’s private credit business includes Carlyle’s BDC, which invest primarily in middle market first-lien loans (which include unitranche, “first out” and “last out” loans) and second-lien loans of middle market companies, typically defined as companies with annual EBITDA ranging from $10 million to $100 million that often lack access to the broadly syndicated loan and bond markets. As of June 30, 2017, Carlyle’s private credit investment team advised three funds consisting of a BDC (i.e., TCG BDC, Inc. (f/k/a Carlyle GMS Finance, Inc.) (“BDC I”)), a CLO and a corporate mezzanine fund that is past its investment period, totaling, in the aggregate, approximately $1.9 billion in assets under management.

•
Opportunistic Credit. Carlyle’s opportunistic credit business invests primarily in opportunistic credit investments as a result of market dislocation or special situations and private credit solutions for corporate borrowers and sponsors. As of June 30, 2017, Carlyle’s opportunistic credit investment team advised one fund with approximately $0.5 billion in assets under management.

•
Energy Credit. Carlyle’s energy credit team invests primarily in privately negotiated mezzanine debt investments in North American energy and power projects and companies. As of June 30, 2017, Carlyle’s energy credit team advised two funds with approximately $4.7 billion in assets under management.

Certain members of our senior management team, Carlyle officers, employees, equity holders, advisors, operating executives, consultants, professionals and affiliates will collectively commit to invest the Carlyle Aggregate Commitment. Carlyle will be permitted, but in no event will be required, to increase the Carlyle Aggregate Commitment at any time prior to the expiration or termination of the Investment Period.
Competitive Strengths

•
Market Leading Direct Origination Platform. We have access to CPC’s strong direct origination platform with coverage of over 200 private equity firms and over 150 lending institutions. We take a regional approach to client coverage with offices in New York City, Chicago and Los Angeles. The origination team is highly experienced, and maintains deep relationships with a broad network of financial sponsors, commercial and investment banks, and finance companies, which are expected to continue to generate a significant amount of investment opportunities.

•
Scaled Investment Platform and Capabilities. CPC is an established, scaled investment platform with the ability to invest across the entire capital structure. CPC’s broad capabilities and ability to offer a full financing solution give us access to a wide funnel of opportunities, allow us to select high quality credits, construct the optimal financing package as it relates to price and terms, assert greater control over documentation, and generate attractive risk-adjusted returns for our stockholders. We believe CPC’s hold sizes are among the largest in the middle market, which we believe results in the ability to generate premium economics, as sponsors are willing to pay higher spreads for financing certainty. CPC’s large hold sizes and strategic relationships enable us to provide certainty with regards to spreads, fees, structure and covenants. Furthermore, the breadth of CPC’s debt offerings also allows us to deploy capital at a measured pace across credit cycles and construct a portfolio that will perform in a broad range of economic conditions.

•
Experienced Investment Team. Our Investment Adviser’s investment team comprises investment professionals in CPC who have extensive middle market lending experience. The investment team consists of 28 dedicated investment professionals. The seven members of our Investment Adviser’s investment committee have an average of 21 years of industry experience. We believe the breadth and depth of the investment team in sourcing, structuring, executing, and monitoring a broad range of private investments provide us with a significant competitive advantage in building a high quality portfolio of investments.

•
One Carlyle Capabilities Leading to Superior Credit Performance. We benefit from our Investment Adviser’s utilization of the broader resources of Carlyle, which includes access to Carlyle’s relationships and institutional knowledge from almost three decades of private market investing. Our underwriting process leverages Carlyle’s 625 investment professionals across multiple alternative investment asset classes, 30 operating executives, information obtained through direct ownership of 265 companies and lending relationships with over 500 companies, 11 credit industry research analysts, and in-house government affairs and economic research teams.
As a result of CPC’s differentiated platform, our Investment Adviser believes that middle market financial sponsors consider Carlyle a preferred lending partner, which may result in access to investment opportunities before other lenders. By our Investment Adviser’s seeing a deal earlier than CPC’s competitors, our Investment Adviser can help design the financing structure and begin its diligence work earlier in the process. By gaining access to diligence earlier in the process, our Investment Adviser can provide more reliable, value-add proposals and greater certainty of closing. This reliability and service in turn may lead to more “early looks,” many “last looks,” and many high-quality, proprietary investment opportunities. Our Investment Adviser believes that CPC’s strong franchise will continue to generate high-quality deal flow, which will allow it to select transactions with attractive risk-return profiles for us.
Market Opportunity
We believe that that the middle market remains one of the most attractive investment areas due to its large size, superior relative value to broadly syndicated loans, and a supply-demand imbalance that continues to favor non-bank lenders. We believe the middle market lending environment provides attractive investment opportunities as a result of a combination of the following factors.

•
Favorable Market Environment. We believe the middle market remains one of the most attractive investment areas due to its large size, superior value relative to the broadly syndicated loan market, and supply-demand imbalance that continues to favor non-bank lenders. We believe market yields remain attractive and leverage levels at companies are stable, creating a favorable investment environment.

•
Large and Growing Market U.S. Middle Market. The U.S. middle market is the largest market by many measures, which is expected to enable us to invest selectively as approximately 70% of cumulative middle market loan volume has been sponsor-backed from December 31, 2010 to June 30, 2017, according to the S&P Global Market Intelligence LCD Middle Market Fact Sheet. According to S&P Capital IQ, there are over 72,000 U.S. middle market companies generating between $20 million and $1 billion in annual revenue, compared with approximately 3,500 companies with revenue greater than $1 billion. We believe these middle market companies, both sponsored and non-sponsored, represent a significant growth segment of the U.S. economy and often require substantial capital investments to grow.

•
Leverage, Pricing and Risk. According to S&P Global Market Intelligence, middle market companies are less levered, have larger equity contributions, experience lower rates of default, and achieve higher recoveries versus large cap broadly syndicated loans. Middle market loans also tend to achieve more attractive pricing and structures, including documentation, covenants and information/governance, than broadly syndicated loans. Over the 3 year period from June 30, 2014 to June 30, 2017, middle market loans have exhibited an approximate 200 basis points spread premium over broadly syndicated loans according to S&P Global Market Intelligence LCD Leveraged Loan Index.

•
Market Environment Favors Non-Traditional Lenders. Traditional middle-market lenders, such as commercial and regional banks and commercial finance companies, have contracted their origination and lending activities and are focusing on more liquid asset classes or have exited the business. At the same time, institutional investors have sought to invest in larger, more liquid offerings, limiting the ability of middle-market companies to raise debt capital through public capital markets. This has resulted in other capital providers, such as specialty finance companies, structured-credit vehicles such as CLOs (collateralized loan obligations), BDCs, and private investment funds, actively investing in the middle market. We believe the aforementioned changes and restrictions have created a large and growing market opportunity for alternative lenders such as us.

•
Favorable Capital Markets Trends. Current and future demand for middle market financings, driven by private equity investment and upcoming maturities are expected to provide us with ample deal flow. Current Data from Thompson Reuters LPC suggests that approximately $615 billion of upcoming loan maturities for middle market companies are due between 2017 and 2022, and PitchBook suggests that there is over $663 billion of uninvested capital in 2011–2016 vintage private equity funds. We believe these refinancings and uninvested capital will provide a steady flow of attractive opportunities for well-positioned lenders with deep and longstanding sponsor and market relationships, particularly for providers of full capital structure financing solutions.

•
Benefits of Traditional Middle Market Focus. We believe there are significant advantages in our focus on the traditional middle market, a market categorized as borrowers with EBITDA in the range of approximately $10 million to $100 million. Traditional middle market companies are generally less levered than companies with EBITDA in excess of $100 million and offer more attractive economics in the form of upfront fees, spreads, and prepayment penalties. Senior secured middle market loans typically have strong defensive characteristics: these loans have priority in payment among a portfolio company’s security holders and they carry the least risk among investments in the capital structure; these investments, which are secured by the portfolio company’s assets, typically contain carefully structured covenant packages which allow lenders to take early action in situations where obligors underperform; and these characteristics can provide protection against credit deterioration. Middle market lenders are often able to complete more thorough due diligence investigations prior to investment than lenders in the broadly syndicated space.

Investment Strategy
Our investment strategy is a continuation of a strategy adopted by the CPC platform. We focus on investing primarily in companies that we believe at the time of investment to be established and stable, with positive cash flow. Our investment portfolio is anticipated to primarily be composed of investments in senior secured loans, second lien secured loans and, potentially to a significantly lesser extent, subordinated loans of private, U.S. middle market companies. Our Investment Adviser will aim to maintain an appropriate allocation among the various types of senior secured term loans, as well as junior secured debt and unsecured subordinated debt, to allow us to achieve our returns while maintaining our desired credit risk profile.
We intend to typically target portfolio companies that exhibit some or all of the following characteristics at the time of investment:

•	EBITDA of $10 - $100 million;

•	minimum of 35% original sponsor cash equity in each transaction (typically higher);

•	sustainable leading positions in their respective markets;

•	scalable revenues and operating cash flow;

•	experienced management teams with successful operating track records;

•	stable cash flows with low technology and market risks;

•	diversified product offering and customer base;

•	low capital expenditures requirements;

•	a North American base of operations;

•	strong customer relationships;

•	products, services or distribution channels having distinctive competitive advantages; and

•	defensible niche strategy or other barriers to entry.

Once we are fully invested, our investments in a portfolio company are expected generally to comply with the following limits, measured as a percentage of the sum of our target aggregate capital commitments of $1.5 billion and our use of leverage up to the maximum amount permitted by the Investment Company Act (currently limited to a debt-to-equity ratio of 1 to 1):

•	represent between 2% and 4%;

•	no single portfolio company typically represent more than 10%;

•	no single industry typically represent more than 20%; and

•	our aggregate investments in non-U.S. portfolio companies typically do not exceed more than 10%.
We will measure our compliance with these limits at the time of each investment. Before we are fully invested, our investments may fall outside of the above ranges.
Our Investment Adviser’s investment team intends to use a disciplined, credit-driven investment strategy that is a continuation of CPC’s strategy, including:

•
pursuing investments in senior secured loans, and aiming to maintain the appropriate allocation among the various types of senior secured loans, as well as junior secured debt to allow us to achieve its returns while maintaining its desired credit risk profile;

•	performing in-depth due diligence on companies, management teams and sponsors, and conducting fundamental credit and valuation analyses;

•	seeking to structure investments to provide us with security, current cash pay interest, and additional upside through original issue discount (“OID”) or other fees; and

•
active management of portfolio investments through ongoing dialogue with equity owners and management, monitoring of operational results, financial reports and compliance with covenants, company visits, and periodic evaluation of potential exit alternatives for part or all of each investment.

Investment Criteria and Transactional Structures
We expect to invest primarily in transactions supported by private equity sponsors. We seek to invest in the following types of assets, with an emphasis on senior debt:

•	traditional cash flow senior secured debt;

•	unitranche senior secured debt financings;

•	“last out” unitranche debt;

•	second lien senior debt;

•	traditional subordinated debt;

•	preferred and common equity co-investments; and

•	secondary and other opportunistic asset purchases.

As noted above, we may also from time to time participate in traditional subordinated debt financings, preferred and common equity co-investments. We may also make secondary purchases of all of the above types of investments and other securities on an opportunistic basis.
Investment Process
Origination
Our Investment Adviser’s investment team’s multi-channel origination model produces attractive investment opportunities through a variety of sources, including over 200 private equity firms, 150 financial institutions, other middle market lenders, strategic relationships and arrangements, financial advisors and experienced management teams. Our Investment Adviser’s investment team has cultivated very strong relationships with private equity sponsors and debt capital providers with whom it works with closely in sourcing and executing transactions. We believe borrowers benefit from full financing solutions, access to the vast Carlyle network, and reliable execution. Additionally, we seek to provide investors attractive risk adjusted returns, through access to well-structured credit investments alongside strong private equity sponsors.
Our Investment Adviser’s investment team sources middle market investment opportunities through the investment team’s extensive network of relationships with private equity firms, financial institutions, and other middle market lenders. The origination team supplements these relationships through personal visits and marketing campaigns focused on maximizing investment deal flow. It is their responsibility to identify specific opportunities, refine opportunities through candid exploration of the underlying facts and circumstances and to apply creative and flexible solutions to solve clients’ financing needs. The six origination professionals of our Investment Adviser’s investment team are located in New York, Chicago, and Los Angeles. Each originator maintains long-standing relationships with potential sources of deal flow and is responsible for covering a specified target market. Our Investment Adviser’s investment team believes those originators’ strength and breadth of relationships across a wide range of markets generate numerous financing opportunities, which enable our Investment Adviser’s investment team to be highly selective in its investments.
Transaction Screening
After the senior originator has completed an initial screen, the assigned deal team will prepare and present a consistent screening template that includes business description, proposed transaction financing structures, preliminary financial analysis, initial assessment of investment merits and key risks and market/industry considerations to a subset of the Investment Adviser’s investment committee. During this early stage, the deal team also assesses initial adherence with environmental, social, and governance policies. Based on feedback from the committee, the deal team will prepare and disseminate an outcome email that documents the takeaways from the meeting, including preferred financing structure as well as terms, key diligence items, and next steps.
Underwriting
The next step is full credit analysis and in-depth due diligence. During the transaction process, our Investment Adviser’s investment team works closely with the private equity sponsor(s) in all aspects of due diligence, typically including onsite meetings, follow up diligence calls with both the management team and the equity sponsor(s) and review of third party diligence reports (including accounting, industry, and legal). Beyond leveraging the diligence conducted by the equity sponsor, our Investment Adviser’s investment team conducts its own independent evaluation of the business, utilizing both internal and external sources. As part of the extensive due diligence process, the investment teams fully leverage all internal Carlyle resources to aid in investment decisions. This may include speaking to the private equity investment professionals (in accordance with information barrier restrictions), Carlyle operating executives, Carlyle’s Chief Economist & Director of Research, Carlyle’s Government Affairs professionals, and any executive within Carlyle’s private equity portfolio. In addition, our Investment Adviser’s investment team utilizes multiple third party expert networks to supplement its work to gain further insight into company and industry factors from various thought leaders across the company’s markets. From the multiple diligence sources noted above, the deal team will prepare a highly detailed approval memo that typically includes, but is not limited to, the following:

•	overview of the opportunity and deal team recommendation;

•	structure, terms and pricing of the proposed facilities;

•	sources and uses;

•	sponsor background, history;

•	risks and mitigants;

•	detailed analysis of historical financial statements, including analysis of EBITDA adjustments, where appropriate;

•	projections, including management/sponsor case and base case, with assumptions clearly described, including revenue and EBITDA bridge, where appropriate;

•	downside case analysis;

•	fixed/variable cost analysis;

•	business/product description;

•	customers & suppliers;

•	industry trends and analysis;

•	competition;

•	management;

•	legal, environmental, regulatory issues (if applicable);

•	capital markets/syndication strategy (if applicable); and

•	items as to which approval is conditional and which require further due diligence and/or subsequent resolution.
Investment Committee Approval and Closing
Once diligence has been completed, the deal team will present the transaction to our Investment Adviser’s investment committee. The majority of our Investment Adviser’s investment committee must approve a transaction, including an affirmative vote of the Chairman of the Investment Adviser’s investment committee, for Carlyle to proceed with an investment. If approved, and prior to funding, the deal team will prepare a closing memo documenting any key changes since the approval to key legal terms and financial covenant analysis.
Portfolio and Risk Management
Our Investment Adviser’s investment team views proactive portfolio monitoring as a vital part of its investment process. For each transaction, our Investment Adviser maintains its proprietary credit surveillance report as the primary tool for monitoring investment performance and disseminating information to our Investment Adviser’s investment committee. Additionally, our Investment Adviser holds quarterly portfolio reviews. In conjunction with the quarterly portfolio reviews, the Investment Adviser also compiles a quarterly risk report that examines, among other things, migration in portfolio and loan level investment mix, industry diversification, Internal Risk Ratings, revenue and EBITDA, and leverage.

Frequency of review of individual loans is determined on a case by case basis, based on Internal Risk Rating, total exposure and other criteria set forth by the Investment Adviser’s investment committee. Performing loans are typically discussed every other quarter, while any loan that has been downgraded under our Internal Risk Rating scale is typically discussed every quarter. In addition, the Investment Adviser holds monthly “watchlist” meetings which include a discussion of all transactions that have been downgraded, or are at risk for downgrade, under our Invesetment Adviser’s Internal Risk Rating system.
Our Investment Adviser’s investment team has developed an internal risk policy which regularly assesses the risk profile of each investment and rates them based on the following categories, which are referred to as “Internal Risk Ratings.” These Internal Risk Ratings are based on objective evaluation of portfolio company performance compared to the base case when considering certain credit metrics that include, but are not limited to, adjusted EBITDA and net senior leverage, as well as specific events that include, but are not limited to, default and impairment:

Rating	Definition
1	Performing—Low Risk: Borrower is operating more than 10% ahead of the base case.
2	Performing—Stable Risk: Borrower is operating within 10% of the base case (above or below). This is the initial rating assigned to all new borrowers.
3	Performing—Management Notice: Borrower is operating more than 10% below the base case. A financial covenant default may have occurred, but there is a low risk of payment default.
4
Watch List: Borrower is operating more than 20% below the base case and there is a high risk of covenant default, or it may have already occurred. Payments are current although subject to greater uncertainty, and there is moderate to high risk of payment default.

5
Watch List—Possible Loss: Borrower is operating more than 30% below the base case. At the current level of operations and financial condition, the borrower does not have the ability to service and ultimately repay or refinance all outstanding debt on current terms. Payment default is very likely or may have occurred. Loss of principal is possible.

6
Watch List—Probable Loss: Borrower is operating more than 40% below the base case, and at the current level of operations and financial condition, the borrower does not have the ability to service and ultimately repay or refinance all outstanding debt on current terms. Payment default is very likely or may have already occurred. Additionally, the prospects for improvement in the borrower’s situation are sufficiently negative that impairment of some or all principal is probable.

Beyond the policies and protocols detailed above, our Investment Adviser’s investment team performs analysis and projections in response to market conditions to assess potential exposure to our portfolio. Sample analysis includes evaluation of the impact from fall in energy prices, volatility in FX rates, Brexit, global recession and interest rate sensitivity. These analyses can take the form of periodic (weekly/monthly/quarterly) reports as well as ad hoc analysis based on current market conditions.
Allocation of Investment Opportunities and Potential Conflicts of Interest
An affiliated investment fund, account or other similar arrangement currently formed or formed in the future and managed by our Investment Adviser or its affiliates may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. This creates potential conflicts in allocating investment opportunities among us and such other investment funds, accounts and similar arrangements, particularly in circumstances where the availability or liquidity of such investment opportunities is limited or where co-investments by us and other funds, accounts or arrangements are not permitted under applicable law, as discussed below.
For example, Carlyle sponsors several investment funds, accounts and other similar arrangements, including, without limitation, BDCs, structured credit funds as well as future closed-end registered investment companies, BDCs, carry funds, managed accounts and structured credit funds. Investment opportunities in suitable negotiated investments for investment funds, accounts and other similar arrangements managed by our Investment Adviser are allocated in accordance with the Exemptive Relief (as defined below). Investment opportunities for investment funds, accounts and other similar arrangements not managed by our Investment Adviser are allocated in accordance with our Investment

Adviser’s and Carlyle’s other allocation policies and procedures. Such policies and procedures may result in certain investment opportunities that are attractive to us being allocated to other funds that are not managed by our Investment Adviser. In addition, in some cases our Investment Adviser may make investment recommendations to investment funds, accounts and similar arrangements where the investment funds, accounts and similar arrangements make the investment independently of our Investment Adviser. As a result, there are circumstances where investments appropriate for us are instead allocated, in whole or in part, to such other investment funds, accounts or other similar arrangements irrespective of our Investment Adviser’s policies regarding allocation of investments. Where Carlyle otherwise has discretion to allocate investment opportunities among various funds, accounts and other similar arrangements, it should be noted that Carlyle may determine to allocate such investment opportunities away from us.
Our Investment Adviser’s investment team forms the exclusive Carlyle platform for U.S. middle market debt investments. If Carlyle is presented with investment opportunities that generally fall within our investment objective and that of other Carlyle funds, accounts or other similar arrangements, whether focused on a debt strategy or otherwise, Carlyle allocates such opportunities among us and such other Carlyle funds, accounts or other similar arrangements, including BDC I, TCG BDC III, Inc. (“BDC III”) and other future affiliated BDCs, in a manner consistent with the Exemptive Relief, our Investment Adviser’s allocation policies and procedures and Carlyle’s other allocation policies and procedures, where applicable. Carlyle’s, including our Investment Adviser’s, allocation policies and procedures are designed to allocate investment opportunities fairly and equitably among its clients over time, taking into account the sourcing of the transaction, the nature of the investment focus of each such other Carlyle fund, accounts or other similar arrangements, the relative amounts of capital available for investment, the nature and extent of involvement in the transaction on the part of the respective teams of investment professionals, any requirements contained in the governing agreements of the Carlyle funds, accounts or other similar arrangements and other considerations deemed relevant by Carlyle in good faith, including suitability considerations and reputational matters. The application of these considerations may cause differences in the performance of different Carlyle funds, accounts and similar arrangements that have similar strategies.
Because we are a BDC, we are not generally permitted to make loans to companies controlled by Carlyle or other funds managed by Carlyle. We are also not permitted to make any co-investments with our Investment Adviser or its affiliates (including any fund managed by Carlyle) without exemptive relief from the SEC, subject to certain exceptions, including with respect to our downstream affiliates. The SEC has granted our Investment Adviser and certain of our affiliates exemptive relief that permits us and certain of our affiliates to co‑invest in suitable negotiated investments (the “Exemptive Relief”). Co‑investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in a co‑investment transaction. We may also co-invest with funds managed by Carlyle or any of our downstream affiliates, subject to compliance with applicable law and regulations, existing regulatory guidance, and our Investment Adviser’s allocation policies and procedures.
While Carlyle and our Investment Adviser seek to implement their respective allocation processes in a fair and equitable manner under the particular circumstances, there can be no assurance that it will result in equivalent allocation of or participation in investment opportunities or equivalent performance of investments allocated to us as compared to the other entities. In some cases, due to information barriers that are in place, we and other Carlyle investment funds, accounts or other similar arrangements may compete with each other for specific investment opportunities without being aware that they are competing with each other. Carlyle has a conflict system in place above these information barriers to identify potential conflicts early in the process and determine if an allocation decision needs to be made. If the conflicts system detects a potential conflict, the legal and compliance departments of Carlyle assess investment opportunities to determine whether a particular investment opportunity is required to be allocated to a particular investment fund, account or other similar arrangement (including us) or is prohibited from being allocated to a particular investment fund, account or similar arrangement. Subject to a determination by the legal and compliance department (if applicable), portfolio management teams are then charged with ensuring that investment opportunities are allocated to the appropriate investment fund, account or similar arrangement.
During periods of unusual market conditions, our Investment Adviser may deviate from its normal trade allocation practices. For example, this may occur with respect to the management of unlevered and/or long-only investment funds, accounts or similar arrangements that are typically managed on a side-by-side basis with levered and/or long-short investment funds, accounts or similar arrangements.
For potential conflicts of interest in allocating investment opportunities among the Company and such other investment funds, accounts or similar arrangements advised by Carlyle, see also “Item 1A. Risk Factors—Risks Related to Our Business and Structure—There are significant potential conflicts of interest, including the management of other funds and accounts by our Investment Adviser, which could impact our investment returns.”
Investment Advisory Agreement
Pursuant to the Investment Advisory Agreement we entered into with our Investment Adviser (the “Investment Advisory Agreement”), we pay our Investment Adviser a fee for investment advisory and management services consisting of two components—a management fee and an incentive fee.
Management Fee
The management fee is calculated and payable quarterly in arrears at an annual rate of 1.25% of our average Capital Under Management (as defined below), at the end of the then-current quarter and the prior calendar quarter (and, in the case of our first quarter, Capital Under Management as of such quarter-end).
“Capital Under Management” means cumulative capital called, less cumulative distributions categorized as Returned Capital (as defined below in “—Right to Redraw Capital”). For the avoidance of doubt, Capital Under Management does not include capital acquired through the use of leverage, and Returned Capital does not include distributions of the Company’s investment income (i.e., proceeds received in respect of interest payments, dividends or fees, net of expenses) or net realized capital gains to the investors. Our Investment Adviser will not receive any fees on unused capital commitments. The management fee for any partial quarter will be appropriately prorated.
Incentive Fee
The incentive fee consists of two parts: one based on pre-incentive net investment income and one based on capital gains.
Incentive Fee on Pre-Incentive Fee Net Investment Income
Pre-incentive fee net investment income means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses accrued for the quarter (including the management fee, expenses payable under our administration agreement with our Administrator (the “Administration Agreement”), and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee).
Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as debt instruments with pay-in-kind interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
Pre-incentive fee net investment income, expressed as a rate of return on the average Hurdle Calculation Value (as defined below) as of the beginning and the end of the immediately preceding calendar quarter, is compared to a “hurdle rate” of 1.75% per quarter (7% annualized). “Hurdle Calculation Value” means, on any given day, the sum of (x) the value of our net assets as of the end of the calendar quarter immediately preceding such day plus (y) the aggregate amount of capital drawn from our investors from the beginning of the current quarter to such day minus (z) the aggregate amount of distributions (including share repurchases) made by us from the beginning of the current quarter to such day

(but only to the extent such distributions were not declared and accounted for on our books and records in a previous quarter).
We pay our Investment Adviser an incentive fee quarterly in arrears with respect to our pre-incentive fee net investment income in each calendar quarter as follows:

•	no incentive fee based on pre-incentive fee net investment income in any calendar quarter in which our pre-incentive fee net investment income does not exceed the hurdle rate of 1.75%;

•
100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.0625% in any calendar quarter (8.25% annualized). We refer to this portion of our pre-incentive fee net investment income (which exceeds the hurdle rate but is less than 2.0625%) as the “catch-up.” The “catch-up” is meant to provide our Investment Adviser with approximately 15% of our pre-incentive fee net investment income as if a hurdle rate did not apply if this net investment income exceeds 2.0625% in any calendar quarter; and

•
15% of the amount of our pre-incentive fee net investment income, if any, that exceeds 2.0625% in any calendar quarter (8.25% annualized) is payable to our Investment Adviser. This reflects that once the hurdle rate is reached and the catch-up is achieved, 15% of all pre-incentive fee investment income thereafter is allocated to our Investment Adviser.

The following is a graphical representation of the calculation of the income-related portion of the incentive fee:
Percentage of pre-incentive fee net investment income
allocated to our Investment Adviser
These calculations are pro-rated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter. You should be aware that a rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the incentive fee hurdle rate and may result in a substantial increase of the amount of incentive fees payable to our Investment Adviser with respect to pre-incentive fee net investment income.
Incentive Fee on Capital Gains
The second part of the incentive fee is determined and payable in arrears as of the end of each year (or upon termination of the Investment Advisory Agreement, as of the termination date), and equals 15% of our cumulative realized capital gains, if any, from inception through the date of determination, computed net of all cumulative realized capital losses and unrealized capital depreciation, less the aggregate amount of any previously paid capital gain incentive fees, provided that no incentive fee on capital gains is payable to our Investment Adviser unless cumulative total return exceeds a 7% annual return on weighted average cumulative capital called less cumulative distributions categorized as Returned Capital.
Examples of Quarterly Incentive Fee Calculations
The figures provided in the following examples are hypothetical, are presented for illustrative purposes only and are not indicative of actual expenses or returns. Please refer to our SEC filings for information on actual expenses and returns.

Example 1: Income Related Portion of Incentive Fee(1):
Alternative 1 - Assumptions
Investment income (including interest, dividends, fees, etc.) = 1.25%.
Hurdle rate(2) = 1.75%.
Management fee(3) = 0.3125%.
Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.
Pre-incentive fee net investment income =
(investment income – (management fee + other expenses)) = 0.6875%.
Pre-incentive net investment income does not exceed hurdle rate, therefore there is no incentive fee.
Alternative 2 - Assumptions
Investment income (including interest, dividends, fees, etc.) = 2.45%.
Hurdle rate(2) = 1.75%.
Management fee(3) = 0.3125%.
Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.
Pre-incentive fee net investment income =
(investment income – (management fee + other expenses)) = 1.8875%
Incentive fee = 15% × pre-incentive fee net investment income, subject to the “catch-up”(5)
Catch-up = 1.8875% -1.75% =0.1375%
Incentive fee = 100% ´ (1.8875%-1.75%) = 0.1375%.
Alternative 3 - Assumptions
Investment income (including interest, dividends, fees, etc.) = 4.00%.
Hurdle rate(2) = 1.75%.
Management fee(3) = 0.3125%.
Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.25%.
Pre-incentive fee net investment income =
(investment income – (management fee + other expenses)) = 3.4375%.
Incentive fee = 15% × pre-incentive fee net investment income, subject to “catch-up”(5)
Incentive fee = 100% × “catch-up” + (15% × (pre-incentive fee net investment income – 2.0625%)).
Catch-up = 2.0625% – 1.75% = 0.3125%
Incentive fee = (100% × 0.3125%) + (15% × (3.4375% – 2.0625%))
     = 0.3125% + (15% × 1.3750%)
= 0.3125% + 0.20625%
= 0.51875%.
__________________
Notes:

1.
The hypothetical amount of pre-incentive fee net investment income shown is expressed as a rate of return on the average Hurdle Calculation Value as of the beginning and the end of the immediately preceding calendar quarter, and subsequently as a rate of return on the value of our total net assets.

2.	Represents 7.00% annualized hurdle rate.

3.	Represents 1.25% annualized management fee.

4.	Hypothetical other expenses. Excludes organizational and offering expenses.

5.
The “catch-up” provision is intended to provide our Investment Adviser with an incentive fee of approximately 15% on all of our pre-incentive fee net investment income as if a hurdle rate did not apply when our net investment income exceeds 2.0625% in any calendar quarter.

Example 2: Capital Gains Portion of Incentive Fee:

Alternative 1 - Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”).

•	Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million. Cumulative total return of 20%.

•	Year 3: FMV of Investment B determined to be $25 million. Cumulative total return of 15%.

•	Year 4: Investment B sold for $31 million. Cumulative total return of 10%.
The capital gains portion of the incentive fee, if any, would be:

•	Year 1: None.

•	Year 2: $4.5 million capital gains incentive fee, calculated as follows: $30 million realized capital gains on sale of Investment A multiplied by 15%.

•
Year 3: None; calculated as follows:(6) $3.75 million cumulative fee (15% multiplied by $25 million ($30 million cumulative capital gains less $5 million cumulative unrealized capital depreciation)) less $4.5 million (previous capital gains fee paid in Year 2).

•
Year 4: $150,000 capital gains incentive fee, calculated as follows: $4.65 million cumulative fee (15% multiplied by $31 million cumulative realized capital gains ($30 million from Investment A and $1 million from Investment B)) less $4.5 million (previous capital gains fee paid in Year 2).

Alternative 2 - Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).

•	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million. Cumulative total return of 20%.

•	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million. Cumulative total return of 8%.

•	Year 4: FMV of Investment B determined to be $35 million. Cumulative total return of 15%.

•	Year 5: Investment B sold for $20 million. Cumulative total return of 10%.
The capital gains portion of the incentive fee, if any, would be:

•	Year 1: None.

•
Year 2: $3.75 million capital gains incentive fee, calculated as follows: 15% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less $5 million unrealized capital depreciation on Investment B).

•
Year 3: $1.05 million capital gains incentive fee, calculated as follows: $4.8 million cumulative fee (15% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million cumulative unrealized capital depreciation)) less $3.75 million (previous capital gains fee paid in Year 2).

•
Year 4: $450,000 capital gains incentive fee, calculated as follows: $5.25 million cumulative fee (15% multiplied by $35 million cumulative realized capital gains) less $4.8 million (previous cumulative capital gains fee paid in Year 2 and Year 3).

•
Year 5: None. $3.75 million cumulative fee (15% multiplied by $25 million ($35 million cumulative realized capital gains less $10 million realized capital losses)) less $5.25 million (previous cumulative capital gains fee paid in Years 2, 3 and 4).

__________________
Note:

6.
If the Investment Advisory Agreement is terminated on a date other than December 31 of any year, we may pay aggregate capital gain incentive fees that are more than the amount of such fees that would have been payable if the Investment Advisory Agreement had been terminated on December 31 of such year. This would occur if the FMV of an investment declined between the time the Investment Advisory Agreement was terminated and December 31.

Administration Agreement
Pursuant to the Administration Agreement, our Administrator furnishes us with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities. Under the Administration Agreement, our Administrator also performs, or oversees the performance of, our required administrative services, which include, among other things, providing assistance in accounting, legal, compliance, operations, technology and investor relations, and being responsible for the financial records that we are required to maintain and preparing reports to our stockholders and reports filed with the SEC. In addition, our Administrator assists us in determining and publishing our net asset value (“NAV”), overseeing the preparation and filing of our tax returns and the printing and dissemination of reports to our stockholders, and generally overseeing the payment of our expenses and the performance of administrative and professional services rendered to us by others.
Payments under the Administration Agreement are equal to an amount that reimburses our Administrator for its costs and expenses and our allocable portion of overhead incurred by our Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the compensation paid to or compensatory distributions received by our officers (including our Chief Compliance Officer and Chief Financial Officer) and their respective staff who provide services to us, operations staff who provide services to us, and internal audit staff in their role of performing our internal control assessment under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party. Additionally, we ultimately bear the costs of any sub-administration agreements that our Administrator enters into.
The Administration Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, our Administrator and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it will be entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of our Administrator’s services under the Administration Agreement or otherwise as administrator for us.
Sub-Administration Agreements
Our Administrator entered into the Carlyle Sub-Administration Agreements with Carlyle Employee Co. and CELF, pursuant to which Carlyle Employee Co. and CELF provide our Administrator with access to certain legal, operations, financial, compliance, accounting, internal audit (in their role of performing our Sarbanes-Oxley Act internal control assessment), clerical and administrative personnel that presently support our Investment Adviser’s investment team. Pursuant to the Carlyle Sub-Administration Agreements, our Administrator reimburses Carlyle Employee Co. and CELF for its allocable portion of the compensation or compensatory distribution of any personnel, other than legal department personnel, that Carlyle Employee Co. and CELF provide for its use. In addition, our Administrator, pursuant to the State Street Sub-Administration Agreement, engaged State Street, to act on behalf of our Administrator in its performance of certain other administrative services for us. The principal office of State Street is One Lincoln Street, Boston, MA 02111. We also engaged State Street to serve as our custodian, transfer agent, distribution paying agent and registrar.
Competition
Our primary competitors in providing financing to middle market companies include public and private funds, other BDCs, commercial and investment banks, CLOs, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that will not be available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we do, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the Investment Company Act and the Code impose on us. We cannot assure you that the competitive pressures we will face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.
We expect to use the expertise of the members of our Investment Adviser’s investment committee and its investment team to assess investment risks and determine appropriate pricing for our investments. In addition, we expect that the relationships developed by our Investment Adviser’s investment team will enable us to learn about and compete effectively for, financing opportunities with attractive middle market companies in the industries in which we seek to invest. For additional information concerning the competitive risks we face, see “Item 1A. Risk Factors—Risks Related to Our Investments—We operate in a highly competitive market for investment opportunities, and compete with investment vehicles sponsored or advised by our affiliates.”
Staffing
We do not currently have any employees. Our Chief Financial Officer and Treasurer and Chief Operating Officer, each a Managing Director of Carlyle, and our Chief Compliance Officer and Secretary, a Director of Carlyle, are retained by our Administrator pursuant to the Carlyle Sub-Administration Agreements. Each of these professionals performs their respective functions for us under the terms of our Administration Agreement.
Our day-to-day investment operations are managed by our Investment Adviser. Pursuant to its personnel agreement with Carlyle Employee Co., our Investment Adviser has access to the members of its investment committee and a team of additional experienced investment professionals who, collectively, comprise our Investment Adviser’s investment team. Our Investment Adviser may hire additional investment professionals to provide services to us.
Private Offering
We have entered into and expect to continue to enter into separate subscription agreements with qualified investors providing for the private placement of shares of our common stock pursuant to the Private Offering. While we expect each subscription agreement to reflect the terms and conditions summarized in the following paragraphs, we reserve the right to enter into subscription agreements that contain terms and conditions not found in the subscription agreements entered into with other investors, subject to applicable law.
Closings
The first date on which we accepted subscriptions for shares of our common stock to be issued in the Private Offering is referred to as the “Initial Closing Date.” On September 11, 2017, we completed our initial closing of capital commitments of $185,830,000. We will hold additional closings subsequent to the Initial Closing Date and on or prior to the final closing date, which will occur no later than 12 months following the Initial Closing Date (the “Final Closing Date”), provided that our Board of Directors may extend the Final Closing Date by up to an additional six-month period in its discretion (the end of such six-month period, the “Outside Date”).
Capital Drawdowns
Investors will be required to fund drawdowns to purchase shares of our common stock up to the amount of their respective capital commitments each time we deliver a drawdown notice, which will be issued based on our anticipated investment activities and capital needs and at least eight business days prior to funding. All purchases will generally be made pro rata, in accordance with the remaining capital commitments of all investors, at a per share price equal to then-current NAV per share of our common stock as determined within two business days of the applicable drawdown notice, subject to the limitations of Section 23 under the Investment Company Act (which generally prohibits us from selling shares at a price below the then-current NAV per share of our common stock as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions).
The initial capital drawdown from investors in the Private Offering (the “Initial Drawdown” and the date on which the Initial Drawdown occurs, the “Initial Drawdown Date”) was called on September 22, 2017, and is expected to be settled on or about October 4, 2017. The NAV per share of the Company’s common stock in the Initial Drawdown will be deemed to be $20.
Investment Period
The investment period will commence on the Initial Closing Date and will continue until the third anniversary of the Final Closing Date, regardless of whether the Final Closing Date is extended to the Outside Date, provided that it may be extended by our Board of Directors, in its discretion, for one additional one-year period, and, such end date may be further extended thereafter with the approval of holders of a majority of the shares of our common stock (such period, including any extensions, the “Investment Period”). In addition, our Board of Directors may terminate the Investment Period at any time in its discretion.
Drawdowns may be issued at any time prior to the expiration of the Investment Period for any permitted purpose.
Following the end of the Investment Period, we will have the right to issue drawdowns only (i) to pay, and/or establish reserves for, our actual or anticipated expenses, including management and incentive fees, any amounts that may become due under any borrowings or other financings or similar obligations and any other liabilities, contingent or otherwise, whether incurred before or after the end of the Investment Period, (ii) to fulfill investment commitments made or approved by our Investment Adviser’s investment committee prior to the expiration of the Investment Period, (iii) to engage in hedging transactions, (iv) fund follow-on investments made in existing portfolio companies (including transactions to hedge interest rate relating to such additional investment), (v) fund obligations under any of our guarantee or indemnity made during the Investment Period, (vi) fulfill obligations with respect to any purchase price due from an investor on a drawdown date that such investor fails to pay or (vii) as necessary for us to comply with applicable laws and regulations, including the Investment Company Act and the Code.
Right to Redraw Capital
Unused capital commitments will be increased by the aggregate amount of (i) any portion of distributions made by us to an investor during the Investment Period which represents (A) proceeds realized from the sale or repayment of any investment (as opposed to investment income) during the Investment Period (but not in excess of the cost of any such investment) or (B) a return of such investor’s capital contributions to the Company, as determined by the Board of Directors, and (ii) any amount drawn down by us from unused capital commitments to pay management fees, incentive fees, organizational expenses or our expenses may, to the extent such investor receive subsequent distributions (each such amount as described in clauses (i) and (ii), “Returned Capital”).
Recycling
Subject to the requirements in the Code and the terms of any borrowings or other financings or similar obligations, proceeds realized by us from the sale or repayment of any investment (as opposed to investment income) during the Investment Period (but not in excess of the cost of any such investment), may be retained and be used by us for purposes making investments or paying management fees, incentive fees, or our expenses. Any amounts so reinvested will not reduce an investor’s unused capital commitment.
Company Term
The term of the Company is seven years from the Final Closing Date or, if the Final Closing Date is extended, the Outside Date, subject to the Board of Directors’ right to liquidate the Company at any time and to extend the term of the Company for up to two successive one-year periods (the seven year period and successive extensions, the “Term”). Upon the request of the Board of Directors and the approval of holders of a majority of the outstanding shares of our common stock, the Term of the Company may be further extended.

The Company will be dissolved (i) upon the expiration of its Term (as such Term may be extended pursuant to the above) or (ii) at any time upon a decision of our Board of Directors, subject to any necessary stockholder approvals and applicable requirements of the Investment Company Act.
Transfer of Our Common Stock
No investor who participated in the Private Offering will be permitted to sell, assign, transfer or otherwise dispose of its shares or capital commitment unless we provide our prior written consent and the transfer is otherwise made in accordance with applicable law.
Sponsor Commitment
Certain members of our senior management team, Carlyle officers, employees, equity holders, advisors, operating executives, consultants, professionals and affiliates will collectively commit to invest at least the lesser of 3% of the aggregate investor capital commitments (excluding any investors affiliated with Carlyle) or $45 million by the end of the Outside Date (such amount, the “Carlyle Aggregate Commitment”). Carlyle will be permitted, but in no event will be required, to increase the Carlyle Aggregate Commitment at any time prior to the expiration or termination of the Investment Period.
Valuation Procedures
We conduct the valuation of our portfolio companies, pursuant to which our NAV shall be determined, at all times consistent with accounting principles generally accepted in the United States (“US GAAP”) and the Investment Company Act. Our Board of Directors, with the assistance of its Audit Committee (the “Audit Committee”), will determine the fair value of our assets on at least a quarterly basis, in accordance with the terms of FASB Accounting Standards Codification Topic 820, Fair Value Measurement (“ASC 820”). Our valuation procedures are set forth in more detail below.
ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value is a market-based measurement, not an entity-specific measurement. For some assets and liabilities, observable market transactions or market information might be available. For other assets and liabilities, observable market transactions and market information might not be available. However, the objective of a fair value measurement in both cases is the same—to estimate the price at which an orderly transaction to sell the asset or transfer the liability would take place between market participants at the measurement date under current market conditions (that is, an exit price at the measurement date from the perspective of a market participant that holds the asset or owes the liability).
ASC 820 establishes a hierarchal disclosure framework which ranks the observability of inputs used in measuring financial instruments at fair value. The observability of inputs is impacted by a number of factors, including the type of financial instrument, the characteristic specific to the financial instrument and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices, or for which fair value can be measured from quoted prices in active markets, will generally have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.
The three-level hierarchy for fair value measurement is defined as follows:
Level I — inputs to the valuation methodology are quoted prices available in active markets for identical instruments as of the reporting date. The type of financial instruments included in Level I include unrestricted securities, including equities and derivatives, listed in active markets. We will not adjust the quoted price for these instruments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.
Level II — inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date. The type of financial instruments in this category includes less liquid and restricted securities listed in active markets, securities traded in other than active markets, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.
Level III — inputs to the valuation methodology are unobservable and significant to overall fair value measurement. The inputs into the determination of fair value require significant management judgment or estimation. Financial instruments that are included in this category include investments in privately held entities, non-investment grade residual interests in securitizations, collateralized loan obligations, and certain over-the-counter derivatives where the fair value is based on unobservable inputs.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. Our Investment Adviser’s assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the financial instrument.
Pursuant to the framework set forth above, we value securities/instruments traded in active markets on the measurement date by multiplying the closing price of such traded securities/instruments by the quantity of shares or amount of the instrument held. We may also obtain quotes with respect to certain of our investments, such as our securities/instruments traded in active markets and our liquid securities/instruments that are not traded in active markets, from pricing services, brokers, or counterparties (i.e., “consensus pricing”). When doing so, we will determine whether the quote obtained is sufficient according to US GAAP to determine the fair value of the security. We may use the quote obtained or alternative pricing sources may be utilized including valuation techniques typically utilized for illiquid securities/instruments.
Securities/instruments that are illiquid or for which the pricing source does not provide a valuation or methodology or provides a valuation or methodology that, in the judgment of the Investment Adviser or our Board of Directors, does not represent fair value, shall each be valued as of the measurement date using all techniques appropriate under the circumstances and for which sufficient data is available. These valuation techniques may vary by investment but include comparable public market valuations, comparable precedent transaction valuations and discounted cash flow analyses. The process generally used to determine the applicable value will be as follows: (i) the value of each portfolio company or investment will be initially reviewed by the investment professionals responsible for such portfolio company or investment and, for non-traded investments (i.e., illiquid securities/instruments), a standardized template designed to approximate fair market value based on observable market inputs, updated credit statistics and unobservable inputs will be used to determine a preliminary value; (ii) preliminary valuation conclusions will be documented and reviewed by a valuation committee comprised of members of our senior management; (iii) our Board of Directors will engage a third-party valuation firm to provide positive assurance on portions of the Middle Market Senior Loans each quarter (such that each non-traded investment will be reviewed by a third-party valuation firm at least once on a rolling twelve month basis) including a review of management’s preliminary valuation and conclusion on fair value; (iv) our Audit Committee will review the assessments of the Investment Adviser and the third-party valuation firm and provide our Board of Directors with any recommendations with respect to changes to the fair value of each investment in our portfolio; and (v) our Board of Directors will discuss the valuation recommendations of the Audit Committee and determines the fair value of each investment in our portfolio in good faith based on the input of the Investment Adviser and, where applicable, the third-party valuation firm.
All factors that might materially impact the value of an investment will be considered, including, but not limited to the assessment of the following factors, as relevant:

•	the nature and realizable value of any collateral;

•	call features, put features and other relevant terms of debt;

•	the portfolio company’s leverage and ability to make payments;

•	the portfolio company’s public or “private letter” credit rating;

•	the portfolio company’s actual and expected earnings and discounted cash flow;

•	prevailing interest rates and spreads for like securities and expected volatility in future interest rates;

•	the markets in which the portfolio company does business and recent economic and/or market events; and

•	comparisons to comparable transactions and publicly traded securities.
Investment performance data utilized will be the most recently available financial statements and compliance certificate received from the portfolio companies as of the measurement date which in many cases may reflect a lag in information.
Securities for which market quotations are not readily available or for which a pricing source is not sufficient may include, but are not limited to, the following:

•	private placements and restricted securities that do not have an active trading market;

•	securities whose trading has been suspended or for which market quotes are no longer available;

•	debt securities that have recently gone into default and for which there is no current market;

•	securities whose prices are stale; and

•	securities affected by significant events.
The Board of Directors is ultimately responsible for the determination, in good faith, of the fair value of our portfolio investments.
Determination of fair value involves subjective judgments and estimates. Accordingly, the notes to our financial statements express the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.
Material U.S. Federal Income Tax Considerations
The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us, to our qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, and to an investment in shares of our common stock.
This summary does not purport to be a complete description of all the income tax considerations applicable to such an investment. For example, we have not described all of the tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, partnerships or other pass-through entities and their owners, insurance companies, dealers in securities, a trader in securities that elects to use a market-to-market method of accounting for its securities holdings, pension plans and trusts, financial institutions, U.S. persons with a functional currency other than the U.S. dollar, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States or entitled to claim the benefits of an applicable income tax treaty, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” and persons that will hold common stock as a position in a “straddle,” “hedge,” or as part of a “constructive sale” for U.S. federal income tax purposes. This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions all as currently in effect, all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”) regarding any matter discussed herein, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed herein. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax-exempt securities or certain other investment assets. For purposes of this discussion, a “U.S. stockholder” generally is a beneficial owner of shares of our common stock who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;

•
a trust if (i) a U.S. court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.
For purposes of this discussion, a “non-U.S. stockholder” generally is a beneficial owner of the shares of our common stock that is not a U.S. stockholder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership (or entity or arrangement treated as a partnership) and certain determinations made at the partner level. A prospective stockholder that is a partner of a partnership holding shares of our common stock should consult its tax advisors with respect to the partnership’s purchase, ownership and disposition of shares of our common stock.
Tax matters are very complicated and the tax consequences to an investor of an investment in shares of our common stock will depend on the facts of its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.
Election to be Taxed as a RIC
We intend to elect to be treated, and to qualify annually, as a RIC for U.S. federal income tax purposes under Subchapter M of the Code. As a RIC, we generally will not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our stockholders as dividends. Instead, dividends we distribute generally will be taxable to the holders of our common stock, and any net operating losses, foreign tax credits and other tax attributes may not pass through to the holders of our common stock. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must comply with the Annual Distribution Requirement for any taxable year. The following discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement for each taxable year.
Taxation as a Regulated Investment Company
As a RIC, and if we satisfy the Annual Distribution Requirement, then we will not be subject to U.S. federal income tax on the portion of our net taxable income that we timely distribute (or are deemed to timely distribute) to stockholders. We are subject to U.S. federal income tax at regular corporate rates on any income or capital gains not distributed (or deemed distributed) to our stockholders.

In addition, if we fail to distribute in a timely manner an amount at least equal to the sum of (1) 98% of our ordinary income for the calendar year, (2) 98.2% of our capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (3) any undistributed ordinary income and capital gain net income for preceding years on which we paid no U.S. federal income tax less certain over-distributions in prior years (together, the “Excise Tax Distribution Requirements”), we will be liable for a 4% nondeductible excise tax on the portion of the undistributed amounts of such income that are less than the amounts required to be distributed based on the Excise Tax Distribution Requirements. For this purpose, however, any ordinary income or capital gain net income retained by us that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year end (or earlier if estimated taxes are paid). We currently intend to make sufficient distributions each taxable year to satisfy the Excise Tax Distribution Requirements.
In order to qualify as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, we must, among other things:

•	continue to qualify and have in effect an election to be treated as a BDC under the Investment Company Act at all times during each taxable year;

•	satisfy the 90% Gross Income Test; and

•	satisfy the Diversification Tests.
We intend to pay distributions in cash. We may make investments that produce income that is not matched by a corresponding cash receipt by us. Any such income would be treated as income earned by us and therefore would be subject to the distribution requirements of the Code. Such investments may require us to borrow money or dispose of other securities in order to comply with those requirements. However, under the Investment Company Act (and possibly certain debt covenants), we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Item 1. Business—Certain Business Development Company Regulatory Considerations—Indebtedness and Senior Securities.”
Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Distribution Requirements, we may make such dispositions at times that, from an investment standpoint, are not advantageous. If we are prohibited from making distributions or are unable to raise additional debt or equity capital or sell assets to make distributions, we may not be able to make sufficient distributions to satisfy the Annual Distribution Requirement, and therefore would not be able to maintain our qualification as a RIC. Additionally, we may make investments that result in the recognition of ordinary income rather than capital gain, or that prevent us from accruing a long-term holding period. These investments may prevent us from making capital gain distributions as described below. We intend to monitor our transactions, make the appropriate tax elections and make the appropriate entries in our books and records when we make any such investments in order to mitigate the effect of these rules.
A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus net realized short-term capital gains in excess of net realized long-term capital losses). If our expenses in a given year exceed our investment company income, we would have a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years and such net operating losses generally do not pass through to the holders of its common stock. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward such losses, and use them to offset future capital gains, indefinitely. Due to these limits on the deductibility of expenses and net capital losses, we may for U.S. federal income tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those years. Such distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions. In addition, if future capital gains are offset by carried forward capital losses, such future capital gains are not subject to any corporate-level U.S. federal income tax, regardless of whether they are distributed to the holders of our common stock.
We may include in our taxable income certain amounts that we have not yet received in cash. For example, if we hold debt obligations that are treated under applicable U.S. federal income tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each year a portion of the OID that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also have to include in our taxable income other amounts that we have not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Because such OID or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make distributions to the holders of our common stock in order to satisfy the Annual Distribution Requirement and/or the Excise Tax Avoidance Requirement, even though we will have not received any corresponding cash payments. Accordingly, to enable us to make distributions to the holders of our common stock that will be sufficient to enable us to satisfy the Annual Distribution Requirement, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). If we are unable to obtain cash from other sources to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes).
Failure to Qualify as a RIC
If we failed to satisfy the 90% Gross Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, we might nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code applied (which might, among other things, require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). If we failed to qualify for treatment as a RIC and such relief provisions did not apply to us, we would be subject to U.S. federal income tax on all of our taxable income at regular corporate U.S. federal income tax rates (and we also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to the holders of our common stock. We would not be able to deduct distributions to our stockholders, nor would distributions to the holders of our common stock be required to be made for U.S. federal income tax purposes. Any distributions we make generally would be taxable to the holders of our common stock as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the 20% maximum rate applicable to individuals and other non-corporate U.S. stockholders, to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. holders of our common stock that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the holder’s adjusted tax basis in its shares of our common stock, and any remaining distributions would be treated as capital gain.
Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, we could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the 5-year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on such net built-in gains at the time of our requalification as a RIC. We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular year would be in our best interests.
Our Investments—General
Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-

qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. We monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.
Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.
A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Gross Income Test or otherwise would not count toward satisfying the Diversification Tests.
Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.
If we purchase shares in a “passive foreign investment company” (a “PFIC”), we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to the holders of our common stock. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make either election will depend on factors beyond our control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Avoidance Requirement. See “—Taxation as a Regulated Investment Company” above.
Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts and the disposition of debt obligations denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.
Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Gross Income Test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Gross Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S.

federal income tax on their earnings, which ultimately will reduce the yield to the holders of our common stock on such fees and income.
Taxation of U.S. Stockholders
The following discussion applies only to U.S. stockholders. If you are not a U.S. stockholder this section does not apply to you.
Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions we pay to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) generally are taxable to U.S. stockholders at the preferential rates applicable to long-term capital gains. However, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to Qualifying Dividends or the dividends received deduction available to corporations under the Code. Distributions of our net capital gains (which are generally our realized net long-term capital gains in excess of realized net short-term capital losses) that are properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently taxable at reduced rates in the case of non-corporate taxpayers, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.
Although we currently intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include such stockholder’s share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to such stockholder’s allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for its shares of common stock. Since we expect to pay tax on any retained capital gains at the regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals (and other non-corporate U.S. stockholders) on long-term capital gains, the amount of tax that individual stockholders (and other non-corporate U.S. stockholders) will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders. We cannot treat any of our investment company taxable income as a “deemed distribution.”
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. stockholders on December 31 of the year in which the dividend was declared.
If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it may represent a return of the investment.

A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of shares of our common stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held the shares for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the common stock acquired will be increased to reflect the disallowed loss.
In general, individual and certain other non-corporate U.S. stockholders currently are subject to a maximum federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our shares, and a maximum tax rate of 23.8% on their net taxable gain after taking into account the net investment income tax, discussed below. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 35% rate also applied to ordinary income. Non-corporate stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may currently deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.
We anticipate that we will not qualify as a publicly offered RIC immediately after this offering, but we may qualify as a publicly offered RIC for future taxable years. A publicly offered RIC is a RIC if either (i) shares of our common stock being held by at least 500 persons at all times during a taxable year or (ii) shares of our common stock being treated as regularly traded on an established securities market. For any period that we are not considered to be a “publicly offered” RIC, for purposes of computing the taxable income of U.S. stockholders that are individuals, trusts or estates, (i) our earnings will be computed without taking into account such U.S. stockholders’ allocable shares of the management and incentive fees paid to our investment adviser and certain of our other expenses, (ii) each such U.S. stockholder will be treated as having received or accrued a dividend from us in the amount of such U.S. stockholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. stockholder will be treated as having paid or incurred such U.S. stockholder’s allocable share of these fees and expenses for the calendar year and (iv) each such U.S. stockholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. stockholder. Miscellaneous itemized deductions generally are deductible by a U.S. stockholder of our common stock that is an individual, trust or estate only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 67 of the Code.
We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.
Tax Shelter Reporting Regulations

If a U.S. stockholder recognizes a loss with respect to common stock of the Company of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder, the U.S. stockholder generally must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. stockholders should consult their own tax advisors to determine the applicability of these regulations in light of their specific circumstances.
Net Investment Income Tax
A U.S. stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. stockholder’s “net investment income” for a taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest and taxable distributions and deemed distributions paid with respect to the notes and our common stock, and net gain attributable to the disposition of the notes and our common stock (in each case, unless such notes or common stock is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such distributions or net gain.
Taxation of Non-U.S. Stockholders
The following discussion applies only to non-U.S. stockholders. If you are not a non-U.S. stockholder, this discussion does not apply to you.
Whether an investment in shares of our common stock is appropriate for a non-U.S. stockholder will depend upon that stockholder’s particular circumstances. An investment in shares of our common stock by a non-U.S. stockholder may have adverse tax consequences.
Distributions of our “investment company taxable income” to non-U.S. stockholders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of withholding if paid to non-U.S. stockholders directly) will be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder. This withholding may be applied to reduce any future distributions to which you may be entitled. If the distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder, and, if required by an applicable income tax treaty, attributable to a permanent establishment in the United States, the distributions will be subject to federal income tax at the rates applicable to U.S. stockholders, and we will not be required to withhold U.S. federal income tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.
Certain properly designated dividends received by a non-U.S. stockholder are generally exempt from withholding of U.S. federal income tax where they (1) are paid in respect of our “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the non-U.S. stockholder of our common stock are at least a 10% stockholder, reduced by expenses that are allocable to such income), or (2) are paid in connection with our “qualified short‑term capital gains” (generally, the excess of our net short‑term capital gain over our long‑term capital loss for such taxable year). However, depending on the circumstances, we may designate all, some or none of our potentially eligible dividends as such qualified net interest income or as qualified short‑term capital gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a non-U.S. stockholder must comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W‑8 or an acceptable substitute or successor form). In the case of shares held through an intermediary, the intermediary may withhold even if we designate the payment as qualified net interest income or qualified short‑term capital gain. Non-U.S. stockholders should contact their intermediaries with respect to the application of these rules to their accounts.
Actual or deemed distributions of our net capital gains to a stockholder that is a non-U.S. stockholder, and gains realized by a non-U.S. stockholder upon the sale or redemption of our common stock, will not be subject to U.S. federal income tax or any withholding of such tax unless (a) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States), in which case the distribution or gains will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. stockholders generally or, (b) in the case of an individual, the non-U.S. stockholder was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case, except as otherwise provided by an applicable income tax treaty, the distributions or gain, which may be offset by certain U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. stockholder is not considered a resident alien under the Code.
If we distribute our net capital gains in the form of deemed rather than actual distributions, a stockholder that is a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the corporate-level tax we pay on the capital gains deemed to have been distributed; however, in order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.
For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale or redemption of our common stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable income tax treaty).
A non-U.S. stockholder who is a non-resident alien individual may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8 or an acceptable substitute form or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from backup withholding.
Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences before investing in our common stock.
Certain Additional Tax Considerations
Information Reporting and Backup Withholding
U.S. stockholders. Information returns will generally be filed with the IRS in connection with payments on our common stock and the proceeds from a sale or other disposition of our common stock. We may be required to withhold federal income tax (“backup withholding”) at currently applicable rates, from all taxable distributions to any U.S. stockholder (other than a stockholder that otherwise qualifies for an exemption) (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number generally is his or her social security number. Backup withholding is not an additional tax, and any amount withheld under backup withholding may be refunded or credited against the U.S. stockholder’s federal income tax liability, provided that proper information is timely provided to the IRS.
Non-U.S. stockholders. Generally, we must report to the IRS and to non-U.S. stockholders the amount of interest and dividends paid to the non-U.S. stockholder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable tax treaty or agreement. In general, a non-U.S. stockholder will not be subject to backup withholding with respect to payments of dividends if the non-U.S. stockholder provides its name and address, and certifies, under penalties of perjury, to the applicable withholding agent that it is not a U.S. person (which certification may be made on an IRS W-8BEN or W-8BEN-E (or successor form)) or (b) the non-U.S. stockholder holds our common stock through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations. A non-U.S. stockholder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption) of shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the non-U.S. stockholder otherwise establishes an exemption.
Withholding and Information Reporting on Foreign Financial Accounts
Under the Code and recently issued Treasury regulations, the applicable withholding agent generally will be required to withhold 30% of any payments of dividends on our common stock and, after December 31, 2018, 30% of the gross proceeds from a sale or other disposition of our common stock paid, in each case, to (i) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. stockholders that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such interest, dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. This withholding may be applied to reduce any future distributions to which you may be entitled.
All stockholders should consult their own tax advisors with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in our common stock.
Certain BDC Regulatory Considerations
General
A BDC is regulated under the Investment Company Act. A BDC must be organized in the United States for the purpose of investing in or lending to primarily private companies and making significant managerial assistance available to them. A BDC may use capital provided by public stockholders and from other sources to make long-term, private investments in businesses.
We may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a majority of the outstanding voting securities, as required by the Investment Company Act. A majority of the outstanding voting securities of a company is defined under the Investment Company Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. We do not anticipate any substantial change in the nature of our business.
As with other companies regulated by the Investment Company Act, a BDC must adhere to certain substantive regulatory requirements. A majority of our directors must be persons who are not interested persons, as that term is defined in the Investment Company Act. Additionally, we will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC. Furthermore, as a BDC, we will be prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

As a BDC, we will generally be required to meet an asset coverage ratio, defined under the Investment Company Act as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) to our outstanding senior securities, of at least 200% after each issuance of senior securities. We may also be prohibited under the Investment Company Act from knowingly participating in certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, prior approval by the SEC. As a BDC, we will generally be limited in our ability to invest in any portfolio company in which our Investment Adviser or any of its affiliates currently has an investment or to make any co-investments with our Investment Adviser or its affiliates without an exemptive order from the SEC, subject to certain exceptions.
We do not intend to acquire securities issued by any investment company that exceed the limits imposed by the Investment Company Act. Under these limits, except for registered money market funds, we generally cannot acquire more than 3% of the voting stock of any investment company, invest more than 5% of the value of our total assets in the securities of one investment company or invest more than 10% of the value of our total assets in the securities of investment companies in the aggregate. The portion of our portfolio invested in securities issued by investment companies ordinarily will subject our stockholders to additional indirect expenses. Our investment portfolio is also subject to diversification requirements by virtue of our intended status to be a RIC for U.S. tax purposes. See “—Material U.S. Federal Income Tax Considerations” for more information.
We will generally not be able to issue and sell our common stock at a price below NAV per share. We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the then-current NAV of our common stock if our Board of Directors determines that such sale is in our best interests and the best interests of our stockholders, and our stockholders approve such sale. In addition, we may generally issue new shares of our common stock at a price below NAV in rights offerings to existing stockholders, in payment of dividends and in certain other limited circumstances.
We will be periodically examined by the SEC for compliance with the Investment Company Act.
As a BDC, we will be subject to certain risks and uncertainties. See “Item 1A. Risk Factors—Risks Related to Our Business and Structure.”
Qualifying Assets
We may invest up to 30% of our portfolio opportunistically in “non-qualifying assets”, which will be driven primarily through opportunities sourced through the CPC platform. However, under the Investment Company Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the Investment Company Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our proposed business are the following:

(1)
Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the Investment Company Act as any issuer which:

(a)	is organized under the laws of, and has its principal place of business in, the United States;

(b)
is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the Investment Company Act; and

(c)	satisfies any of the following:

i.	does not have any class of securities that is traded on a national securities exchange;

ii.	has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

iii.	is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or

iv.	is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.

(2)	Securities of any eligible portfolio company which we control.

(3)
Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)
Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

(5)	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6)	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.
Managerial Assistance to Portfolio Companies
A BDC must have been organized under the laws of, and have its principal place of business in, any state or states within the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.
Temporary Investments
Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as “temporary investments,” so that 70% of our assets are qualifying assets. We may also invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our gross assets constitute repurchase agreements from a single counterparty, we would not meet the diversification tests in order to qualify as a RIC. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. Our Investment Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.
Indebtedness and Senior Securities
We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the Investment Company Act, is at least equal to 200% immediately after each such issuance. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage.
Code of Ethics
We and our Investment Adviser have each adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain transactions by our personnel. Our codes of ethics generally do not permit investments by our and our Investment Adviser’s personnel in securities that may be purchased or sold by us.
Compliance Policies and Procedures
We and our Investment Adviser have each adopted and implemented written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a Chief Compliance Officer to be responsible for administering the policies and procedures.
Sarbanes-Oxley Act of 2002
The Sarbanes-Oxley Act imposes a wide variety of new regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. For example:

•	pursuant to Rule 13a-14 of the Exchange Act, our Chief Executive Officer and Chief Financial Officer must certify the accuracy of the financial statements contained in our periodic reports;

•	pursuant to Item 307 of Regulation S-K, our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures;

•
pursuant to Rule 13a-15 of the Exchange Act, our management must prepare a report regarding its assessment of our internal control over financial reporting starting with our annual report on Form 10-K for the fiscal year ending December 31, 2018 and (starting from the later of the date on which we cease to be an emerging growth company under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”).and when we file our annual report on Form 10-K for the fiscal year ending December 31, 2018), must obtain an audit of the effectiveness of internal control over financial reporting performed by our independent registered public accounting firm; and

•
pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to material weaknesses.

The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

Compliance with the JOBS Act
We currently are, and following the completion of this offering expect to remain, an “emerging growth company,” as defined in the JOBS Act until the earliest of:

•	up to five years measured from the date of the first sale of common equity securities pursuant to an effective registration statement;

•	the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more;

•	the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period; and

•
the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Under the JOBS Act, we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. As long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and the value of our common stock.”
In addition, Section 7(a)(2)(B) of the Securities Act and Section 13(a) of the Exchange Act, as amended by Section 102(b) of the JOBS Act, provide that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. However, pursuant to Section 107 of the JOBS Act, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Proxy Voting Policies and Procedures
We have delegated our proxy voting responsibility to our Investment Adviser. The proxy voting policies and procedures of our Investment Adviser are set forth below. These guidelines are reviewed periodically by CGMSIM and our independent directors, and, accordingly, are subject to change.
An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, our Investment Adviser recognizes that it must vote portfolio securities in a timely manner free of conflicts of interest and in the best interests of its clients.
These policies and procedures for voting proxies are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.
Our Investment Adviser will vote proxies relating to our portfolio securities in what it perceives to be the best interest of our stockholders. Our Investment Adviser will review on a case-by-case basis each proposal submitted to a stockholder vote to determine its impact on the portfolio securities held by us. Although our Investment Adviser will generally vote against proposals that may have a negative impact on our portfolio securities, it may vote for such a proposal if there exist compelling long-term reasons to do so.
Our Investment Adviser’s proxy voting decisions will be made by its investment committee. To ensure that the vote is not the product of a conflict of interest, our Investment Adviser will require that: (1) anyone involved in the decision making process disclose to the our Investment Adviser’s investment committee, and independent directors, any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (2) employees involved in the decision making process or vote administration are prohibited from revealing how our Investment Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties.
Stockholders may obtain information regarding how we voted proxies by making a written request for proxy voting information to: TCG BDC II, Inc., c/o Carlyle GMS Investment Management L.L.C., 520 Madison Avenue, 40th Floor, New York, NY 10022.
Privacy Principles
We endeavor to maintain the privacy of our stockholders and to safeguard their non-public personal information. The following information is provided to help stockholders understand what non-public personal information we collect, how we protect that information and why, in certain cases, we may share that information with select other parties.
We may collect non-public personal information about stockholders from our subscription agreements or other forms, such as name, address, account number and the types and amounts of investments, and information about transactions with us or our affiliates, such as participation in other investment programs, ownership of certain types of accounts or other account data and activity. We may disclose the non-public personal information that we collect from our stockholders or former stockholders, as described above, to our affiliates and service providers and as allowed by applicable law or regulation. Any party that receives this information from us is permitted to use it only for the services required by us and as allowed by applicable law or regulation, and is not permitted to share or use this information for any other purpose. We permit access only by authorized personnel who need access to that non-public personal information to provide services to us and our stockholders. We also maintain physical, electronic and procedural safeguards for non-public personal information that are designed to comply with applicable law.
Reporting Obligations
We will furnish our stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.
Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Definitive Proxy Statement on Schedule 14A, as well as reports on Forms 3, 4 and 5 regarding directors, officers or 10% beneficial owners of us, filed or furnished pursuant to section 13(a), 15(d) or 16(a) of the Exchange Act, will be available on our website (http://carlyle.com/our-business/global-market-strategies/tcg-bdc-inc).
Stockholders and the public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains such information.

ITEM 1A.	RISK FACTORS
Potential investors should be aware that an investment us involves a high degree of risk. There can be no assurance that our investment objective will be achieved or that an investor will receive a return of its capital. In addition, there will be occasions when the Investment Adviser and its affiliates may encounter potential conflicts of interest in connection with us. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. The following considerations, in addition to the considerations set forth elsewhere herein, should be carefully evaluated before making an investment in us. If any of the following events occur, our business, financial condition and operating result could be materially and adversely affected. In such case, our NAV could decline, and you may lose all or part of your investment.
Risks Related to Our Business and Structure
We are a new company and have no operating history. Investors have limited information to evaluate historical data or assess any of our investments prior to participating in this offering.
We are a new company with no operating history, and as a result, we have minimal financial information on which investors can evaluate an investment in us or our prior performance. Investors must rely on us to implement our investment policies, to evaluate all of our investment opportunities and to structure the terms of our investments rather than evaluating our investments in advance. Because investors are not able to thoroughly evaluate our investments in advance of acquiring shares, the offering of shares may entail more risk than other types of offerings. This additional risk may hinder investors’ ability to achieve their own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives. Additionally, the results of any other businesses or companies that have or have had an investment objective which is similar to, or different from, our investment objective are not indicative of the results that we may achieve. We expect to have a different investment portfolio from other businesses or companies. Accordingly, our results may differ from and are independent of the results obtained by such businesses or companies. Moreover, past performance is no assurance of future returns.
We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of investors’ investments could decline substantially or that investors’ investments could become worthless. We anticipate, based on the amount of proceeds raised in the initial or subsequent closings that it could take some time to invest substantially all of the capital we expect to raise due to market conditions generally and the time necessary to identify, evaluate, structure, negotiate and close suitable investments in private middle market companies. In order to comply with the RIC diversification requirements during the startup period, we may invest proceeds in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment, which we expect will earn yields substantially lower than the interest, dividend or other income that we seek to receive in respect of suitable portfolio investments. We may not be able to pay any significant distributions during this period, and any such distributions may be substantially lower than the distributions we expect to pay when our portfolio is fully invested. We will pay a management fee to the Investment Adviser throughout this interim period irrespective of our performance. If the management fee and our other expenses exceed the return on the temporary investments, our equity capital will be eroded.
The limited term of us and our Investment Period may impact our investment strategy.
Unless earlier liquidated by our Board of Directors or extended by our Board of Directors (and, to the extent necessary, holders of a majority of the shares of our common stock), our Term will end on the seven year anniversary of the Final Closing Date. Due to our finite Term, we may be required to sell investments at an inopportune time, which could adversely affect our performance and/or cause us to seek to invest in loans with a shorter term than would be the case if our Term was longer, which might adversely affect the nature and/or quality of our investments. Following the expiration of the Investment Period, we will not be permitted to reinvest proceeds realized by us from the sale or repayment of any investment. Accordingly, we may be required to distribute such proceeds to stockholders, which may cause our fixed expenses to increase as a percentage of assets under management. In addition, any proceeds realized by us from the sale or repayment of investments could result in an increased concentration of our portfolio, which could increase the risks associated with ownership of our common stock.
Capital markets may experience periods of disruption and instability. These market conditions may materially and adversely affect debt and equity capital markets in the United States and abroad, which may in the future have a negative impact on our business and operations.
From time to time, capital markets may experience periods of disruption and instability. For example, between 2007 and 2009, the global capital markets experienced an extended period of disruption as evidenced by a lack of liquidity in the debt capital markets, write-offs in the financial services sector, the re-pricing of credit risk and the failure of certain major financial institutions. Despite actions of the United States federal government and foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. While market conditions have experienced relative stability in recent years, there have been continuing periods of volatility such as that following the referendum by British voters to exit the European Union (“Brexit”) in June 2016 and that experienced during the first quarter of 2016, and there can be no assurance that adverse market conditions will not repeat themselves in the future. During such periods of market disruption and instability, we and other companies in the financial services sector may have limited access, if available, to alternative markets for debt and equity capital. Equity capital may be difficult to raise because, subject to some limited exceptions which will apply to us, as a BDC, we will generally not be able to issue additional shares of our common stock at a price less than NAV without first obtaining approval for such issuance from our stockholders and our independent directors. In addition, our ability to incur indebtedness (including by issuing preferred stock) is limited by applicable regulations such that our asset coverage, as defined in the Investment Company Act, must equal at least 200% immediately after each time we incur indebtedness. The debt capital that will be available, if at all, may be at a higher cost and on less favorable terms and conditions in the future. Any inability to raise capital could have a negative effect on our business, financial condition and results of operations.
Given the periods of extreme volatility and dislocation in the capital markets from time to time, many BDCs have faced, and may in the future face, a challenging environment in which to raise or access capital. In addition, significant changes in the capital markets, including the extreme volatility and disruption over the past several years, has had, and may in the future have, a negative effect on assets valuations and on the potential for liquidity events. While most of our investments will not be publicly traded, applicable accounting standards require us to assume as part of our valuation process that our investments are sold in a principal market to market participants (even if we plan on holding an investment through its maturity). As a result, volatility in the capital markets can adversely affect our investment valuations. Further, the illiquidity of our investments may make it difficult for us to sell such investments if required and to value such investments. As a result, we may realize significantly less than the value at which we have recorded our investments. An inability to raise capital, and any required sale of our investments for liquidity purposes, could have a material adverse impact on our business, financial condition or results of operations.
Economic recessions or downturns could impair our portfolio companies and harm our operating results.
Many of the portfolio companies in which we will make investments may be susceptible to economic slowdowns or recessions and may be unable to repay the loans we made to them during these periods. Therefore, our non-performing assets may increase and the value of our portfolio may decrease during these periods as we are required to record our investments at their current fair value. Adverse economic conditions also may decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our and our portfolio companies’ funding costs, limit our and our portfolio companies’ access to the capital markets or result in a decision by lenders not to extend credit to us or our portfolio companies. These events could prevent us from increasing investments and harm our operating results.
A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the portfolio company’s ability to meet its obligations under the debt that we hold. We may incur additional expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of our portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which we will actually provide significant managerial assistance to that portfolio company, a bankruptcy court might subordinate all or a portion of our claim to that of other creditors.
We are dependent upon our Investment Adviser for our future success.
We do not have any employees. We depend on the diligence, skill and network of business contacts of our Investment Adviser’s investment professionals and the CPC platform to source appropriate investments for us. We depend on members of our Investment Adviser’s investment team to appropriately analyze our investments and our Investment Adviser’s investment committee to approve and monitor our middle market portfolio investments. Our Investment Adviser’s investment committee, together with the other members of its investment team, evaluate, negotiate, structure, close and monitor our investments. Our future success will depend on the continued availability of the members of our Investment Adviser’s investment committee and the other investment professionals available to our Investment Adviser. Neither we nor our Investment Adviser has employment agreements with these individuals or other key personnel, and we cannot provide any assurance that unforeseen business, medical, personal or other circumstances would not lead any such individual to terminate his or her relationship with us. The loss of Mr. Hart, or any of the other senior investment professionals to which our Investment Adviser has access, could have a material adverse effect on our ability to achieve our investment objective as well as on our financial condition and results of operations. In addition, we cannot assure you that CGMSIM will remain our investment adviser or that we will continue to have access to Carlyle’s investment professionals or its information and deal flow. Further, the can be no assurance that CGMSIM will replicate its own or Carlyle’s historical success, and we caution you that our investment returns could be substantially lower than the returns achieved by other Carlyle-managed funds.
Our financial condition, results of operations and ability to achieve our investment objective depend on our ability to source investments, access financing and manage future growth effectively.
Our ability to achieve our investment objective and to grow depends on our ability to acquire suitable investments and monitor and administer those investments, which depends, in turn, on our Investment Adviser’s ability to identify, invest in and monitor companies that meet our investment criteria.
Accomplishing this result on a cost-effective basis is largely a function of our Investment Adviser’s structuring of the investment process, its ability to provide competent, attentive and efficient services to us and its ability to access financing for us on acceptable terms. Our Investment Adviser’s investment team has substantial responsibilities under the Investment Advisory Agreement, has, and may in the future have, substantial responsibilities in connection with managing us, BDC I, BDC III and certain other existing or future investment funds and accounts advised by our Investment Adviser, and may also be called upon to provide managerial assistance to our portfolio companies. These demands on their time, which will increase as the number of investments grow, may distract them or slow the rate of investment. In order for us to grow, Carlyle will need to hire, train, supervise, manage and retain new employees. However, we can offer no assurance that any such investment professionals will contribute effectively to the work of our Investment Adviser. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.
We may retain any proceeds realized from the sale or repayment of any investment during the Investment Period for purposes making investments or paying management fees, incentive fees or Company expenses.
We may withhold substantially all investment proceeds realized from the sale or repayment of any investment (as opposed to investment income) during the Investment Period (but not in excess of the cost of any such investment) for purposes of paying management fees, incentive fee and Company expenses and for making investments. Accordingly, a stockholder may have exposure to investments in excess of its capital commitment, and to the extent such withheld amounts are reinvested in investments, a stockholder will remain subject to investment and other risks associated with such investments.

We may need to raise additional capital to grow because we must distribute most of our income.
We may need additional capital to fund growth in our investments. We expect to issue equity securities in connection with the Private Offering and expect to borrow from financial institutions in the future. A reduction in the availability of new capital could limit our ability to grow. We intend to elect to be treated, and to qualify annually, as a RIC for U.S. federal income tax purposes under Subchapter M of the Code. To maintain our status as a RIC, among other requirements, we must distribute on a timely basis at least 90% of our investment company taxable income to our stockholders to maintain our RIC status. As a result, any such cash earnings may not be available to fund investment originations. We expect to borrow from financial institutions and issue additional debt and equity securities. If we fail to obtain funds from such sources or from other sources to fund our investments, it could limit our ability to grow, which may have an adverse effect on the value of our securities. We may pursue growth through acquisitions or strategic investments in new businesses. Completion and timing of any such acquisitions or strategic investments may be subject to a number of contingencies and risks. There can be no assurance that the integration of an acquired business will be successful or that an acquired business will prove to be profitable or sustainable.
In addition, as a BDC, our ability to borrow or issue preferred stock may be restricted if our total assets are less than 200% of our total borrowings and preferred stock. Furthermore, equity capital may be difficult to raise because, subject to some limited exceptions, as a BDC, we are generally not able to issue additional shares of our common stock at a price per share less than NAV without first obtaining approval for such issuance from our stockholders and our independent directors.
Any failure on our part to maintain our status as a BDC or RIC would reduce our operating flexibility, may hinder our achievement of our investment objective, may limit our investment choices and may subject us to greater regulation.
The Investment Company Act imposes numerous constraints on the operations of BDCs and RICs that do not apply to other types of investment vehicles. For example, under the Investment Company Act, BDCs are required to invest at least 70% of their total assets in specified types of “qualifying assets,” primarily in private U.S. companies or thinly-traded U.S. public companies, cash, cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less. In addition, in order to qualify as a RIC for U.S. federal income tax purposes, we are required to satisfy certain source-of-income, diversification and distribution requirements. These constraints, among others, may hinder our ability to take advantage of attractive investment opportunities and to achieve our investment objective. See “Item 1. Business—Material U.S. Federal Income Tax Considerations.”
Furthermore, any failure to comply with the requirements imposed on BDCs by the Investment Company Act could cause the SEC to bring an enforcement action against us and/or expose us to claims of private litigants. In addition, upon approval of a majority of our outstanding voting securities as required by the Investment Company Act, we may elect to withdraw our status as a BDC. If we decide to withdraw our election, or if we otherwise fail to qualify, or maintain our qualification, as a BDC, we might be regulated as a closed‑end investment company that is required to register under the Investment Company Act, which would subject us to additional regulatory restrictions, significantly decrease our operating flexibility and could significantly increase our cost of doing business. See “Item 1. Business—Certain BDC Regulatory Considerations.” In addition, any such failure could cause an event of default under our future outstanding indebtedness, which could have a material adverse effect on our business, financial condition or results of operations.
Regulations governing our operation as a BDC affect our ability to, and the way in which we will, raise additional capital. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.
We may issue debt securities or preferred stock and/or borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the Investment Company Act. In addition, we may seek to securitize certain of our loans. Under the provisions of the Investment Company Act, we are permitted, as a BDC, to issue senior securities only in amounts such that our asset coverage ratio, as defined in the Investment Company Act, equals at least 200% of total assets less all liabilities and indebtedness not represented by senior securities, after each issuance of senior securities. If the value of our assets declines, we may be unable to satisfy this test, which may prohibit us from paying dividends and could prevent us from maintaining our status as a RIC or may prohibit us from repurchasing shares of our common stock. If that happens, we may be required to sell a portion of our investments and, depending on the nature of our leverage, repay a portion of our indebtedness at a time when such sales may be disadvantageous. Accordingly, any failure to satisfy this test could have a material adverse effect on our business, financial condition or results of operations. Also, any amounts that we use to service our indebtedness would not be available for distributions to our common stockholders. Furthermore, as a result of issuing senior securities, our common stockholders would also be exposed to typical risks associated with increased leverage, including an increased risk of loss resulting from increased indebtedness.
If we issue preferred stock, the preferred stock would rank “senior” to common stock in our capital structure, preferred stockholders would have separate voting rights on certain matters and might have other rights, preferences, or privileges more favorable than those of our common stockholders, and the issuance of preferred stock could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest.
We are not generally able to issue and sell our common stock at a price below the NAV per share. We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the then-current NAV per share of our common stock if our Board of Directors determines that such sale is in the best interests of us and our stockholders and our stockholders approve such sale. If we raise additional funds by issuing more common stock, including in connection with senior securities convertible into, or exchangeable for, our common stock, then the percentage ownership of our stockholders at that time will decrease, and holders of our common stock might experience dilution.
We may borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us.
As part of our business strategy, we, including through our wholly owned subsidiaries, may borrow from and may in the future issue additional senior debt securities to banks, insurance companies and other lenders. Holders of these loans or senior securities would have fixed-dollar claims on our assets that are superior to the claims of our stockholders. If the value of our assets decreases, leverage would cause our NAV to decline more sharply than it otherwise would have without leverage. Similarly, any decrease in our income would cause our net income to decline more sharply than it would have if we had not borrowed. This decline could negatively affect our ability to make dividend payments on our common stock.
Our ability to service our borrowings depends largely on our financial performance and is subject to prevailing economic conditions and competitive pressures. The amount of leverage that we employ will depend on our Investment Adviser’s and our Board of Directors’ assessment of market and other factors at the time of any proposed borrowing. We cannot assure you that we will be able to obtain credit at all or on terms acceptable to us.
Also, if we have senior debt securities or other credit facilities, any obligations to such creditors may be secured by a pledge of and security interest in some or all of our assets, including our portfolio of investments, our cash and/or our right to call unused capital commitments from the stockholders. If we enter into a subscription credit facility, the lenders (or their agent) may have the right on behalf of us to directly call unused capital commitments and enforce remedies against the stockholders. In the case of a liquidation event, lenders and other creditors would receive proceeds to the extent of their security interest before any distributions are made to the stockholders. Any credit agreement or other debt financing agreement into which we may enter may impose financial and operating covenants that restrict our activities, including investment activities (such as industry concentrations) and distributions, have defaults triggered by, among other things, a change of control or change of investment adviser, remedies on default and similar matters.
Changes in interest rates may increase our cost of capital, reduce the ability of our portfolio companies to service their debt obligations and decrease our net investment income.

General interest rate fluctuations and changes in credit spreads on floating rate loans may have a substantial negative impact on our investments and investment opportunities and, accordingly, may have a material adverse effect on our rate of return on invested capital, our net investment income and our NAV. Our debt investments may be based on variable interest rates that reset periodically based on benchmarks such as LIBOR and the prime rate, so an increase in interest rates from their historically low present levels may make it more difficult for our portfolio companies to service their obligations under the debt investments that we will hold. Rising interest rates could also cause portfolio companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. In addition, to the extent we borrow money to make investments, our net investment income depends, in part, upon the difference between the rate at which we borrow funds and the rate at which we invest those funds. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income to the extent we use debt to finance our investments. In periods of rising interest rates, our cost of funds would increase, which could reduce our net investment income.
In addition, a rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the performance threshold in our Investment Advisory Agreement and may result in a substantial increase of the amount of incentive fees payable to our Investment Adviser.
We may experience fluctuations in our quarterly results.
We could experience fluctuations in our quarterly operating results due to a number of factors, including, the pace at which investments are made, the interest rate payable on the debt securities we acquire, the default rate on such securities, rates of repayment, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses and changes in unrealized appreciation or depreciation, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.
There are significant potential conflicts of interest, including the management of other investment funds and accounts by our Investment Adviser, which could impact our investment returns.
Our executive officers and directors, other current and future principals of our Investment Adviser and certain members of our Investment Adviser’s investment committee may serve as officers, directors or principals of other entities and affiliates of our Investment Adviser and funds managed by our affiliates that operate in the same or a related line of business as we do. Currently, our executive officers, as well as the other principals of our Investment Adviser manage other funds affiliated with Carlyle, including BDC I and BDC III. In addition, our Investment Adviser’s investment team has responsibilities for sourcing and managing U.S. middle market debt investments for certain other investment funds and accounts, including BDC I and BDC III. Accordingly, they have obligations to investors in those entities, the fulfillment of which may not be in the best interests of, or may be adverse to the interests of, us or our stockholders. Although the professional staff of our Investment Adviser will devote as much time to our management as appropriate to enable our Investment Adviser to perform its duties in accordance with the Investment Advisory Agreement, the investment professionals of our Investment Adviser may have conflicts in allocating their time and services among us, on the one hand, and investment vehicles managed by Carlyle or one or more of its affiliates, on the other hand.
In addition, we note that any affiliated investment vehicle currently existing, including BDC I and BDC III, or formed in the future, and managed by our Investment Adviser or its affiliates, including Carlyle, may, notwithstanding different stated investment objectives, have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. As a result, our Investment Adviser may face conflicts in allocating investment opportunities between us and such other entities. Although our Investment Adviser will endeavor to allocate investment opportunities in a fair and equitable manner in accordance with its allocation policies and procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by our Investment Adviser or an investment manager affiliated with our Investment Adviser, including Carlyle. In any such case, when our Investment Adviser identifies an investment, it will be forced to choose which investment fund should make the investment. See “Item 1. Business—Allocation of Investment Opportunities and Potential Conflicts of Interest.”
We and our affiliates may own investments at different levels of a portfolio company’s capital structure or otherwise own different classes of a portfolio company’s securities. Such investments may inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of securities that may be held. Conflicts may also arise because portfolio decisions regarding our portfolio may benefit our affiliates. Our affiliates may pursue or enforce rights with respect to one of our portfolio companies, and those activities may have an adverse effect on us. As a result, prices, availability, liquidity and terms of our investments may be negatively impacted by the activities of our affiliates, and transactions for us may be impaired or effected at prices or terms that may be less favorable than would otherwise have been the case.
Carlyle considers its “One Carlyle” philosophy and the ability of its professionals to communicate and collaborate across funds, industries and geographies one of its significant competitive strengths. As a result of the expansion of its platform into various lines of business in the alternative asset management industry, Carlyle is subject to a number of actual and potential conflicts of interest and subject to greater regulatory oversight than that to which it would otherwise be subject if it had just one line of business. In addition, as Carlyle expands its platform, the allocation of investment opportunities among its investment funds, including us, is expected to become more complex. In addressing these conflicts and regulatory requirements across Carlyle’s various businesses, Carlyle has and may continue to implement certain policies and procedures (for example, information barriers). As a practical matter, the establishment and maintenance of such information barriers means that collaboration between our investment professionals across various platforms or with respect to certain investments may be limited, reducing potential synergies that Carlyle has cultivated across these businesses through its “One Carlyle” approach. In addition, we may come into possession of material non-public information with respect to issuers in which we may be considering making an investment. As a consequence, we may be precluded from providing such information or other ideas to other funds affiliated with Carlyle that benefit from such information or we may be precluded from otherwise consummating a contemplated investment. To the extent we or any other funds affiliated with Carlyle fail to appropriately deal with any such conflicts, it could negatively impact our reputation or Carlyle’s reputation and our ability to raise additional funds and the willingness of counterparties to do business with us or result in potential litigation against us. Our communications with Carlyle Corporate Private Equity, Real Assets and Investment Solutions personnel are subject to certain restrictions as set forth in Carlyle’s information barrier policy. In that regard, it is not generally expected that the investment personnel involved in our day-to-day affairs will discuss any issuer-specific information with other members of Carlyle outside the GMS segment.
In the ordinary course of business, we may enter into transactions with affiliates and portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions under the Investment Company Act with any persons affiliated with us, we have implemented certain policies and procedures whereby certain of our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, us, companies controlled by us, any stockholders that own more than 5% of us and our employees and directors. We will not enter into any agreements unless and until we are satisfied that doing so will not raise concerns under the Investment Company Act or, if such concerns exist, we have taken appropriate actions to seek Board of Directors review and approval or SEC exemptive relief for such transaction. Our Board of Directors will review these procedures on an annual basis.
In the course of our investing activities, we pay management and incentive fees to our Investment Adviser and reimburse our Investment Adviser for certain expenses it incurs in accordance with our Investment Advisory Agreement. As a result, investors in our common stock invest on a “gross” basis and receive distributions on a “net” basis after expenses, resulting in a lower rate of return than an investor might achieve through direct investments. Accordingly, there may be times when the senior management team of our Investment Adviser has interests that differ from those of our stockholders, giving rise to a conflict.
In addition, we pay our Administrator, an affiliate of our Investment Adviser, its costs and expenses and our allocable portion of overhead incurred by it in performing its obligations under the Administration Agreement, including, compensation paid to or compensatory distributions received by our officers (including our Chief Compliance Officer and Chief Financial Officer) and their respective staff who provide services to us, operations staff who provide services to us, and internal audit staff in their role of performing our Sarbanes-Oxley Act internal control assessment. These arrangements create conflicts of interest that our Board of Directors monitors.
We may be obligated to pay our Investment Adviser incentive compensation even if we incur a loss.
Our Investment Adviser is entitled to incentive compensation for each calendar quarter in an amount equal to a percentage of the excess of our pre-incentive fee net investment income for that quarter (before deducting incentive compensation) above a performance threshold for that quarter. Our pre-incentive fee net investment income for incentive compensation purposes excludes realized and unrealized capital losses and depreciation that we may incur in the calendar quarter, even if such capital losses or depreciation result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our Investment Adviser incentive compensation for a calendar quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter.
Our fee structure may induce our Investment Adviser to pursue speculative investments and incur leverage, and investors may bear the cost of multiple levels of fees and expenses.
The incentive fees payable by us to our Investment Adviser may create an incentive for our Investment Adviser to pursue investments on our behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement. The incentive fees payable to our Investment Adviser are calculated based on a percentage of our return on invested capital. This may encourage our Investment Adviser to use leverage to increase the return on our investments. Under certain circumstances, the use of leverage may increase the likelihood of default, which would impair the value of our common stock.
The “catch-up” portion of the incentive fees may encourage our Investment Adviser to accelerate or defer interest payable by portfolio companies from one calendar quarter to another, potentially resulting in fluctuations in timing and dividend amounts.
We may invest, to the extent permitted by law, in the securities and instruments of other investment companies, including private funds, and, to the extent we so invest, bear our ratable share of any such investment company’s expenses, including management and performance fees. We also remain obligated to pay management and incentive fees to our Investment Adviser with respect to the assets invested in the securities and instruments of other investment companies. With respect to each of these investments, each of our stockholders will bear his or her share of the management and incentive fees of our Investment Adviser as well as indirectly bearing the management and performance fees and other expenses of any investment companies in which we invest.
We will become subject to corporate-level income tax if we are unable to qualify and maintain our qualification as a RIC for U.S. federal income tax purposes under Subchapter M of the Code.
Although we intend to elect to be treated, and to qualify annually, as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, we cannot assure you that we will be able to qualify for and maintain RIC status. To obtain and maintain RIC status and be relieved of U.S. federal income taxes on income and gains distributed to our stockholders, we must, among other things, have in effect an election to be treated, and continue to qualify, as a BDC under the Investment Company Act at all times during each taxable year and meet the Annual Distribution Requirement, the 90% Gross Income Test and the Diversification Tests (each defined term, defined below).

•
We must distribute to our stockholders on an annual basis at least 90% of our investment company taxable income (generally, our net ordinary income plus the excess of our realized net short-term capital gains over realized net long-term capital losses, determined without regard to the dividends paid deduction) for each taxable year (the “Annual Distribution Requirement”).

•
We must derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to our business of investing in such stock or securities or foreign currencies (the “90% Gross Income Test”).

•
At the end of each quarter of our taxable year, at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses, or the securities of one or more “qualified publicly traded partnerships” (the “Diversification Tests”).

If we fail to maintain our RIC status for any reason, and we do not qualify for certain relief provisions under the Code, we would be subject to corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes) regardless of whether we make any distributions to the holders of our common stock. In this event, the resulting taxes and any resulting penalties could substantially reduce our net assets, the amount of our income available for distribution and the amount of our distributions to our stockholders, which would have a material adverse effect on our financial performance. For additional discussion regarding the tax implications of a RIC, see “Item 1. Business—Material U.S. Federal Income Tax Considerations.”
We may have difficulty satisfying the Annual Distribution Requirement in order to qualify and maintain our RIC status if we recognize income before or without receiving cash representing such income.
We may make investments that produce income that is not matched by a corresponding cash receipt by us, such as OID, which may arise, for example, if we receive warrants in connection with the making of a loan, or payment-in-kind (“PIK”) interest representing contractual interest added to the loan principal balance and due at the end of the loan term. Any such income would be treated as income earned by us and therefore would be subject to the Annual Distribution Requirement. Such investments may require us to borrow money or dispose of other securities in order to comply with those requirements. However, under the Investment Company Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless an “asset coverage” test is met. See “Item 1. Business—Certain BDC Regulatory Considerations—Indebtedness and Senior Securities.”
If we are prohibited from making distributions or are unable to raise additional debt or equity capital or sell assets to make distributions, we may not be able to make sufficient distributions to satisfy the Annual Distribution Requirement, and therefore would not be able to maintain our qualification as a RIC. Additionally, we may make investments that result in the recognition of ordinary income rather than capital gain, or that prevent us from accruing a long-term holding period. These investments may prevent us from making capital gain distributions as described in “Item 1. Business—Material U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company.”
A portion of our income and fees may not be qualifying income for purposes of the income source requirement.
Some of the income and fees that we may recognize will not satisfy the income source requirement applicable to RICs. In order to ensure that such income and fees do not disqualify us as a RIC for a failure to satisfy such requirement, we may be required to recognize such income and fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce the amount of income available for distribution.
We will expend significant financial and other resources to comply with the requirements of being registered under the Exchange Act.
We may incur legal, accounting and other expenses, including costs associated with the reporting requirements of the Exchange Act and requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. See “Item 1. Business—Certain BDC Regulatory Considerations—Sarbanes-Oxley Act of 2002.” In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls, significant resources and management oversight will be required. We will be implementing procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, additional administrative expenses payable to our Administrator to compensate them for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.
The systems and resources necessary to comply with public company reporting requirements will increase further once we cease to be an “emerging growth company” under the JOBS Act. As long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We intend to remain an emerging growth company.
We do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and the value of our common stock.
We have not previously been required to maintain proper and effective internal control over financial reporting, including the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act. We will not be required to comply with all of the requirements under Section 404 of the Sarbanes-Oxley Act until we have been subject to the reporting requirements of the Exchange Act for a specified period of time or the date we are no longer an emerging growth company under the JOBS Act. Accordingly, our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. We are in the process of addressing our internal controls over financial reporting and will establish formal procedures, policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.
Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an emerging growth company under the JOBS Act. Because we do not currently have comprehensive documentation of our internal control and have not yet tested our internal control in accordance with Section 404 of the Sarbanes-Oxley Act, we cannot conclude, as required by Section 404, that we do not have a material weakness in our internal control or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal control. As a public entity, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the applicable requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our operations, financial reporting or financial results could be adversely affected. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, and result in a breach of the covenants under the agreements governing any of our financing arrangements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements could also suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us.
Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed and we could fail to meet our financial reporting obligations.
Certain investors are limited in their ability to make significant investments in us.
Private funds that are excluded from the definition of “investment company” either pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act are restricted from acquiring directly or through a controlled entity more than 3% of our total outstanding voting stock (measured at the time of the acquisition). Investment companies registered under the Investment Company Act and BDCs are also subject to this restriction as well as other limitations under the Investment Company Act that would restrict the amount that they are able to invest in our securities. As a result, certain investors will be limited in their ability to make significant investments in us, at a time that they might desire to do so.
Our Board of Directors is authorized to reclassify any unissued shares of common stock into one or more classes of preferred stock, which could convey special rights and privileges to its owners.
Under the Maryland General Corporation Law (“MGCL”) and our Articles of Amendment and Restatement (as amended from time to time, the “Charter”), our Board of Directors is authorized to classify and reclassify any authorized but unissued shares of stock into one or more classes of stock, including preferred stock. Prior to the issuance of shares of each class or series, the Board of Directors is required by Maryland law and our Charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. The cost of any such reclassification would be borne by our existing common stockholders. Certain matters under the Investment Company Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. In addition, the Investment Company Act provides that holders of preferred stock are entitled to vote separately from holders of common stock to elect two preferred stock directors. We currently have no plans to issue preferred stock, but may determine to do so in the future. The issuance of preferred stock convertible into shares of common stock might also reduce the net income per share and NAV per share of our common stock upon conversion, provided that we will only be permitted to issue such convertible preferred stock to the extent we comply with the requirements of Section 61 of the Investment Company Act, including obtaining common stockholder approval. In addition, under the Investment Company Act, participating preferred stock and preferred stock constitutes a “senior security” for purposes of the 200% asset coverage test. These effects, among others, could have an adverse effect on an investment in our common stock.
Provisions of the MGCL and of our Charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.
The MGCL and our Charter and bylaws contain provisions that may discourage, delay or make more difficult a change in control of us or the removal of our directors. We are subject to the Maryland Business Combination Act (“MBCA”), subject to any applicable requirements of the Investment Company Act. Our Board of Directors has adopted a resolution exempting from the MBCA any business combination between us and any other person, subject to prior approval of such business combination by our Board of Directors, including approval by a majority of our independent directors. If the resolution exempting business combinations is repealed or our Board of Directors does not approve a business combination, the MBCA may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer. Our bylaws exempt from the Maryland Control Share Acquisition Act (“Control Share Act”) acquisitions of our stock by any person. If we amend our bylaws to repeal the exemption from the Control Share Act, the Control Share Act also may make it more difficult for a third party to obtain control of us and increase the difficulty of consummating such a transaction. However, we will amend our bylaws to be subject to the Control Share Act only if our Board of Directors determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Control Share Act does not conflict with the Investment Company Act.
As described further in See “Item 11. Description of Registrant’s Securities to be Registered.” we have also adopted measures that may make it difficult for a third party to obtain control of us, including provisions of our Charter classifying our Board of Directors in three classes serving staggered three-year terms, and authorizing our Board of Directors to classify or reclassify shares of our stock in one or more classes or series, to cause the issuance of additional shares of our stock, to amend our Charter without stockholder approval and to increase or decrease the number of shares of stock that we have authority to issue. These provisions, as well as other provisions of our Charter and bylaws, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders.
Our Board of Directors may change our investment objective, operating policies and strategies without prior notice and without stockholder approval.
Our Board of Directors has the authority to modify or, if applicable, waive our investment objective, operating policies and strategies without prior notice (except as required by the Investment Company Act) and without stockholder approval. In addition, none of our investment policies is fundamental and any of them may be changed without stockholder approval. However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current investment objective, operating policies or strategies would have on our business, operating results and value of our stock. Nevertheless, the effects may adversely affect our business and impact our ability to make distributions.
A failure in our operational systems or infrastructure, or those of third parties, as well as cyber-attacks, could significantly disrupt our business or negatively affect our liquidity, financial condition or results of operations.
We rely heavily on our and third parties’ financial, accounting, information and other data processing systems. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers, could cause delays or other problems in our activities. We face various security threats on a regular basis, including ongoing cyber security threats to and attacks on our information technology infrastructure that are intended to gain access to our proprietary information, destroy data or disable, degrade or sabotage our systems. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These security threats may be intentional or unintentional and could originate from a wide variety of sources, including unknown third parties outside our Company for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships.
Although we are not currently aware that we have been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, have materially affected our operations or financial condition, there can be no assurance that the various procedures and controls we utilize to mitigate these threats will be sufficient to prevent disruptions to our systems. If any of these systems do not operate properly or are disabled for any reason or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of our network security systems, a cyber-incident or attack or otherwise, we could suffer substantial financial loss, increased costs, a disruption of our businesses, liability to our investors, regulatory intervention or reputational damage. In addition, we operate in a business that is highly dependent on information systems and technology. Carlyle has implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber-incident, do not guarantee that a cyber-incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident. The information systems and technology that we rely on may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us.
Furthermore, we depend on our and our Investment Adviser’s headquarters in New York, New York, where most of our executives, investment professionals and administrative and operations personnel are located, for the continued operation of our business. Disasters, such as natural disasters, pandemics, events arising from local or larger scale political or social matters or weather events, or disruptions in the infrastructure that supports our businesses, such as sudden electrical or telecommunications outages, could have a material adverse impact on our ability to continue to operate our business without interruption. These events, in turn, could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay distributions to our stockholders. Our disaster recovery programs may not be sufficient to mitigate the harm that may result from such disasters or disruptions. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.
Changes in laws or regulations governing our business or the businesses of our portfolio companies, changes in the interpretation thereof or newly enacted laws or regulations, and any failure by us or our portfolio companies to comply with these laws or regulations may adversely affect our business and the businesses of our portfolio companies.
We and our portfolio companies are subject to laws and regulations at the U.S. federal, state and local levels. These laws and regulations, as well as their interpretation, may change from time to time, and new laws, regulations and interpretations may also come into effect. Any such new or changed laws or regulations could have a material adverse effect on our business or the business of our portfolio companies. The legal, tax and regulatory environment for BDCs, investment advisers and the instruments that they utilize (including derivative instruments) is continuously evolving. In addition, there is significant uncertainty regarding recently enacted legislation (including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations that have recently been adopted and future regulations that may or may not be adopted pursuant to such legislation) and, consequently, the full impact that such legislation will ultimately have on us and the markets in which we trade and invest is not fully known. Such uncertainty and any resulting confusion may itself be detrimental to the efficient functioning of the markets and the success of certain investment strategies.
In addition, as private equity firms become more influential participants in the U.S. and global financial markets and economy generally, there recently has been pressure for greater governmental scrutiny and/or regulation of the private equity industry. It is uncertain as to what form and in what jurisdictions such enhanced scrutiny and/or regulation, if any, on the private equity industry may ultimately take. Therefore, there can be no assurance as to whether any such scrutiny or initiatives will have an adverse impact on the private equity industry, including our ability to effect operating improvements or restructurings of our portfolio companies or otherwise achieve our objectives.
Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact our operating results or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business.
On February 3, 2017, President Trump signed an executive order (the “Executive Order”) announcing the new Administration’s policy to regulate the U.S. financial system in a manner consistent with certain “Core Principles,” including regulation that is efficient, effective and appropriately tailored. The Executive Order directs the Secretary of the Treasury, in consultation with the heads of the member agencies of the Financial Stability Oversight Council, to report to the President on the extent to which existing laws, regulations and other government policies promote the Core Principles and to identify any laws, regulations or other government policies that inhibit federal regulation of the U.S. financial system consistent with them. At this time it is unclear what impact the Executive Order in particular and the Administration’s policies in general will have on regulations that affect our and our portfolio companies’ business.
Changes in laws or regulations related to U.S. federal income taxation could affect us or the holders of our common stock.
Reform proposals have been recently put forth by members of Congress and the President which, if ultimately proposed as legislation and enacted as law, would substantially change the U.S. federal taxation of (among other things) individuals and businesses. In 2016, the Speaker of the House of Representatives and the Chairman of the House Ways

and Means Committee published “A Better Way.” Separately, the then-candidate, now-President published a one-page document on tax reform. Each of these proposals sets forth a variety of principles to guide potential tax reform legislation. As of the date of this Memorandum, no legislation in respect of either of these proposals has been introduced in the Congress. However, the principles set forth in both “A Better Way” and the President’s one-page proposal, if ultimately reduced to legislation enacted by the Congress and signed into law by the President in a form that is consistent with those principles, could change dramatically the U.S. federal taxation of us and a holder of our common stock. Under both “A Better Way” and President Trump’s proposal, individual and corporate tax rates would be meaningfully reduced. Under “A Better Way,” the U.S. federal tax system would be converted into a “destination-based cash-flow” tax system under which net interest expense would not be deductible, investment in tangible property (other than land) and intangible assets would be immediately deductible, export revenue would not be taxable, and the cost of imports would not be deductible. While it is impossible to predict whether and to what extent any tax reform legislation (or other legislative, regulatory or administrative change to the U.S. federal tax laws) will be proposed or enacted, any such change in the U.S. federal tax laws could affect materially the value of any investment in our common stock. Prospective investors should consult their tax advisors regarding possible legislative and regulatory changes and the potential effect of such changes on an investment in our common stock.
Our Investment Adviser can resign upon 60 days’ notice, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.
Our Investment Adviser has the right, under the Investment Advisory Agreement, to resign at any time upon 60 days’ written notice, whether we have found a replacement or not. If our Investment Adviser resigns, we may not be able to find a new investment adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected and the value of our shares may decline. In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Investment Adviser and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our financial condition, business and results of operations.
Our Investment Adviser’s liability is limited under the Investment Advisory Agreement, and we are required to indemnify our Investment Adviser against certain liabilities, which may lead our Investment Adviser to act in a riskier manner on our behalf than it would when acting for its own account.
Our Investment Adviser has not assumed any responsibility to us other than to render the services described in the Investment Advisory Agreement, and it will not be responsible for any action of our Board of Directors in declining to follow our Investment Adviser’s advice or recommendations. Pursuant to the Investment Advisory Agreement, our Investment Adviser and its members and their respective officers, managers, partners, agents, employees, controlling persons and members and any other person or entities affiliated with it will not be liable to us for their acts under the Investment Advisory Agreement, absent willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. We have agreed to indemnify, defend and protect our Investment Adviser and its members and their respective officers, managers, partners, agents, employees, controlling persons and members and any other person or entities affiliated with it with respect to all damages, liabilities, costs and expenses arising out of or otherwise based upon the performance of any of our Investment Adviser’s duties or obligations under the Investment Advisory Agreement or otherwise as an Investment Adviser for us, and not arising out of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties under the Investment Advisory and Agreement. These protections may lead our investment adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account. See “Item 1A. Risk Factors—Risks Related to Our Business and Structure—Our fee structure may induce our Investment Adviser to pursue speculative investments and incur leverage, and investors may bear the cost of multiple levels of fees and expenses.”

Our Administrator can resign from its role as Administrator under the Administration Agreement, and a suitable replacement may not be found, resulting in disruptions that could adversely affect our business, results of operations and financial condition.
Our Administrator has the right to resign under the Administration Agreement upon 60 days’ written notice, whether a replacement has been found or not. If our Administrator resigns, it may be difficult to find a new administrator or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms, or at all. If a replacement is not found quickly, our business, results of operations and financial condition are likely to be adversely affected and the value of our common stock may decline. Even if a comparable service provider or individuals to perform such services are retained, whether internal or external, their integration into our business and lack of familiarity with our investment objective may result in additional costs and time delays that may materially adversely affect our business, results of operations and financial condition.
Any of our three sub-administrators can resign from their respective roles pursuant to the Sub-Administration Agreements, and suitable replacements may not be found, resulting in disruptions that could adversely affect our business, results of operations and financial condition.
Each of Carlyle Employee Co., CELF and State Street has the right to resign under their respective agreements, the Carlyle Sub-Administration Agreements and the State Street Sub-Administration Agreement, upon 60 days’ written notice, whether a replacement has been found or not. If any of our sub-administrators resign, it may be difficult to find a new administrator or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms, or at all. If a replacement is not found quickly, our business, results of operations and financial condition are likely to be adversely affected and the value of our common stock may decline. Even if a comparable service provider or individuals to perform such services are retained, whether internal or external, their integration into our business and lack of familiarity with our investment objective may result in additional costs and time delays that may materially adversely affect our business, results of operations and financial condition.
Risks Related to Our Investments
Our portfolio companies may prepay loans, which may have the effect of reducing our investment income if the returned capital cannot be invested in transactions with equal or greater yields.
Loans are generally prepayable at any time, most of them at no premium to par. We are generally unable to predict the rate and frequency of such repayments. Whether a loan is prepaid will depend both on the continued positive performance of the portfolio company and the existence of favorable financing market conditions that allow such portfolio company the ability to replace existing financing with less expensive capital. In periods of rising interest rates, the risk of prepayment of floating rate loans may increase if other financing sources are available. As market conditions change frequently, we will often be unable to predict when, and if, this may be possible for each of our portfolio companies. In the case of some of these loans, having the loan called early may have the effect of reducing our actual investment income below our expected investment income if the capital returned cannot be invested in transactions with equal or greater yields.
The financial projections of our portfolio companies could prove inaccurate.
We generally evaluate the capital structure of portfolio companies on the basis of financial projections prepared by the management of such portfolio companies. These projected operating results are normally based primarily on judgments of the management of the portfolio companies. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed. General economic conditions, which are not predictable with accuracy, along with other factors may cause actual performance to fall short of the financial projections that were used to establish a given portfolio company’s capital structure. Because of the leverage that is typically employed by our portfolio companies, this could cause a substantial decrease in the value of our investment in the portfolio company. The inaccuracy of financial projections could thus cause our performance to fall short of our expectations.

Our portfolio securities typically will not have a readily available market price and, in such a case, we will value these securities at fair value as determined in good faith under procedures adopted by our Board of Directors, which valuation is inherently subjective and may not reflect what we may actually realize from the sale of the investment.
Substantially all of our portfolio investments may be in the form of debt investments that are not publicly traded. The fair value of these securities will not be readily determinable, and the due diligence process that our Investment Adviser undertakes in connection with our investments may not reveal all the facts that may be relevant in connection with such investment. We will value these investments on at least a quarterly basis in accordance with our valuation policy, which will be at all times consistent with US GAAP. Our Board of Directors will utilize the services of a third-party valuation firm to aid it in determining the fair value of these investments as well as the recommendations of our Investment Adviser’s investment professionals, which are based upon the most recent portfolio company financial statements available and projected financial results of each portfolio company. The Board of Directors will discuss valuations and determine the fair value in good faith based on the input of our Investment Adviser and the third-party valuation firm. The participation of our Investment Adviser in our valuation process, and the indirect pecuniary interest in our Investment Adviser by the interested directors on our Board of Directors, could result in a conflict of interest, because our Investment Adviser is receiving performance-based incentive fees.
The factors that will be considered in the fair value pricing of our investments include the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings, the markets in which the portfolio company does business, comparisons to publicly-traded companies, discounted cash flow, relevant credit market indices, and other relevant factors. When an external event such as purchase transaction, public offering or subsequent equity sale occurs, we consider the pricing indicated by the external event to corroborate our valuation. Because such valuations, and particularly valuations of private investments and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Also, since these valuations are, to a large extent, based on estimates, comparisons and qualitative evaluations of private information, it could make it more difficult for investors to value accurately our investments and could lead to undervaluation or overvaluation of our common stock. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility. If our Investment Adviser is unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments. Also, privately held companies frequently have less diverse product lines and smaller market presence than larger competitors.
Decreases in the market values or fair values of our investments are recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our NAV by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer unrealized losses, which could have a material adverse impact on our business, financial condition and results of operations.
Our NAV as of a particular date may be materially greater than or less than the value that would be realized if our assets were to be liquidated as of such date. For example, if we were required to sell a certain asset or all or a substantial portion of our assets on a particular date, the actual price that we would realize upon the disposition of such asset or assets could be materially less than the value of such asset or assets as reflected in our NAV. Volatile market conditions could also cause reduced liquidity in the market for certain assets, which could result in liquidation values that are materially less than the values of such assets as reflected in our NAV.
Our investments will be risky and speculative.
We will invest primarily in loans to middle market companies whose debt, if rated, is rated below investment grade and, if not rated, would likely be rated below investment grade if it were rated. Investments rated below investment grade are generally considered higher risk than investment grade instruments. Bonds that are rated below investment grade are sometimes referred to as “high yield bonds” or “junk bonds.”
First Lien Senior Secured Loans. When we make a senior secured term loan investment in a portfolio company, we generally will take a security interest in substantially all of the available assets of the portfolio company, including the equity interests of its domestic subsidiaries, which we expect to help mitigate the risk that we will not be repaid. However, there is a risk that the collateral securing our loans may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the portfolio company to raise additional capital, and, in some circumstances, our lien could be subordinated to claims of other creditors. In addition, deterioration in a portfolio company’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the loan. Consequently, the fact that a loan is secured does not guarantee that we will receive principal and interest payments according to the loan’s terms, or at all, or that we will be able to collect on the loan should we be forced to enforce our remedies.
Unitranche Loans. Unitranche loans provide leverage levels comparable to a combination of first lien and second lien or subordinated loans, and may rank junior to other debt instruments issued by the portfolio company. Unitranche loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term, and there is a heightened risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity. From the perspective of a lender, in addition to making a single loan, a unitranche loan may allow the lender to choose to participate in the “first out” tranche, which will generally receive priority with respect to payments of principal, interest and any other amounts due, or to choose to participate only in the “last out” tranche, which is generally paid after the first out tranche is paid. We intend to participate in “first out” and “last out” tranches of unitranche loans and make single unitranche loans.
Second Lien Senior Secured Loans and Junior Debt Investments. Our second lien senior secured loans are subordinated to first lien loans, and our junior debt investments, such as mezzanine loans, generally are subordinated to both first lien and second lien loans and have junior security interests or may be unsecured. As such, to the extent we hold second lien senior secured loans and junior debt investments, holders of first lien loans may be repaid before us in the event of a bankruptcy or other insolvency proceeding. This may result in an above average amount of risk and loss of principal.
Equity Investments. When we invest in loans, we may acquire equity securities as well. In addition, we may invest directly in the equity securities of portfolio companies. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.
In addition, investing in middle market companies involves a number of significant risks, including:

•
these companies may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing on any guarantees or security we may have obtained in connection with our investment;

•
they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•
they are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on a portfolio company and, in turn, on us;

•
there is generally little public information about these companies. These companies and their financial information are usually not subject to the Exchange Act and other regulations that govern public companies, and we may be unable to uncover all material information about these companies, which may prevent us from making a fully informed investment decision and cause us to lose money on our investments;

•
they generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors and our Investment Adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies;

•	changes in laws and regulations, as well as their interpretations, may adversely affect their business, financial structure or prospects; and

•	they may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.
We operate in a highly competitive market for investment opportunities, and compete with investment vehicles sponsored or advised by our affiliates.
A number of entities, including BDC I, compete with us to make the types of investments that we target in leveraged companies. We compete with other BDCs, public and private funds, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity funds, some of which may be affiliates of us. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we do, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the Investment Company Act and the Code impose on us. The competitive pressures we face may have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.
We do not seek to compete primarily based on the interest rates we offer, and we believe that some of our competitors may make loans with interest rates that are comparable to or lower than the rates we offer. We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. However, if we match our competitors’ pricing, terms and structure, we may experience decreased net interest income and increased risk of credit loss.
We may not replicate the historical success of Carlyle or the historical performance of BDC I.
We cannot provide any assurance that we will replicate the historical success of Carlyle or the historical performance of other companies that our Investment Adviser and its investment team advised in the past, and in particular, the historical performance of BDC I. Accordingly, our investment returns could be substantially lower than the returns achieved by other Carlyle managed funds or by other clients of our Investment Adviser.
Our ability to enter into transactions with Carlyle and our other affiliates is generally restricted.
We and certain of our controlled affiliates are prohibited under the Investment Company Act from knowingly participating in certain transactions with our upstream affiliates, or our Investment Adviser and its affiliates, without the prior approval of our independent directors and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities is our upstream affiliate for purposes of the Investment Company Act and we are generally prohibited from buying or selling any security (other than our securities) from or to such affiliate, absent the prior approval of our independent directors. The Investment Company Act also prohibits “joint” transactions with an upstream affiliate, or our Investment Adviser or its affiliates, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of our independent directors. In addition, we and certain of our controlled affiliates are prohibited from buying or selling any security from or to, or entering into joint transactions with, our Investment Adviser and its affiliates, or any person who owns more than 25% of our voting securities or is otherwise deemed to control, be controlled by, or be under common control with us, absent the prior approval of the SEC through an exemptive order (other than in certain limited situations pursuant to current regulatory guidance as described below). The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances then existing.
As a BDC, we are required to comply with certain regulatory requirements. For example, we are not generally permitted to invest in any portfolio company in which a fund managed by Carlyle or any of its downstream affiliates (other than us and our downstream affiliates) currently has an investment, or make any co-investments with our Investment Adviser or its affiliates, including any fund managed by Carlyle or any of its downstream affiliates (other than us and our downstream affiliates), without exemptive relief from the SEC, subject to certain exceptions. The SEC has granted our Investment Adviser and certain of our affiliates Exemptive Relief that permits certain present and future funds advised by our Investment Adviser (or a future investment adviser controlling, controlled by or under common control with our Investment Adviser), including us, to co‑invest in suitable negotiated investments. Co‑investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in a co‑investment transaction. We may also co-invest with funds managed by Carlyle or any of its downstream affiliates, subject to compliance with applicable law and regulations, existing regulatory guidance, and our Investment Adviser’s allocation policies and procedures.
In addition to co-investing pursuant to the Exemptive Relief, we may invest alongside affiliates or their affiliates in certain circumstances where doing so is consistent with applicable law and current regulatory guidance. For example, we may invest alongside such investors consistent with guidance promulgated by the SEC staff permitting us and an affiliated person to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that we negotiate no term other than price. We may, in certain cases, also make investments in securities owned by affiliates that we acquire from non-affiliates. In such circumstances, our ability to participate in any restructuring of such investment or other transaction involving the issuer of such investment may be limited, and as a result, we may realize a loss on such investments that might have been prevented or reduced had we not been restricted in participating in such restructuring or other transaction.
To the extent we make investments in restructurings and reorganizations they may be subject to greater regulatory and legal risks than other traditional direct investments in portfolio companies.
We may make investments in restructurings that involve, or otherwise invest in the debt securities of, companies that are experiencing or are expected to experience severe financial difficulties. These severe financial difficulties may never be overcome and may cause such companies to become subject to bankruptcy proceedings. As such, these investments could subject us to certain additional potential liabilities that may exceed the value of our original investment therein. For instance, under certain circumstances, payments to us and our distributions to stockholders may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, investments in restructurings may be adversely affected by statutes relating to, among other things, fraudulent conveyances, voidable preferences, lender liability and the court’s discretionary power to disallow, subordinate or disenfranchise particular claims. Under certain circumstances, a lender that has inappropriately exercised control of the management and policies of a debtor may have its claims subordinated or disallowed, or may be found liable for damages suffered by parties as a result of such actions. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high.
The lack of liquidity in our investments may adversely affect our business.
We will generally make investments in private companies. Substantially all of these investments are subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. In addition, we may face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we hold a significant portion of a company’s equity or if we have material non-public information regarding such portfolio company.
We have not yet identified all of the portfolio companies we will invest in.
As of the date hereof, we have identified only potential investments to be funded with the proceeds of the Initial Drawdown. We have not yet identified all of the potential investments for our portfolio that we will acquire with the proceeds of the Private Offering. Our Investment Adviser will select our investments over time. Our stockholders will have no input with respect to investment decisions. These factors increase the uncertainty, and thus the risk, of investing in our common stock.
Our ability to extend financial commitments may be limited.
The SEC has proposed a new Rule 18f-4 under the Investment Company Act that, if enacted in the form proposed, could adversely impact the way we and other BDCs do business. In addition to imposing restrictions on the use of derivatives, the rule would generally limit our financial commitments to portfolio companies, together with our exposure to other transactions involving senior securities entered into by us other than in reliance of the rule, to not more than 150 percent of our net asset value. We cannot assure you when or if the proposed rule will be adopted by the SEC, and if adopted, whether the final rule will constrain our ability to extend financial commitments.
Our portfolio may be concentrated in a limited number of portfolio companies and industries, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.
We are classified as a non-diversified investment company within the meaning of the Investment Company Act, which means that we are not limited by the Investment Company Act with respect to the proportion of our assets that we may invest in securities of a single issuer, excluding limitations on investments in other investment companies. Although we do not intend to focus our investments in any specific industries, our portfolio may be concentrated in a limited number of portfolio companies and industries. Beyond the asset diversification requirements associated with our qualification as a RIC under Subchapter M of the Code, we will not have fixed guidelines for diversification, and while we do not target any specific industries, our investments may be concentrated in relatively few industries. As a result, the aggregate returns we will realize may be significantly adversely affected if a small number of investments perform poorly or if we need to write down the value of one or more investments. Additionally, a downturn in any particular industry in which we are invested could also significantly impact our aggregate returns.
Our portfolio companies may be highly leveraged.
Some of our portfolio companies may be highly leveraged, which may have adverse consequences to these companies and to us as an investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.
Leveraged companies may enter into bankruptcy proceedings at higher rates than companies that are not leveraged and we will invest in debt securities of these companies.
Leveraged companies, such as those in which we plan to invest, may be more prone to bankruptcy or similar financial distress. The bankruptcy process has a number of significant inherent risks. Many events in a bankruptcy proceeding are the product of contested matters and adversary proceedings and are beyond the control of the creditors. A bankruptcy filing by a portfolio company may adversely and permanently affect the portfolio company. If the proceeding is converted to a liquidation, the value of the portfolio company may not equal the liquidation value that was believed to exist at the time of the investment. The duration of a bankruptcy proceeding is also difficult to predict, and a creditor’s return on investment can be adversely affected by delays until the plan of reorganization or liquidation ultimately becomes effective. The administrative costs of a bankruptcy proceeding are frequently high and would be paid out of the debtor’s estate prior to any return to creditors. Because the standards for classification of claims under bankruptcy law are vague, our influence with respect to the class of securities or other obligations we own may be lost by increases in the number and amount of claims in the same class or by different classification and treatment. In the early stages of the bankruptcy process, it is often difficult to estimate the extent of, or even to identify, any contingent claims that might be made. In addition, certain claims that have priority by law (for example, claims for taxes) may be substantial.
The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the portfolio company’s fundamental value. To the extent we and an affiliate both hold investments in the same portfolio company that are of a different character, we may also face restrictions on our ability to become actively involved in the event that portfolio company becomes distressed as a result of the restrictions imposed on transactions involving affiliates under the Investment Company Act. In such cases, we may be unable to exercise rights we may otherwise have to protect our interests as security holders in such portfolio company.
In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender liability claim (alleging that we misused our influence on the borrower for the benefit of its lenders), if, among other things, the borrower requests significant managerial assistance from us and we provide that assistance.
Our failure to make follow-on investments in our portfolio companies could impair the value of our investments.
Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments to:

•	increase or maintain in whole or in part our equity ownership percentage;

•	exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or

•	attempt to preserve or enhance the value of our investment.
We may elect not to make follow-on investments, may be constrained in our ability to employ available funds, or otherwise may lack sufficient funds to make those investments. We have the discretion to make any follow-on investments, subject to the availability of capital resources. However, doing so could be placing even more capital at risk in existing portfolio companies.
The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful investment. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our concentration of risk, because we prefer other opportunities or because we are inhibited by compliance with BDC requirements or the desire to maintain our tax status.
Declines in the prices of corporate debt securities and illiquidity in the corporate debt markets may adversely affect the fair value of our portfolio investments, reducing our NAV through increased net unrealized depreciation.
As a BDC, we are required to account for our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by or under the direction of our Board of Directors. Decreases in the market values or fair values of our investments are recorded as unrealized depreciation. Depending on market conditions, we may face similar losses, which could reduce our NAV and have a material adverse impact on our business, financial condition and results of operations.

Because we generally will not hold controlling equity interests in our portfolio companies, we may not be in a position to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.
Although we may do so in the future, currently we do not intend to hold controlling equity positions in our portfolio companies. Accordingly, we may not be able to control decisions relating to a minority equity investment, including decisions relating to the management and operation of the portfolio company and the timing and nature of any exit. As a result, we are subject to the risk that a portfolio company may make business decisions with which we disagree, and that the management and/or stockholders of a portfolio company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity of the investments that we will typically hold in our portfolio companies, we may not be able to dispose of our investments in the event we disagree with the actions of a portfolio company and may therefore suffer a decrease in the value of our investments. If any of the foregoing were to occur, our financial condition, results of operations and cash flow could suffer as a result.
Our portfolio companies may incur debt that ranks equally with, or senior to, some of our investments in such companies.
We will invest primarily in Middle Market Senior Loans issued by our portfolio companies. To the extent we invest in second lien, mezzanine or other instruments, our portfolio companies typically may be permitted to incur other debt that ranks equally with, or senior to, such debt instruments. By their terms, such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which we will be entitled to receive payments in respect of the debt securities in which we will invest. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. In such cases, after repaying such senior creditors, such portfolio company may not have sufficient remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with debt securities in which we will invest, we would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.
The rights we may have with respect to the collateral securing the debt investments we make in our portfolio companies with senior debt outstanding may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of senior debt. Under such an intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens: the ability to cause the commencement of enforcement proceedings against the collateral; the ability to control the conduct of such proceedings; the approval of amendments to collateral documents; releases of liens on the collateral; and waivers of past defaults under collateral documents. We may not have the ability to control or direct such actions, even if our rights are adversely affected.
We may also make unsecured loans to portfolio companies, meaning that such loans will not benefit from any interest in collateral of such companies. Liens on such portfolio companies’ collateral, if any, will secure the portfolio company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the portfolio company under its secured loan agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured loan obligations after payment in full of all secured loan obligations. If such proceeds were not sufficient to repay the outstanding secured loan obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the portfolio company’s remaining assets, if any.
Our investments in foreign securities may involve significant risks in addition to the risks inherent in U.S. investments.

Our investment strategy contemplates investments in debt securities of foreign companies. Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. As a result of investing in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the conditions necessary to pass through to our stockholders their share of the foreign taxes paid by us. In addition, interest income derived from loans to foreign companies is not eligible to be distributed to our non-U.S. stockholders free from U.S. withholding tax.
Although most of our investments are expected to be U.S. dollar-denominated, any investments denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. We may employ hedging techniques to minimize these risks, but we can offer no assurance that we will, in fact, hedge currency risk, or that if we do, such strategies will be effective.
We may expose ourselves to risks if we engage in hedging transactions.
If we engage in hedging transactions, we may expose ourselves to risks associated with such transactions. We may utilize instruments such as forward contracts, credit default swaps, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates, credit risk premiums, and market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions should increase. It may not be possible to hedge against an exchange rate or interest rate fluctuation at an acceptable price that is generally anticipated. The success of any hedging transactions we may enter into will depend on our ability to correctly predict movements in currencies and interest rates. Therefore, while we may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the effect of the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations. Income derived from hedging transactions is generally not eligible to be distributed to non-U.S. stockholders free from U.S. withholding tax. We may determine not to hedge against particular risks, including if we determine that available hedging transactions are not available at an appropriate price.
Risks Related to an Investment in Our Common Stock
Investing in our common stock involves an above average degree of risk.
The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. The investments in portfolio companies may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.
Investors in the Private Offering will be subject to transfer restrictions.

Investors who participate in the Private Offering may not sell, assign, transfer or otherwise dispose of (in each case, a “Transfer”) any common stock unless (i) we give consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as an investor in us.
An investor may be subject to filing requirements under the Exchange Act as a result of an investment in us.
Because our common stock is registered under the Exchange Act, ownership information for any person who beneficially owns 5% or more of our common stock must be disclosed in a Schedule 13G or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. Although we will provide in our quarterly financial statements the amount of outstanding stock and the amount of the investor’s stock, the responsibility for determining the filing obligation and preparing the filing remains with the investor. In addition, owners of 10% or more of our common stock are subject to reporting obligations under Section 16(a) of the Exchange Act.
An investor may be subject to the short-swing profits rules under the Exchange Act as a result of an investment in us.
Persons with the right to appoint a director or who hold 10% or more of a class of our shares may be subject to Section 16(b) of the Exchange Act, which recaptures for the benefit of the issuer profits from the purchase and sale of registered stock within a six-month period.
There is a risk that our stockholders may not receive distributions or that our distributions may not grow over time.
After our Initial Drawdown, we intend to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. In addition, due to the asset coverage test applicable to us as a BDC, we may be limited in our ability to make distributions.
If we are not treated as a “publicly offered regulated investment company,” as defined in the Code, certain U.S. stockholders will be treated as having received a dividend from us in the amount of such U.S. stockholders’ allocable share of the management and incentive fees paid to our Investment Adviser and certain of our other expenses, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. stockholders.
We cannot assure investors that we will be treated as a “publicly offered regulated investment company” for all years. If we are not treated as a publicly offered regulated investment company for any calendar year, each U.S. stockholder that is an individual, trust or estate will be treated as having received a dividend from us in the amount of such U.S. stockholder’s allocable share of the management and incentive fees paid to our Investment Adviser and certain of our other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. stockholder. Miscellaneous itemized deductions generally are deductible by a U.S. stockholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under the Code. See “Item 1. Business—Material U.S. Federal Income Tax Considerations.”
We may have difficulty paying our required distributions if we recognize taxable income before or without receiving cash representing such income.
For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash, such as OID or accruals on a contingent payment debt instrument, which may occur if we receive warrants in connection with the origination of a loan or possibly in other circumstances or contracted PIK interest, which generally represents contractual interest added to the loan balance and due at the end of the loan term. Such OID and PIK interest will be included in our taxable income before we receive any corresponding cash payments. We also may be required to include in our taxable income certain other amounts that we will not receive in cash. The credit risk associated with the collectability of deferred payments may be increased as and when a portfolio company increases the amount of interest on which it is deferring cash payment through deferred interest features. Our investments with a deferred interest feature may represent a higher credit risk than loans for which interest must be paid in full in cash on a regular basis. For example, even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is scheduled to occur upon maturity of the obligation.
Because in certain cases we may recognize taxable income before or without receiving cash representing such income, we may have difficulty making distributions to our stockholders that will be sufficient to enable us to meet the Annual Distribution Requirement necessary for us to maintain our status as a RIC. Accordingly, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital, or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business) to enable us to make distributions to our stockholders that will be sufficient to enable us to meet the Annual Distribution Requirement. If we are unable to obtain cash from other sources to meet the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes). Alternatively, we may, with the consent of all our stockholders, designate an amount as a consent dividend (i.e., a deemed dividend). In that case, although we would not distribute any actual cash to our stockholders, the consent dividend would be treated like an actual dividend under the Code for all U.S. federal income tax purposes. This would allow us to deduct the amount of the consent dividend and our shareholders would be required to include that amount in income as if it were actually distributed. For additional discussion regarding the tax implications of a RIC, see “Item 1. Business—Material U.S. Federal Income Tax Considerations.”
Non-U.S. stockholders may be subject to withholding of U.S. federal income tax on dividends we pay.
Distributions of our “investment company taxable income” to a non-U.S. stockholder that are not effectively connected with the non-U.S. stockholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits. Certain properly designated dividends are generally exempt from withholding of U.S. federal income tax, including certain dividends that are paid in respect of our (i) “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the non-U.S. stockholder are at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for such taxable year), and certain other requirements were satisfied. No assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be designated as such by us. See “Item 1. Business—Material U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders.”

ITEM 2.	FINANCIAL INFORMATION
Discussion of the Company’s Expected Operating Plans
The following discussion should be read in conjunction with our financial statements and related notes and other financial information appearing elsewhere in this Registration Statement. In addition to historical information, the following discussion and other parts of this Registration Statement contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Item 1A. Risk Factors” and “Forward-Looking Statements” appearing elsewhere herein.
Overview
We were incorporated on February 10, 2017 as a Maryland corporation with the name Carlyle Private Credit, Inc., and our name was changed to TCG BDC II, Inc. on March 3, 2017. We are structured as an externally managed, non-diversified closed-end investment company.
We are conducting the Private Offering of our shares of common stock to investors in reliance on exemptions from the registration requirements of the Securities Act. Shortly after the initial filing of this Registration Statement, we intend to elect to be regulated as a BDC under the Investment Company Act. We also intend to elect to be treated, and to comply with the requirements to qualify annually, as a RIC under Subchapter M of the Code. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1. Business—Certain Business Development Company Regulatory Considerations” and “Item 1. Business—Material U.S. Federal Income Tax Considerations.”
We are currently in development stage.
Investments
Our level of investment activity can and is expected to vary substantially from period to period depending on many factors, including the amount of debt available to middle market companies, the general economic environment and the competitive environment for the type of investments we make.
Revenues
We plan to generate revenue primarily in the form of interest and fee income on debt investments we hold and capital gains, if any, on investments. We generally expect our debt investments to have a stated term of five to eight years and typically to bear interest at a floating rate usually determined on the basis of a benchmark such as LIBOR. Interest on these debt investments will generally be payable quarterly. In some instances, we expect to receive payments on our debt investments based on scheduled amortization of the outstanding balances. In addition, we may receive repayments of some of our debt investments prior to their scheduled maturity date. The frequency or volume of these repayments is expected to fluctuate significantly from period to period. Our portfolio activity is also expected to reflect the proceeds of sales of securities. We may also generate revenue in the form of commitment, origination, amendment, structuring or due diligence fees, fees for providing managerial assistance and consulting fees.
Expenses
Our primary operating expenses include the payment of: (i) investment advisory fees, including management fees and incentive fees, to our Investment Adviser pursuant to our Investment Advisory Agreement; (ii) costs and other expenses and our allocable portion of overhead incurred by our Administrator in performing its administrative obligations under our Administration Agreement and (iii) other operating expenses as detailed below. Our investment advisory fee compensates our Investment Adviser for its work in identifying, evaluating, negotiating, closing, monitoring and servicing our investments. We will bear all other expenses of our operations and transactions, including (without limitation except as noted):

•
our organization expenses and initial offering costs incurred prior to the filing of our election to be regulated as a BDC (the initial offering costs to be amortized over the 12 months beginning on the Initial Drawdown Date) in an amount that is equal to the lesser of (a) $1,500,000 or (b) the total amount of organizational expenses incurred by the Company;

•	the costs associated with the Private Offering;

•	the costs of any other offerings of our common stock and other securities, if any;

•	calculating individual asset values and our NAV (including the cost and expenses of any independent valuation firms);

•
expenses, including travel expenses, incurred by our Investment Adviser, or members of our Investment Adviser’s investment team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, expenses of enforcing our rights;

•	the management fee and any incentive fee;

•	certain costs and expenses relating to distributions paid on our shares;

•	administration fees payable under our Administration Agreement and sub-administration agreements, including related expenses;

•	debt service and other costs of borrowings or other financing arrangements;

•	the allocated costs incurred by our Investment Adviser in providing managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties relating to, or associated with, making or holding investments;

•	the costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments;

•	transfer agent and custodial fees;

•	costs of hedging;

•	commissions and other compensation payable to brokers or dealers;

•	federal and state registration fees;

•	any U.S. federal, state and local taxes, including any excise taxes;

•	independent director fees and expenses;

•
costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of Sarbanes-Oxley Act compliance and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies), and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation or review of the foregoing;

•
the costs of any reports, proxy statements or other notices to our stockholders (including printing and mailing costs), the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

•	the costs of specialty and custom software for monitoring risk, compliance and overall portfolio, including any development costs incurred;

•	our fidelity bond;

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	indemnification payments;

•	direct fees and expenses associated with independent audits, agency, consulting and legal costs; and

•
all other expenses incurred by either our Administrator or us in connection with administering our business, including payments under the Administration Agreement for administrative services that will be equal to an amount that would reimburse the Administrator for its costs and expenses and our allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including compensation paid to or compensatory distributions received by our officers (including our Chief Compliance Officer and Chief Financial Officer) and any of their respective staff who provide services to us, operations staff who provide services to us, and internal audit staff in their role of performing our Sarbanes-Oxley Act internal control assessment.

From time to time, our Investment Adviser, our Administrator, or their respective affiliates, may pay third-party providers of goods or services. We will reimburse our Investment Adviser, our Administrator or such affiliates thereof for any such amounts paid on our behalf. Each of our Administrator, Carlyle Employee Co. and CELF will waive its right to be reimbursed in the event that such reimbursements would cause any distributions to our stockholders to constitute a return of capital. All of these expenses will ultimately be borne by our stockholders.
Hedging
To the extent that any of our senior loans or other investments are denominated in a currency other than U.S. dollars, we may enter into currency hedging contracts to reduce our exposure to fluctuations in currency exchange rates. We may also enter into interest rate hedging agreements. Such hedging activities, which will be subject to compliance with applicable legal requirements, may include the use of futures, options, swaps and forward contracts. Costs incurred in entering into such contracts or in connection with settling them will be borne by us. We may also enter into credit hedging contracts, such as credit default swaps, that provide income in the event of a default, to hedge against portfolio concentration, company, or industry-specific issues. However, no assurance can be given that such hedging transactions will be entered into or, if they are, that they will be effective.
Financial Condition, Liquidity and Capital Resources
We will generate cash from the net proceeds of the Private Offering and any future offerings of securities and cash flows from operations, including earnings on future investments, as well as interest earned from the temporary investment of cash in cash-equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. We may also fund a portion of our investments through borrowings from banks and issuances of senior securities, including before we have fully invested the proceeds of the Private Offering. See “—Credit Facilities.”
Our primary use of funds is expected to be investments in portfolio companies, cash distributions to holders of our common stock, and the payment of operating expenses. We will also be liable as a borrower under our Credit Facilities.
Credit Facilities

Subscription Facility
We intend to enter into a revolving credit facility with various lenders (the “Subscription Facility”) shortly after the Initial Closing Date. The Subscription Facility is expected to initially provide for secured borrowings up to the lesser of $500 million or the amount of capital commitments we have received, subject to restrictions imposed on borrowings under the Investment Company Act and adequate collateral to support such borrowings. We expect the Subscription Facility to provide for a three-year revolving period and have a maturity date three years from the closing date of the Subscription Facility (which can be extended in connection with an extension of the revolving period). Borrowings under the Subscription Facility are expected to bear interest initially at LIBOR plus 1.55%-1.75% per year. The lenders are expected to require us to pledge of our investors’ capital commitments in connection with the Subscription Facility.
Revolving Facility
We intend to enter into a revolving credit facility with various lenders (the “Revolving Facility”) to complement the Subscription Facility. The Revolving Facility is expected to initially provide for secured borrowings up to the amount of capital commitments we have received, less the amount of commitments under the Subscription Facility, subject to restrictions imposed on borrowings under the Investment Company Act and adequate collateral to support such borrowings. Proceeds of the Revolving Facility are expected to be utilized to refinance the Subscription Facility, fund new investments, and for general corporate purposes. We expect the Revolving Facility to provide for a three-year revolving period and have a maturity date four years from the closing date of the Revolving Facility (which can be extended in connection with an extension of the revolving period). Borrowings under the Revolving Facility are expected to bear interest initially at LIBOR plus 2.00-2.50% per year. Subject to certain exceptions, the Revolving Facility is expected to be secured by a first lien security interest in substantially all of the portfolio investments held by us (excluding investments held by the SPV Credit Facility (as defined below)). The Revolving Facility is expected to include customary covenants, including certain financial covenants related to asset coverage, stockholders’ equity and liquidity, certain limitations on the incurrence of additional indebtedness and liens, and other maintenance covenants, as well as usual and customary events of default for senior secured revolving credit facilities of this nature. The maximum principal amount available under the Revolving Facility is expected to be based on certain advance rates multiplied by the value of our portfolio investments (subject to certain concentration limitations) net of certain other indebtedness that we may incur in accordance with the terms of the Revolving Facility.
SPV Credit Facility
We intend to establish a wholly owned subsidiary (the “SPV”), and, through the SPV, we intend to enter into a senior secured revolving credit facility with various lenders (the “SPV Credit Facility” and, together with the Subscription Facility and the Revolving Facility, the “Credit Facilities”). The SPV Credit Facility is expected to initially provide for secured borrowings up to the amount of capital commitments we have received, less the amount of commitments under the Subscription Facility and Revolving Facility, subject to restrictions imposed on borrowings under the Investment Company Act and adequate collateral to support such borrowings. The SPV Facility is expected to be utilized to fund new investments. We expect the SPV Credit Facility to provide for a three-year revolving period and have a maturity date five years from the closing date of the SPV Credit Facility (which can be extended in connection with an extension of the revolving period). Borrowings under the SPV Credit Facility are expected to bear interest initially at LIBOR plus 2.75%-3.00% per year. The SPV is also expected to be required to pay a commitment fee of between 0.25% and 1.00% per year depending on the usage of the SPV Credit Facility. The lenders are expected to have a first lien security interest in all of the assets of the SPV.
As part of the SPV Credit Facility, the SPV is expected to be subject to limitations as to how borrowed funds may be used including, but not limited to, restrictions on geographic concentrations, sector concentrations, loan size, tenor and investment ratings (or shadow ratings). There are also expected to be certain requirements relating to interest coverage and portfolio performance, including limitations on delinquencies and charge offs, violation of which could result in the immediate acceleration of the amounts due under the SPV Credit Facility. The SPV Credit Facility is also expected to be subject to a borrowing base that applies different advance rates to assets held by our wholly owned subsidiary, and such advance rates for each investment may be subject to approval by the lenders. Under certain circumstances, we may be obliged to repurchase loans from our wholly owned subsidiary.
There can be no assurance that we or the SPV will (or the date on which we or the SPV may) enter into the Credit Facilities and, if the Credit Facilities are entered into, the terms and conditions may differ substantially from the terms and conditions described in this Registration Statement. See also “Item 1A. Risk Factors—Risks Related to Our Business and Structure—We may borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us.”
Other Contractual Obligations
We will have certain commitments pursuant to our Investment Advisory Agreement that we have entered into with our Investment Adviser. We have agreed to pay a fee for investment advisory and management services consisting of two components—a management fee and an incentive fee. Payments under the Investment Advisory Agreement will be equal to (i) a percentage of our Capital Under Management and (ii) a two-part incentive fee. See “Item 1. Business—Investment Advisory Agreement.” We have also entered into a contract with our Administrator to serve as our administrator. Payments under the Administration Agreement will be equal to an amount that reimburses our Administrator for its costs and expenses and our allocable portion of overhead incurred by our Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the compensation paid to or compensatory distributions received by our officers (including our Chief Compliance Officer and Chief Financial Officer) and their respective staff who provide services to us, operations staff who provide services to us, and any internal audit staff, to the extent internal audit performs a role in our Sarbanes-Oxley internal control assessment. See “Item 1. Business—Administration Agreement.”
Our Investment Advisory Agreement, Administration Agreement, as well as the Sub-Administration Agreements may be terminated by any party without penalty upon not less than 60 days’ written notice to the other. If any of these agreements is terminated, the costs we incur under a new agreement may increase. In addition, we will likely incur significant time and expense in locating alternative parties to provide the services we expect to receive under these agreements. Any new Investment Advisory Agreement would also be subject to approval by our stockholders.
Related Parties
See “Item 7. Certain Relationships and Related Transactions, and Director Independence” for a description of certain transactions and relationships with related parties.
ITEM 3.    PROPERTIES
Our headquarters are located at 520 Madison Avenue, 40th Floor, New York, New York 10022, and are provided by our Administrator in accordance with the terms of our Administration Agreement. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
On September 19, 2017, our Investment Adviser purchased 100 shares of our common stock at a purchase price of $20.00 per share. We expect our Investment Adviser to be our sole stockholder until the Initial Drawdown and our issuance of shares in connection therewith has been completed.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS
Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of three members, two of whom are what we refer to as independent directors. One member of our Board of Directors is not an independent director. We refer to this individual as our “interested director.” Our Board of Directors elects our officers, who serve at the discretion of our Board of Directors. The responsibilities of each director include, among other things, the oversight of our investment activity, the valuation of our assets, and oversight of our financing arrangements. Our Board of Directors has established an Audit Committee and a pricing committee of the Board of Directors (the “Pricing Committee”), and may establish additional committees in the future.
Board of Directors
Under our Charter and bylaws, our directors are divided into three classes. At each annual meeting, directors are elected for staggered terms of three years (other than the initial terms, which extend for up to three years), with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. Information regarding our Board of Directors is as follows:

Name	Age	Position	Director Since	Class
Interested Directors
Michael A. Hart	55	Chairman of the Board of Directors and Chief Executive Officer	2017	Class I (term expires in 2020)

Independent Directors
Nigel D.T. Andrews	70	Director	2017	Class II (term expires in 2018)
John G. Nestor	72	Director	2017	Class III (term expires in 2019)

The address for each of our directors is c/o TCG BDC II, Inc., 520 Madison Avenue, 40th Floor, New York, NY 10022.
Biographical Information of Directors
Our directors have been divided into two groups—an interested director and independent directors. An interested director is an “interested person” as defined in Section 2(a)(19) of the Investment Company Act.
Interested Director
Michael A. Hart has served as Chairman of our Board of Directors and as our Chief Executive Officer since April 2017. Mr. Hart has also served on the board of directors of BDC I since March 2015 and of BDC III since April 2017, and has been the chief executive officer of BDC I since May 2016 and of BDC III since April 2017. Mr. Hart is also Head of Carlyle Private Credit. Prior to the completion of BDC I’s acquisition of NF Investment Corp. (“NFIC”) in June 2017, Mr. Hart served as a director on the board of directors of NFIC and as the chief executive officer of NFIC. Mr. Hart has over 26 years of capital markets, corporate finance, M&A, risk management, accounting and managerial experience. Prior to joining Carlyle in 2014, Mr. Hart was a Managing Director in the Financial Markets Advisory group at BlackRock Solutions, where he served as co-head of the U.S. advisory practice and was a member of the BlackRock Solutions Operating Committee. Prior to joining BlackRock Solutions, Mr. Hart spent 12 years with Morgan Stanley where his responsibilities included Global Co-Head of Leveraged and Acquisition Finance, Global Head of the Loan Products Group and Co-Chairman of the Firm's Capital Commitment Committee. Mr. Hart is an experienced leader whose extensive experience in capital markets, corporate finance and risk management provides our Board with valuable insight and leadership.
Independent Directors
Nigel D.T. Andrews has served on our Board of Directors since April 2017 and is a member of our Audit Committee. Mr. Andrews is also a member of the board of directors and audit committee of BDC I since 2012 and of BDC III since April 2017. Prior to the completion of BDC I’s acquisition of NFIC in June 2017, Mr. Andrews was a member of the board of directors and audit committee of NFIC. Mr. Andrews recently retired from his roles as governor at London Business School, director and member of the audit and remuneration committees at Old Mutual plc., and Chairman of Old Mutual Asset Management, where he served from 2002 to 2014. Mr. Andrews continues to actively manage his own private investments and to serve as a trustee of Victory Funds, a position he has held since 2002. From 2000 to 2010, Mr. Andrews served on the board of directors of Chemtura Corporation, a NYSE listed company. Mr. Andrews also served as a Managing Director of Internet Capital Group, Inc. from 2000 to 2001. From 1987 to 2000, Mr. Andrews held various senior management positions within General Electric Company, including Executive Vice President of GE Capital from 1993 to 2000 and, prior to that, Vice President and General Manager of GE Plastics-Americas. During Mr. Andrews’ 13-year career with GE, he also served as a Vice President for Corporate Business Development and Strategy reporting to the chairman of the board. Prior to joining GE, Mr. Andrews was a partner at Booz Allen Hamilton Inc. He began his career in business management at Shell International Chemical Company. Mr. Andrews’ broad executive experience with the operations and transactions of industrial and financial services businesses provides our Board with valuable insights and knowledge that will enhance our ability to achieve our investment objectives.
John G. Nestor has served on our Board of Directors since April 2017, and is a member of our Audit Committee. Mr. Nestor is also a member of the board of directors and of the audit committee of each of BDC I and BDC III. Mr. Prior to the completion of BDC I’s acquisition of NFIC in June 2017, Mr. Nestor was a member of the board of directors and audit committee of NFIC. Nestor joined Kirtland Capital Partners in March 1986.  He is chairman and senior managing partner of this private investment firm.  Prior to joining Kirtland Capital Partners, Mr. Nestor worked for 16 years for Continental Illinois Bank.  For eight years he focused on lending to small businesses in the Chicago area. In 1977, Mr. Nestor was transferred to Philadelphia where he was involved in commercial lending and, in 1979, he moved to Cleveland to manage Continental Illinois Bank’s Cleveland Office.  Mr. Nestor is chairman of the board of directors of SmartSource Computer and Audio Visual Rentals, and he is also a member of the board of directors of Form Tech Concrete Forms.  Mr. Nestor serves as board chair of the Deaconess Foundation and he is a trustee of the Kelvin and Eleanor Smith Foundation.  Mr. Nestor is the former chairman of the board of trustees of the Cleveland Foodbank and The Diversity Center.  A native of Cleveland, Mr. Nestor attended St. Ignatius High School. He holds an undergraduate degree in business from Georgetown University, an MBA from the University of Notre Dame and an MA in Urban Studies from Loyola University of Chicago. Mr. Nestor is an experienced leader whose numerous board and advisory positions and experiences in the middle markets provide our Board of Directors valuable insights.
Officers Who Are Not Directors

Name	Age	Position	Officer Since
Executive Officers
Jeffrey S. Levin	37	President	2017
Orit Mizrachi	45	Chief Operating Officer	2017
Venugopal Rathi	38	Chief Financial Officer and Treasurer	2017
Matthew Cottrell	44	Chief Compliance Officer and Secretary	2017

Non-Executive Officers
Thomas M. Hennigan	41	Chief Risk Officer	2017
Grishma Parekh	37	Head of Origination	2017
The address for each of our officers who are not directors is c/o TCG BDC II, Inc., 520 Madison Avenue, 40th Floor, New York, NY 10022.
Biographical Information of Officers Who Are Not Directors
Jeffrey S. Levin has served as our President since April 2017. Mr. Levin also serves as the president of BDC I since 2016 and of BDC III since April 2017. Prior to the completion of BDC I’s acquisition of NFIC in June 2017, Mr. Levin served as the president of NFIC. Prior to his appointment as our President, Mr. Levin served as the head of origination. Prior to joining Carlyle in 2012, Mr. Levin was an executive director, and founding member, of Morgan

Stanley Credit Partners, a corporate debt fund, where he was responsible for originating, structuring, and executing credit and private equity investments across various industries. Prior to that role, Mr. Levin was a member of the Leveraged & Acquisition Finance Group at Morgan Stanley where he was responsible for originating and executing high yield bond and leveraged loan transactions.
Orit Mizrachi has served as our Chief Operating Officer since April 2017 and is a Managing Director of Carlyle. She is also the chief operating officer of BDC I since 2014 and of BDC III since April 2017. Since joining Carlyle, Ms. Mizrachi has been involved in various roles, including the chief financial officer of BDC I and Director of Operations for the GMS platform. Prior to the completion of BDC I’s acquisition of NFIC in June 2017, Ms. Mizrachi served as the chief operating officer of NFIC. Prior to joining Carlyle in 2010, Ms. Mizrachi worked in the hedge fund industry as the chief financial officer of Carlyle Blue Wave Management L.P. and as controller at Sagamore Hill Capital Management L.P., two multi-strategy hedge funds. Ms. Mizrachi started her career at Goldstein Golub & Kessler LLP as an auditor in their financial services group.
Venugopal Rathi has served as our Chief Financial Officer and Treasurer since April 2017. Mr. Rathi has also served as the chief financial officer and treasurer of BDC I since 2015 and of BDC III since April 2017. Mr. Rathi also serves as the chief financial officer of the GMS segment. Mr. Rathi is based in New York. Prior to the completion of BDC I’s acquisition of NFIC in June 2017, Mr. Rathi served as the chief financial officer and treasurer of NFIC. Prior to joining Carlyle, Mr. Rathi worked at Ernst & Young LLP and provided assurance and advisory services to a wide variety of clients in the financial services industry. Mr. Rathi has extensive knowledge of fund-level and vehicle-level accounting, US GAAP and SOX compliance, valuation, and financial reporting practices across a wide range of investment strategies, including carry funds, hedge funds, CLOs, BDCs and mutual funds.
Matthew Cottrell has served as our Chief Compliance Officer and Secretary since April 2017. Mr. Cottrell also serves as the chief compliance officer and secretary of BDC I since 2012 and of BDC III since April 2017. Prior to the completion of BDC I’s acquisition of NFIC in June 2017, Mr. Cottrell served as the chief compliance officer of NFIC. Since joining Carlyle, Mr. Cottrell has been involved with fund structuring, documentation and management of a range of CLO, low levered, market value and synthetic funds together with regulation, compliance and operations management for GMS in Europe. Prior to joining Carlyle in 2006, Mr. Cottrell was a Director in structured finance and credit policy at Fitch Ratings and he practiced as a banking lawyer in the international finance group at Ashurst, an international law firm.
Thomas M. Hennigan has served as our Chief Risk Officer since April 2017. Mr. Hennigan is also the chief risk officer of BDC I since 2016 and of BDC III since April 2017. In addition, Mr. Hennigan serves as the chief risk officer for Carlyle Private Credit. Prior to the completion of BDC I’s acquisition of NFIC in June 2017, Mr. Hennigan served as the chief risk officer of NFIC. Prior to joining Carlyle in 2011, Mr. Hennigan served as a senior vice president and head of underwriting and portfolio management for Churchill Financial LLC, which he joined in 2006. In this role, Mr. Hennigan was responsible for managing Churchill Financial’s underwriting and portfolio management activities, including supervising the professionals involved in the underwriting process and overseeing the firm’s regular portfolio review meetings. Mr. Hennigan joined Churchill Financial from GE Corporate Financial Services. During his four years at GE, Mr. Hennigan had underwriting and portfolio management responsibilities in the Global Sponsor Finance Group and the Global Media and Communications Group. Mr. Hennigan began his career with Wachovia Securities, Inc. in 1998, where he worked in middle market investment banking and loan syndications.
Grishma Parekh has served as our Head of Origination since April 2017. In addition to her role, Ms. Parekh also serves as the head of origination of Carlyle Global Credit. Since joining Carlyle, Ms. Parekh has been responsible for sourcing, structuring, evaluating and executing middle market private debt and equity investments across various industries. She has served on the Board of Directors for Shari’s Management, Voice Construction, Combined Systems, and as an observer for Document Technologies and FishNet Security. Prior to joining Carlyle in 2007, Ms. Parekh was an investment banker with JPMorgan in New York.
Board Leadership Structure

Our Board of Directors monitors and performs an oversight role with respect to our business and affairs, including with respect to our investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of our service providers. Among other things, our Board of Directors approves the appointment of our Investment Adviser and officers, reviews and monitors the services and activities performed by our Investment Adviser and executive officers, and approves the engagement and reviews the performance of our independent registered public accounting firm.
Under our bylaws, our Board of Directors may designate a Chairman to preside over the meetings of our Board of Directors and meetings of the stockholders and to perform such other duties as may be assigned to him by the Board. We do not have a fixed policy as to whether the Chairman of the Board should be an independent director and believe that we should maintain the flexibility to select the Chairman and reorganize the leadership structure, from time to time, based on criteria that are in our best interests and our stockholders at such times.
Presently, Mr. Hart serves as the Chairman of our Board of Directors. Mr. Hart is an interested director. We believe that we are best served through this leadership structure, as Mr. Hart’s position within Carlyle provides an effective bridge and encourages an open dialogue between management and our Board of Directors, ensuring that both groups act with a common purpose.
Our Board of Directors does not currently have a designated lead independent director. We are aware of the potential conflicts that may arise when a non-independent director is Chairman of the Board, but believe these potential conflicts are offset by our strong corporate governance policies. Our corporate governance policies include regular meetings of the independent directors in executive session without the presence of any interested director and management, the establishment of an Audit Committee comprised solely of independent directors and the appointment of a Chief Compliance Officer, with whom the independent directors meet regularly without the presence of any interested director and other members of management, for administering our compliance policies and procedures.
We recognize that different board leadership structures are appropriate for companies in different situations. We intend to re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.
Board’s Role in Risk Oversight
Our Board of Directors performs its risk oversight function primarily through (a) its standing Audit Committee, which reports to the entire Board of Directors and is comprised solely of independent directors, and (b) active monitoring by our Chief Compliance Officer and of our compliance policies and procedures.
As described below in more detail under “Committees of the Board of Directors,” the Audit Committee assists our Board of Directors in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the internal audit staff (sourced through the Administrator and Carlyle Employee Co.), accounting and financial reporting processes, our valuation process, our systems of internal controls regarding finance and accounting and audits of our financial statements.
Our Board of Directors also performs its risk oversight responsibilities with the assistance of the Chief Compliance Officer. Our Board of Directors will annually review a written report from the Chief Compliance Officer discussing the adequacy and effectiveness of our compliance policies and procedures and our service providers. The Chief Compliance Officer’s annual report will address, at a minimum, (a) the operation of our compliance policies and procedures and our service providers since the last report; (b) any material changes to such policies and procedures since the last report; (c) any recommendations for material changes to such policies and procedures as a result of the Chief Compliance Officer’s annual review; and (d) any compliance matter that has occurred since the date of the last report about which our Board of Directors would reasonably need to know to oversee our compliance activities and risks. In addition, the Chief Compliance Officer will meet separately in executive session with the independent directors at least once each year.

We believe that our Board of Director’s role in risk oversight is effective, and appropriate given the extensive regulation to which we will be already subject as a BDC. As a BDC, we are required to comply with certain regulatory requirements that control the levels of risk in our business and operations. For example, our ability to incur indebtedness is limited such that our asset coverage must equal at least 200% immediately after each time we incur indebtedness, we generally have to invest at least 70% of our total assets in “qualifying assets” and we are not generally permitted to invest in any portfolio company in which one of our affiliates currently has an investment.
We recognize that different board roles in risk oversight are appropriate for companies in different situations. We intend to re-examine the manners in which our Board of Directors administers its oversight function on an ongoing basis to ensure that they continue to meet our needs.
Committees of the Board of Directors
Our Board of Directors has established an Audit Committee and a Pricing Committee, and may establish additional committees in the future. The Board of Directors does not have a standing nominating committee or a standing compensation committee.
Audit Committee
The Audit Committee is currently composed of Messrs. Andrews and Nestor, both of whom are independent directors. Mr. Andrews serves as Chairman of the Audit Committee. Our Board of Directors has determined that Mr. Andrews is an audit committee financial expert as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. Each of Messrs. Andrews and Nestor meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act. The Audit Committee operates pursuant to a charter approved by our Board of Directors, which sets forth the responsibilities of the Audit Committee. The Audit Committee’s responsibilities include establishing guidelines and making recommendations to our Board of Directors regarding the valuation of our loans and investments, selecting our independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of our financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing our annual financial statements, overseeing internal audit staff and periodic filings and receiving our audit reports and financial statements.
Pricing Committee
The Pricing Committee is currently composed of Messrs. Nestor and Hart. The Pricing Committee operates pursuant to a charter approved by our Board of Directors, which sets forth the responsibilities of the Pricing Committee. The principal goals of the Pricing Committee are to approve the offering price of shares of the Company’s common stock in accordance with the Company’s valuation policy, and to ensure that the Company does not sell its common stock at a price below the NAV of such common stock, as required by Section 23 of the Investment Company Act, as made applicable to BDCs by Section 63 of the Investment Company Act. Pursuant to the charter of the Pricing Committee, the Pricing Committee will have the authority to approve the offering price of shares of the Company’s common stock so long as such offering price does not change in excess of 5% above or below the NAV per share most recently approved by the Board.
Nominating Committee
Nomination for election as a director may be made by the Board of Directors or by stockholders in compliance with the procedures set forth in our bylaws. The Board of Directors does not have a standing nominating committee because it believes the function typically served by this committee is best handled by those directors whose term is not expiring currently.
The Board of Directors seeks candidates who possess the background, skills and expertise to make a significant contribution to our Board, our company and our stockholders. In considering possible candidates for election as a director, the Board takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to our affairs;

•	are able to work with the other members of our Board of Directors and contribute to our success;

•	can represent the long-term interests of our stockholders as a whole; and

•	are selected such that our Board of Directors represents a range of backgrounds and experience.
The Board of Directors has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Board of Directors considers and discusses diversity, among other factors, with a view toward the needs of our Board of Directors as a whole. The Board of Directors generally conceptualizes diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to our Board of Directors, when identifying and recommending director nominees. The Board of Directors believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board of Directors that best serves our needs and the interests of our stockholders.
The independent directors whose term is not expiring at a meeting of stockholders select and evaluate any candidates for independent director at such meeting, and the directors whose term is not expiring at a meeting of stockholders select and evaluate candidates for interested directors at such meeting, in each case in accordance with the criteria set forth above. Such independent directors and directors, as applicable, are then responsible for recommending to the Board of Directors a slate of nominees for independent director and interested director positions, as applicable, for the Board of Directors’ approval. Generally, candidates for a position as a member of the Board of Directors are suggested by existing members of the Board of Directors; however, the Board of Directors will consider stockholder recommendations for candidates for the Board of Directors, and will evaluate any such recommendations using the criteria set forth above.
Compensation Committee
We do not have a compensation committee because our executive officers do not receive any direct compensation from us. The compensation of the independent directors is determined solely by those independent directors.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements are intended to provide our directors and executive officers the maximum indemnification permitted under Maryland law and the Investment Company Act. Each indemnification agreement provides that we shall indemnify the director or executive officer who is a party to the agreement, or an Indemnitee, including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, to the maximum extent permitted by Maryland law and the Investment Company Act.
Portfolio Management

Our Investment Adviser’s investment team will be led by a senior team of professionals with an average of 21 years of industry experience. The Investment Adviser’s investment team has 28 dedicated investment and portfolio professionals, with an additional 11 dedicated research sector analysts that work across the Carlyle Global Credit platform.
Investment Committee Members
Members of our Investment Adviser’s investment committee are: Michael A. Hart, Mark Jenkins, Jeffrey S. Levin, Thomas M. Hennigan, Grishma Parekh, Linda Pace and Erica Frontiero.
For biographical information of Mr. Hart, see”—Board of Directors—Biographical Information of Directors—Interested Director.” For biographical information about Mr. Levin, Mr. Hennigan and Ms. Parekh see “Officers Who Are Not Directors—Biographical Information of Officers Who Are Not Directors.”
Mark Jenkins is the Head of Carlyle Global Credit. Prior to joining Carlyle in 2016, Mr. Jenkins was a Senior Managing Director at Canada Pension Plan Investment Board (CPPIB) where he was responsible for leading CPPIB’s Global Private Investment Group with approximately CAD$56 billion of AUM. He was Chair of the Credit Investment Committee, Chair of the Private Investments Committee and also managed the portfolio value creation group. While at CPPIB, Mr. Jenkins founded CPPIB Credit Investments, which is a multi-strategy platform making direct principal credit investments. He also led CPPIB’s acquisition and oversight of Antares Capital and the subsequent expansion in middle-market direct lending. Prior to CPPIB, he was Managing Director, Co-Head of Leveraged Finance Origination and Execution for Barclays Capital in New York. Before Barclays, Mr. Jenkins worked for 11 years at Goldman Sachs & Co. in senior positions within the Fixed Income and Financing Groups in New York. Mr. Jenkins earned a Bachelor of Commerce degree from Queen’s University. He served on the boards of Wilton Re, Teine Energy, Antares Capital and Merchant Capital Solutions.
Linda Pace is the Head of Carlyle Loans and Structured Credit. Since joining Carlyle, Ms. Pace was responsible for portfolio management for Carlyle High Yield Partners, deploying capital into the U.S. market in cash and synthetic form. Prior to joining Carlyle, Ms. Pace spent 10 years with BHF-Bank AG, where she was co-head of the bank’s syndicated loan group in New York. She invested in leveraged loans on behalf of the bank’s $2 billion on-balance sheet portfolio, as well as their $400 million collateralized loan obligation funds. Prior to that, Ms. Pace worked at Société Générale as a corporate credit analyst.
Erica Frontiero is the Head of Capital Markets for Carlyle Global Credit. Prior to joining Carlyle in 2016, Ms. Frontiero spent twelve years with Antares/GE Capital in Capital Markets, structuring, syndicating, and trading leveraged loans, across a wide spectrum of industries to investors including, banks, hedge funds, pension funds and other financial institutions. She began her professional career at Banc of America Securities (Bank of America Merrill Lynch) in leveraged finance, in New York and in London. She is currently a member of the Board of Directors of Dress for Success Worldwide and a member of the 2016 class of WomeninPower.org., an executive fellowship program created by the 92Y in Manhattan. Mrs. Frontiero is also one of the founding members of the creative advisory board for Orchid Worldwide, a boutique, sales, marketing and Travel Company, and a member of the inaugural class of Pipeline Angels, which aims to increase the number of women angel investors and social entrepreneurs in the US.

ITEM 6.	EXECUTIVE COMPENSATION
Compensation of Executive Officers
None of our officers receives direct compensation from us. We have agreed to reimburse our Administrator for our allocable portion of the compensation paid to or compensatory distributions received by our Chief Financial Officer and Chief Compliance Officer. In addition, to the extent that our Administrator outsources any of its functions, we will pay the fees associated with such functions at cost. As discussed under “Item 7. Certain Relationships and Related Transactions, and Director Independence,” we will agree to reimburse our Administrator, Carlyle Employee Co., and CELF for our allocable portion of the compensation of any personnel, other than legal department personnel, that they provide for our use.

Compensation of Directors
No compensation is expected to be paid to our interested director.
Each of us, BDC I and BDC III pays a proportionate share of the independent directors’ compensation. Independent directors are compensated as follows:

•	a $125,000 annual fee;

•
for a joint meeting of our Board of Directors and the boards of directors of BDC I and BDC III, $4,000 for each such joint board meeting attended in person, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending such joint board meeting, and $1,500 for each such joint board meeting attended telephonically;

•
for a meeting of a single Board of Directors or board of directors of any of BDC I or BDC III, $2,000 for each such single board meeting attended in person, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending such single board meeting, and $750 for each such single board meeting attended telephonically;

•
for a joint meeting of a committee of our Board of Directors and a committee of the boards of directors of BDC I and BDC III, $2,000 for each such joint committee meeting attended in person, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending such joint committee meeting, and $1,000 for each such joint committee meeting attended telephonically;

•
for a meeting of a single committee of the Board of Directors or committee of the board of directors of any of BDC I or BDC III, $1,000 for each such single committee meeting attended in person, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending such single committee meeting, and $500 for each such single committee meeting attended telephonically; and

•	an annual fee of $25,000 for the Chairman of our Audit Committee and the audit committees of the boards of directors of BDC I and BDC III.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTORS INDEPENDENCE
As a BDC, we are also subject to certain regulatory requirements that restrict our ability to engage in certain related‑party transactions. In the ordinary course of business, we may enter into transactions with affiliates and portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented certain policies and procedures whereby certain of our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, us, and other affiliated persons, including our Investment Adviser, stockholders that own more than 5% of us, employees, officers and directors of us and our Investment Adviser and certain persons directly or indirectly controlling, controlled by or under common control with the foregoing persons. Our policies and procedures also assist us in complying with the relevant sections of the Investment Company Act and the restrictions associated with the Exemptive Relief. We will not enter into any agreements unless and until we are satisfied that doing so will not raise concerns under the Investment Company Act or, if such concerns exist, we have taken appropriate actions to seek review and approval by our Board or exemptive relief for such transactions. Our Board will review these procedures on an annual basis.
Investment Advisory Agreement
We entered into an Investment Advisory Agreement with our Investment Adviser, a wholly owned subsidiary of Carlyle, an entity in which certain of our directors and officers and members of Investment Adviser’s investment team may have indirect ownership and pecuniary interests. See “Item 1. Business—Investment Advisory Agreement.”

In addition, our Investment Adviser, its investment professionals, our executive officers and directors, and other current and future principals of our Investment Adviser serve or may serve as investment advisers, officers, directors or principals of entities or investment funds that operate in the same or a related line of business as we do and/or investment funds, accounts and other similar arrangements advised by Carlyle. An affiliated investment fund, account or other similar arrangement currently formed or formed in the future and managed by our Investment Adviser or its affiliates may have overlapping investment objectives and strategies with our own and, accordingly, may invest in asset classes similar to those targeted by us. As a result, our Investment Adviser and/or its affiliates may face conflicts of interest arising out of the investment advisory activities of our Investment Adviser and other operations of Carlyle. See “Item 1. Business—Allocation of Investment Opportunities” and “Item A1. Risk Factors—Risks Related to Our Business and Structure—There are significant potential conflicts of interest, including the management of other investment funds and accounts by our Investment Adviser, which could impact our investment returns.”
Administration Agreement
We entered into an Administration Agreement with our Administrator. See “Item 1. Business—Administration Agreement.”
Placement Agent Agreement
We entered into a Placement Agent Agreement with TCG, a licensed broker-dealer and an affiliate of our Investment Adviser, which may require stockholders (other than investors sourced by us, our Investment Adviser, TCG or their respective affiliates) to pay a platform fee to TCG for TCG’s services.
Reimbursement
From time to time our Investment Adviser, our Administrator, their respective affiliates, may pay third-party providers to us of goods or services. We will subsequently reimburse our Investment Adviser, our Administrator or such affiliates thereof for any such amounts paid on our behalf.
Our Investment Adviser entered into a personnel agreement with Carlyle Employee Co., an affiliate of CGMSIM, pursuant to which Carlyle Employee Co. provides our Investment Adviser with access to the investment professionals for the Investment Adviser’s investment team. See “Item 1. Business—Our Investment Adviser.” In addition, our Administrator entered into the Carlyle Sub-Administration Agreements, pursuant to which Carlyle Employee Co. and CELF provide our Administrator with access to certain legal, operations, financial, compliance, accounting, internal audit (in their role of performing our Sarbanes-Oxley Act internal control assessment), clerical and administrative personnel that presently support our Investment Adviser’s investment team. We also expect our Administrator to, pursuant to the State Street Sub-Administration Agreement, engage State Street, to act on behalf of our Administrator in its performance of certain other administrative services for us. See “Item 1. Business—Sub-Administration Agreements.”
In addition, our executive officers and directors, as well as the other current and future principals of our Investment Adviser, CGMSIM, may serve as officers, directors or principals of BDC I, BDC III, their respective current and future special purpose regulated subsidiaries, or entities that operate in the same or a related line of business as we do. BDC I and BDC III are part of CPC, which is Carlyle’s direct lending business unit that operates within the Carlyle Global Credit platform.
For information regarding the independence of our directors, see “Item 5. Directors and Executive Officers.”

ITEM 8.	LEGAL PROCEEDINGS
From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. We and our Investment Adviser are not currently subject to any material legal proceedings, and, to our knowledge, no material legal proceeding is threatened against us.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
Our outstanding common stock will be offered and sold in transactions exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D, as well as under Regulation S under the Securities Act. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is no public market for our common stock currently, nor are there any plans for one to develop.
Because shares of our common stock are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our common shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) the common shares are registered under applicable securities laws or specifically exempted from registration (in which case the stockholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the common shares until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the common shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common shares and to execute such other instruments or certifications as are reasonably required by us.
Holders
Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of our common stock.
Distributions
To the extent that we have income available, we intend to distribute quarterly dividends to our stockholders, beginning after our first full quarter following the completion of the Initial Drawdown. The amount of our dividends, if any, will be determined by our Board of Directors. Any dividends to our stockholders will be declared out of assets legally available for distribution. We anticipate that our distributions will generally be paid from post-offering taxable earnings, including interest and capital gains generated by our investment portfolio, and any other income, including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees, that we receive from portfolio companies. However, if we do not generate sufficient taxable earnings during a year, all or part of a distribution may constitute a return of capital. The specific tax characteristics of our dividends and other distributions will be reported to stockholders after the end of each calendar year.
Specifically, subject to the requirements in the Code and the terms of any borrowings or other financings or similar obligations, and as determined by our Board of Directors in its discretion, we generally intend to distribute to our investors, out of assets legally available for distribution (i) pro rata based on the number of shares of our common stock held by the stockholder, before the end of each taxable year, or in certain cases, during the following taxable year, net proceeds attributable to the repayment or disposition of investments (together with any interest, dividends and other net cash flow in respect of such investments), except to the extent such proceeds from repayment or disposition are retained for reinvestment prior to the termination of the Investment Period, (ii) substantially all of our available earnings, on a quarterly basis (i.e., proceeds received in respect of interest payments, dividends or fees, net of expenses, as opposed to proceeds received in connection with the disposition or repayment of an investment), (iii) all of our investment company taxable income and net capital gain for each taxable year in order to qualify for treatment as a RIC under Subchapter M of the Code. We intend to elect to be treated, and to comply with the requirements to qualify annually, as a RIC. To maintain our qualification as a RIC, we must, among other things, distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, to our stockholders on an annual basis. In order to avoid certain excise taxes imposed on RICs, we intend to distribute during each calendar year an amount at least equal to the sum of: (1) 98% of our ordinary income for the calendar year;

(2) 98.2% of our capital gain net income (both long-term and short-term) for the one-year period ending on October 31 of the calendar year; and, (3) any undistributed ordinary income and capital gain net income for preceding years on which we paid no U.S. federal income tax less certain over-distributions in prior years. In addition, although we currently intend to distribute realized net capital gains (i.e., net long term capital gains in excess of short term capital losses), if any, at least annually, we may in the future decide to retain such capital gains for investment, pay U.S. federal income tax on such amounts at regular corporate tax rates, and elect to treat such gains as deemed distributions to stockholders. If this happens, stockholders will be treated as if they had received an actual distribution of the capital gains we retain and reinvested the net after-tax proceeds in us. In this situation, stockholders would be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to their allocable share of the tax we paid on the capital gains deemed distributed. See “Item 1. Business—Material U.S. Federal Income Tax Considerations.” We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, to the extent that we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings.
Depending on the level of taxable income and net capital gain earned in a year, we may choose to carry forward taxable income or net capital gain for distribution in the following year and pay the applicable U.S. federal excise tax. Distributions will be appropriately adjusted for any taxes payable by us or any direct or indirect subsidiary through which it invests (including any corporate, state, local, non-U.S. and withholding taxes). Any incentive fee to be paid to our Investment Adviser will not be reduced to take into account any such taxes.
We intend to pay dividends and distributions, if any, in cash to our stockholders. However, we can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings.
Right to Redraw Capital; Recycling
See “Item 1. Business—The Private Offering—Right to Redraw Capital” and “—Recycling.”

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES
In conjunction with our formation, CGMSIM purchased 100 shares of our common stock at a purchase price of $20.00 per share. These shares were issued and sold in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the Securities Act.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
The following description is based on relevant portions of the Maryland General Corporation Law and on our charter and bylaws. This summary possesses the provisions deemed to be material, but is not necessarily complete.
Stock
Our authorized stock consists of 200,000,000 shares, par value $0.01 per share, all of which are initially designated as common stock. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.
The following are our outstanding classes of securities as of September 19, 2017:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common stock	200,000,000	—	100

Under our charter our Board of Directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock without obtaining stockholder approval. As permitted by the Maryland General Corporation Law, our charter provides that the Board of Directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.
Common Stock
All shares of our common stock have equal rights as to earnings, assets, voting, and dividends and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.
Preferred Stock
Our Charter authorizes our Board of Directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. The cost of any such reclassification would be borne by our existing common stockholders. Prior to issuance of shares of each class or series, the Board of Directors is required by Maryland law and by our Charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the Investment Company Act. The Investment Company Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two full years or more. Certain matters under the Investment Company Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions. However, we do not currently have any plans to issue preferred stock.
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act.

Our Charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the Investment Company Act, to indemnify any present or former director or officer of the corporation or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the Investment Company Act, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of his or her ultimate entitlement to indemnification. The Charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the Investment Company Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
We have entered into indemnification agreements with our directors and executive officers that will provide the maximum indemnification permitted under Maryland law and the Investment Company Act.
Certain Provisions of the MGCL and Our Charter and Bylaws
The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.
Classified Board of Directors

Our Board of Directors is divided into three classes of directors serving staggered three-year terms. The initial terms of the first, second and third classes will expire in 2018, 2019 and 2020, respectively, and in each case, those directors will serve until their successors are duly elected and qualify. Each year one class of directors will be elected by the stockholders. A staggered board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of our Board of Directors will help to ensure the continuity and stability of our management and policies.
Election of Directors
As permitted by our Charter, our bylaws provide that a plurality of votes in the election of directors cast at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director. Pursuant to our Charter and bylaws our Board of Directors may amend the bylaws to alter the vote required to elect directors.
Number of Directors; Vacancies; Removal
Our Charter provides that the number of directors will be increased or decreased only by the Board of Directors in accordance with our bylaws. Our bylaws provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than one nor more than twelve unless our bylaws are amended in which case we may have more than twelve directors but never less than one. Our Charter provides that, at such time as we have at least three independent directors and our common stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the Board of Directors. Accordingly, at such time, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, subject to any applicable requirements of the Investment Company Act.
Our Charter provides that a director may be removed only for cause, as defined in our Charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.
Action by Stockholders
Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or (unless the charter permits stockholder action by less than unanimous written consent, which our charter does not but refers to our bylaws) by unanimous written consent in lieu of a meeting. Without the provision in our bylaws described below, and combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, these provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. Our bylaws currently provide that any action required or permitted to be taken at a meeting of the stockholders may be taken by the holders of common stock entitled to vote generally in the election of directors without a meeting, if the action is advised, and submitted to the stockholders for approval, by our Board of Directors and a consent to such action is given in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) by the Board of Directors or (2) by a stockholder who is a stockholder of record both at the time of giving notice, as provided by the bylaws, and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Directors or (3) provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving notice, as provided by the bylaws, and at the time of the special meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Calling of Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called by a majority of our Board of Directors, the Chairman of the Board and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the Secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange, co-invest or engage in similar transactions outside the ordinary course of business, unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of Charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our Charter also provides that the following matters require the approval of stockholders entitled to cast at least 80% of the votes entitled to be cast: (i) certain Charter amendments; (ii) any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company; (iii) any proposal for our liquidation or dissolution; or (iv) any proposal regarding a merger, consolidation, share exchange or sale or exchange of all or substantially all of our assets that the MGCL requires to be approved by our stockholders. However, if such amendment or proposal is approved by a majority of our continuing directors (in addition to approval by our Board of Directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our Charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of our current directors then on the Board of Directors or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office.
Our Charter and bylaws provide that the Board of Directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.
No Appraisal Rights
Except with respect to appraisal rights arising in connection with the Control Share Act discussed below, as permitted by the MGCL, our Charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the Board of Directors shall determine such rights apply.

Control Share Acquisitions
The MGCL, pursuant to the Control Share Act, provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the Investment Company Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Act only if the Board of Directors determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Control Share Act does not conflict with the Investment Company Act. The SEC staff has issued informal guidance setting forth its position that certain provisions of the Control Share Act would, if implemented, violate Section 18(i) of the Investment Company Act.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board of Directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the Board of Directors, including a majority of the directors who are not interested persons (as defined in the Investment Company Act). This resolution may be altered or repealed in whole or in part at any time; however, our Board of Directors will adopt resolutions so as to make us subject to the provisions of the Business Combination Act only if the Board of Directors determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Business Combination Act does not conflict with the Investment Company Act. If this resolution is repealed, or the Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Conflict with Investment Company Act
Our bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Act (if we amend our bylaws to be subject to such Act) and the Business Combination Act, or any provision of our Charter or bylaws conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.
Exclusive Forum
Our Charter and bylaws provide that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, the Charter or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Delaware, provided that to the extent the appropriate court located in the state of Delaware determines that it does not have jurisdiction over such action, then the sole and exclusive forum shall be any federal or state court located in the state of Maryland. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Company, with postage thereon prepaid.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
See “Item 11. Description of Registrant’s Securities to be Registered—Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Set forth below is an index to our audited financial statements attached to this Registration Statement.
Index to Financial Statements
TCG BDC II, Inc.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There are not and have not been any disagreements between BDC II and its accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	List separately all financial statements filed
The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”

(b)	Exhibits

3.1*	Articles of Amendment and Restatement
3.2*	Bylaws
4.1*	Form of Subscription Agreement
10.1*	Investment Advisory Agreement
10.2*	Administration Agreement
10.3*	Form of Indemnification Agreement
21.1	Subsidiaries of the Registrant — None

*    — to be filed by amendment

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TCG BDC II, INC.

By:	/s/ Michael A. Hart
Name: Michael A. Hart
Title: Chief Executive Officer

Date: October 2, 2017

INDEX TO FINANCIAL STATEMENTS
TCG BDC II, Inc.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder of
TCG BDC II, Inc.
We have audited the accompanying statement of assets and liabilities of TCG BDC II, Inc. (the “Company”) as of September 19, 2017 and the related statements of operations, changes in net assets and cash flows for the period from September 11, 2017 (commencement of operations) to September 19, 2017. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TCG BDC II, Inc. at September 19, 2017, and the results of its operations, changes in its net assets and its cash flows for the period from September 11, 2017 (commencement of operations) to September 19, 2017, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP
New York, New York
October 2, 2017

TCG BDC II, Inc.
Statement of Assets and Liabilities

As of September 19, 2017
Assets
Cash and cash equivalents	$2,000
Deferred financing costs	125,000
Deferred offering costs	583,861
Prepaid expenses	32,747
Total assets	$743,608
Liabilities
Due to Investment Adviser (Note 3)	$440,050
Accrued organization costs	177,056
Deferred offering costs payable	335,308
Deferred financing costs payable	125,000
Total liabilities	1,077,414
Commitments and contingencies (Note 4)
Net Assets
Common stock, $0.01 par value; 200,000,000 shares authorized; 100 shares issued and outstanding	1
Additional paid-in capital	1,999
Accumulated net loss	(335,806)
Total net assets	$(333,806)

Net asset value per share	$(3,338.06)

The accompanying notes are an integral part of these financial statements.

TCG BDC II, Inc.
Statement of Operations

For the period from September 11, 2017 (commencement of operations) to September 19, 2017

Organization costs	$295,200
Offering costs	14,761
Other general and administrative	25,845
Total expenses	335,806
Net loss	(335,806)
Net decrease in net assets resulting from operations	$(335,806)

Basic and diluted earnings per common share (Note 5)	$(30,222.55)
Weighted-average shares of common stock outstanding—Basic and Diluted (Note 5)	11

The accompanying notes are an integral part of these financial statements.

TCG BDC II, Inc.
Statement of Changes in Net Assets

For the period from September 11, 2017 (commencement of operations) to September 19, 2017
Decrease in net assets resulting from operations:
Net loss	$(335,806)
Net decrease in net assets resulting from operations	(335,806)
Capital transactions:
Common stock issued	2,000
Net increase in net assets resulting from capital share transactions	2,000
Net decrease in net assets	(333,806)
Net assets at beginning of period	—
Net assets at end of period	$(333,806)

The accompanying notes are an integral part of these financial statements.

TCG BDC II, Inc.
Statement of Changes in Cash Flows

For the period from September 11, 2017 (commencement of operations) to September 19, 2017
Cash flows from operating activities:
Net decrease in net assets resulting from operations	$(335,806)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Amortization of deferred offering costs	14,761
Changes in operating assets:
Prepaid expenses	(32,747)
Changes in operating liabilities:
Due to Investment Adviser	176,736
Accrued organization costs	177,056
Net cash provided by (used in) operating activities	—
Cash flows from financing activities:
Proceeds from issuance of common stock	2,000
Net cash provided by (used in) financing activities	2,000
Net increase (decrease) in cash and cash equivalents	2,000
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$2,000
Supplemental and non-cash activities:
Deferred financing costs due	$125,000
Deferred offering costs due	$598,622

The accompanying notes are an integral part of these financial statements.

TCG BDC II, Inc.
Notes to the Financial Statements

(1)	Organization and Basis of Presentation
Organization
TCG BDC II, Inc. (“we,” “us,” “our,” “Company” or “BDC II”) is a Maryland corporation incorporated on February 10, 2017 with the name Carlyle Private Credit, Inc., and its name was changed to TCG BDC II, Inc. on March 3, 2017. The Company is structured as an externally managed, non-diversified closed-end investment company. The Company intends to elect to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”). In addition, for federal income tax purposes, the Company intends to elect to be treated as a “regulated investment company” (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”). The Company will be externally managed by Carlyle GMS Investment Management L.L.C. (the “Investment Adviser”), an investment adviser that is registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended. Carlyle GMS Finance Administration, LLC (the “Administrator”) will provide the administrative services necessary for the Company to operate. Both the Investment Adviser and Administrator are wholly owned subsidiaries of The Carlyle Group, L.P. (together with its affiliates and consolidated subsidiaries (other than portfolio companies of its affiliated funds) “Carlyle”), a global alternative asset manager.
On September 11, 2017, the Company completed its initial closing of capital commitments (the “Initial Closing”) and subsequently commenced its operations.
Business Purpose
The Company’s investment objective is to generate attractive risk adjusted returns and current income, primarily by investing in senior secured term loans to U.S. middle market companies supported by private equity sponsors. In describing its business, the Company generally uses the term “middle market” to refer to companies with approximately $10 million to $100 million of earnings before interest, taxes, depreciations and amortization (“EBITDA”), which the Company believes is a useful proxy for cash flow. The Company seeks to achieve its investment objective through direct origination of secured debt, including first lien senior secured loans, “unitranche” loans and second lien senior secured loans (collectively, “Middle Market Senior Loans”), with the balance of its assets invested in higher yielding investments (which may include unsecured debt, mezzanine debt and investments in equities), although it may make investments in issuers with EBITDA outside of such range.

(2)	Summary of Significant Accounting Policies
Basis of Presentation
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).
The Company’s first fiscal period is expected to end on December 31, 2017.
Use of Estimates
The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. It also requires management to exercise judgment in the process of applying the Company’s accounting policies. Such estimates could differ from those estimates and such differences could be material.

Organization Costs
Organization costs include costs relating to the formation and incorporation of the Company. These costs are expensed as incurred. Upon the initial drawdown date, stockholders will bear such cost. Stockholders making capital commitments after the initial drawdown date will bear a pro rata portion of such cost.
Offering Costs
Offering costs incurred in connection with the continuous offering of common shares of the Company are recognized as a deferred cost and are being amortized to expense on a straight line basis over 12 months beginning on the date of commencement of operations.
Deferred Financing Costs
In connection with the Company’s preparation of entering into a revolving credit facility (the “Credit Facility”), the Company has incurred certain legal fees, which have been recorded as deferred financing costs on the Statement of Assets and Liabilities. These costs are recognized as a deferred charge and will be amortized over the life of the Credit Facility, beginning on the date the Company enters into the Credit Facility agreement.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits and highly liquid investments (e.g. money market funds, U.S. treasury notes) with original maturities of three months or less. Cash and cash equivalents are carried at cost which approximates fair value. The Company’s cash and cash equivalents are held with financial institutions.
Income Taxes
The Company intends to elect to be treated as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its stockholders as dividends. Rather, any tax liability related to income earned by the Company represents obligations of the Company’s investors and will not be reflected in the financial statements of the Company.
Functional Currency
The functional currency of the Company is the U.S. Dollar and all transactions were in U.S. Dollars.
New Accounting Standards
Management does not believe any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

(3)	Related Party Transactions
Investment Advisory Agreement
On June 26, 2017, the Company entered into an investment advisory agreement (the “Investment Advisory Agreement”) with the Investment Adviser. Pursuant to the Investment Advisory Agreement and subject to the overall supervision of the Board of Directors, the Investment Adviser provides investment advisory services to the Company. For providing these services, the Investment Adviser receives fees from the Company consisting of two components—a management fee and an incentive fee.
The management fee will be calculated and payable quarterly in arrears at an annual rate of 1.25% of the Company’s average Capital Under Management (as defined below) at the end of the then-current quarter and the prior calendar quarter (and, in the case of the Company’s first quarter, the Company’s Capital Under Management as of such quarter-end). “Capital Under Management” means cumulative capital called, less cumulative distributions categorized as Returned Capital (as defined in “Item 1. Business—The Private Offering—Right to Redraw Capital.”). For the avoidance of doubt, Capital Under Management does not include capital acquired through the use of leverage, and Returned Capital does not include distributions of the Company’s investment income (i.e., proceeds received in respect of interest payments, dividends or fees, net of expenses) or net realized capital gains to the investors.
The incentive fee will consist of two parts. The first part will be calculated and payable quarterly in arrears and equals 15% of pre-incentive fee net investment income for the immediately preceding calendar quarter, subject to a preferred return of 1.75% per quarter (7% annualized), or “hurdle rate,” and a “catch-up” feature. The second part will be determined and payable in arrears as of the end of each calendar year in an amount equal to 15% of realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses on a cumulative basis and unrealized capital depreciation less the aggregate amount of any previously paid capital gain incentive fees, provided that no incentive fee on capital gains is payable to the Investment Adviser unless cumulative total return exceeds a 7% annual return on weighted average cumulative capital called less cumulative distributions categorized as Returned Capital.
There were no management fees or incentive fees incurred as of September 19, 2017.
On June 26, 2017, the Investment Adviser entered into a personnel agreement with The Carlyle Group Employee Co., L.L.C. (“Carlyle Employee Co.”), an affiliate of the Investment Adviser, pursuant to which Carlyle Employee Co. provides the Investment Adviser with access to investment professionals.
Administration Agreement
On April 18, 2017, the Company entered into an administration agreement (the “Administration Agreement”) with the Administrator. Pursuant to the Administration Agreement, the Administrator furnishes the Company with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities. Under the Administration Agreement, the Administrator also performs, or oversees the performance of, required administrative services, which include, among other things, providing assistance in accounting, tax, legal, compliance, operations, technology and investor relations, and being responsible for the financial records of the Company. Payments under the Administration Agreement are equal to an amount that reimburses the Administrator for its costs and expenses and the allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including the allocable portion of the compensation paid to or compensatory distributions received by the Company’s officers (including the Chief Compliance Officer and Chief Financial Officer) and respective staff who provide services to the Company, operations staff who provide services to the Company, and internal audit staff in their role of performing the internal control assessment under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party.
For the period from inception to September 19, 2017, the Company incurred $14,326 in fees under the Administrative Agreement, which were included in organization costs in the accompanying Statement of Operations. As of September 19, 2017, $14,326 was unpaid and included in due to Investment Adviser in the accompanying Statement of Assets and Liabilities.
Sub-Administration Agreements
On June 26, 2017, the Administrator entered into sub-administration agreements with Carlyle Employee Co. and CELF Advisors LLP (“CELF”) (the “Carlyle Sub-Administration Agreements”). Pursuant to the Carlyle Sub-Administration Agreements, Carlyle Employee Co. and CELF provide the Administrator with access to personnel.
On June 22, 2017, the Administrator entered into a sub-administration agreement with State Street Bank and Trust Company (“State Street” and, such agreement, the “State Street Sub-Administration Agreement” and, together with the Carlyle Sub-Administration Agreements, the “Sub-Administration Agreements”).

There were no fees incurred in connection with the State Street Sub-Administration Agreement as of September 19, 2017.
Board of Directors
The Company’s Board of Directors currently consists of three members, two of whom are independent directors. The Board of Directors has established an audit committee and a pricing committee of the Board of Directors, and may establish additional committees in the future.
Organization and Offering Costs and Other Expenses
The Company has incurred $295,200 of organization costs and $598,622 of offering costs as of September 19, 2017, of which $381,458 has been included in Due to Investment Adviser in the accompanying Statement of Assets and Liabilities as of September 19, 2017. Additionally, $58,592 of other expenses were incurred by the Company as of September 19, 2017, but paid for by the Investment Adviser. As of September 19, 2017, there was $440,050 due to the Investment Adviser and included in the accompanying Statement of Assets and Liabilities.

(4)	Commitments and Contingencies
As of September 19, 2017, the Company had $185,830,000 in total capital commitments from investors, all of which was unfunded. As of September 19, 2017, the Company’s directors had committed $350,000 in capital commitments to the Company.

(5)	Net Assets
In connection with its formation, the Company has the authority to issue 200,000,000 shares of common stock at $0.01 per share par value.
On September 19, 2017, the Company issued 100 common shares for $2,000 to its Investment Adviser. The Company has not had any other equity transactions.
The Company computes earnings per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per common share are calculated by dividing net increase (decrease) in net assets resulting from operations attributable to the Company by the weighted-average number of common shares outstanding for the period.

(6)	Subsequent Events
The Company has evaluated whether any material events have occurred subsequent to September 19, 2017 (referred to as subsequent events) through October 2, 2017, the date that the financial statements were available to be issued. Other than the items discussed below, the Company noted no items which require adjustment or disclosure.
On September 22, 2017, the Company delivered a capital drawdown notice to its investors relating to the issuance of 875,004 shares of the Company’s common stock for an aggregate offering price of $17,500,080. The shares are expected to be issued on or about October 4, 2017.